Exhibit 10.1

EXECUTION VERSION

$250,000,000
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 5, 2018

among

IAC GROUP, LLC,
as Borrower,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A., BNP PARIBAS SECURITIES CORP., CITIGROUP GLOBAL MARKETS INC., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and PNC CAPITAL MARKETS LLC,
as Joint Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A.,
as Syndication Agent,

and

BNP PARIBAS and PNC BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

iii

ARTICLE VII

Events of Default

SECTION 7.01	Events of Default	87

ARTICLE VIII

The Administrative Agent

SECTION 8.01	Appointment and Authorization	89
SECTION 8.02	Administrative Agent and Affiliates	89
SECTION 8.03	Action by Administrative Agent	89
SECTION 8.04	Consultation with Experts	90
SECTION 8.05	Delegation of Duties	90
SECTION 8.06	Successor Administrative Agent	90
SECTION 8.07	Credit Decision	90
SECTION 8.08	Lead Arrangers; Syndication Agent; Co-Documentation Agents	90
SECTION 8.09	Tax Indemnification by the Lenders	91
SECTION 8.10	Certain ERISA Matters	91

ARTICLE IX

Miscellaneous

SECTION 9.01	Notices	92
SECTION 9.02	Waivers; Amendments	93
SECTION 9.03	Waivers; Amendments to Other Loan Documents	94
SECTION 9.04	Expenses; Indemnity; Damage Waiver	95
SECTION 9.05	Successors and Assigns	96
SECTION 9.06	Survival	98
SECTION 9.07	Counterparts; Integration; Effectiveness	99
SECTION 9.08	Severability	99
SECTION 9.09	Right of Setoff	99
SECTION 9.10	Governing Law; Jurisdiction; Consent to Service of Process	99
SECTION 9.11	WAIVER OF JURY TRIAL	100
SECTION 9.12	Headings	100
SECTION 9.13	Confidentiality	100
SECTION 9.14	Judgment Currency	101
SECTION 9.15	USA PATRIOT Act and Beneficial Ownership Regulation	101
SECTION 9.16	Collateral and Guarantee Matters	101
SECTION 9.17	No Advisory or Fiduciary Relationship	102
SECTION 9.18	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	102
SECTION 9.19	Platform; Borrower Materials	103

SCHEDULES:

Schedule 1.01A	—	Commitments
Schedule 1.01B	—	Unrestricted Subsidiaries on Second A&R Effective Date
Schedule 3.01	—	Certain Material Subsidiaries
Schedule 3.06	—	Disclosed Matters
Schedule 3.12	—	Filings
Schedule 3.14	—	Subsidiary Guarantors
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens

iv

Schedule 6.09	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	[Reserved]
Exhibit C	—	[Reserved]
Exhibit D	—	Form of Amended and Restated Pledge Agreement
Exhibit E	—	Form of Secretary Certificate
Exhibit F-1	—	Form of New Lender Supplement
Exhibit F-2	—	Form of Incremental Revolving Commitment Activation Notice
Exhibit G-1	—	Form U.S. Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-2	—	Form U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-3	—	Form U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-4	—	Form U.S. Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H	—	Form of Perfection Certificate
Exhibit I	—	Form of Solvency Certificate
Exhibit J	—	[Reserved]
Exhibit K	—	Form of Joinder and Reaffirmation Agreement

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 5, 2018 (as further amended, restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among IAC GROUP, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined herein) (in such capacities, the “Administrative Agent”) and as an Issuing Bank.

WHEREAS, the Loan Parties, the Administrative Agent and the lenders party thereto are party to an amended and restated credit agreement dated as of October 7, 2015, as amended December 14, 2016 and as further amended September 25, 2017 and as supplemented by the Joinder and Reaffirmation Agreement dated October 2, 2017 (the “Original Credit Agreement”);

WHEREAS, the parties have agreed to amend and restate the Original Credit Agreement in its entirety as follows;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01                        Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2012 Senior Notes” means the $500,000,000 aggregate principal amount of 4.75% senior notes due 2022 issued by IAC/InterActiveCorp on December 21, 2012 and any exchange notes related thereto.

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning assigned to such term in Section 9.15.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjustment Date” has the meaning assigned to such term in the definition of “Pricing Grid.”

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder and, as applicable (including, for the avoidance of doubt, each reference to the Administrative Agent in Article VIII), as Collateral Agent, together with any successors in such capacities.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Persons” means, with respect to any specified Person, (a) such specified Person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified Person and each of the Persons referred to in clause (a), and (c) any company, partnership, trust or other entity or investment vehicle Controlled by any of the Persons referred to in clause (a) or (b) or the holdings of which are for the primary benefit of any of such Persons.

“Agent Party” means the Administrative Agent, the Issuing Bank or any other Lender.

“Aggregate Exposure” means, with respect to any Lender at any time, the amount of such Lender’s Revolving Commitment then in effect or, if such Revolving Commitment has been terminated, such Lender’s Outstanding Revolving Credit.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.14.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Eurocurrency Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted Eurocurrency Rate for any day shall be based on the LIBOR Screen Rate (or if the LIBOR Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  If the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Alternative Currency” means Sterling, Yen, Euro, Australian Dollar or Canadian Dollar.

“Alternative Currency Revolving Sublimit” means, with respect to all Alternative Currencies, the Dollar Amount of $100,000,000.

“Amended and Restated Pledge Agreement” means the Amended and Restated Pledge Agreement by the Borrower and certain subsidiaries of IAC/InterActiveCorp entered into on the Collateral Grant Date substantially in the form of Exhibit D.

“Amendment Effective Date” October 7, 2015.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the Bribery Act 2010 of the United Kingdom, as amended.

“Applicable Rate” means (i) prior to the first Adjustment Date occurring after the Second A&R Effective Date, 1.25 % for Eurocurrency Loans and 0.25% for ABR Loans and (ii) on and after the first Adjustment Date occurring after the Second A&R Effective Date, a percentage determined in accordance with the Pricing Grid.

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency the local time in the place of settlement for such Alternative Currency, as may be reasonably determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment and notified to the relevant parties hereto.

“Approved Fund” has the meaning assigned to such term in Section 9.05(b).

“Asset Acquisition” means:

(1)                                 an Investment by the Borrower or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary, or shall be merged with or into the Borrower or any Restricted Subsidiary, or

(2)                                 the acquisition by the Borrower or any Restricted Subsidiary of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Borrower or any Restricted Subsidiary to any Person other than the Borrower or any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary in connection with such disposition  (including by means of a sale and leaseback transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Borrower or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1)                                 transfers of cash or Cash Equivalents;

(2)                                 transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 6.03;

(3)                                 Restricted Payments not prohibited under the covenant described under Section 6.05 and Investments not prohibited by Section 6.11;

(4)                                 the creation of any Lien not prohibited under this Agreement;

(5)                                 transfers of assets that are (i) damaged, worn out, uneconomic, obsolete or otherwise deemed to be no longer necessary or useful in the current or anticipated business of the Borrower or its Restricted Subsidiaries or (ii) replaced by assets of similar suitability and value;

(6)                                 sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Borrower or any Restricted Subsidiary to the extent not materially interfering with the business of the Borrower and the Restricted Subsidiaries;

(7)                                 any transfer or series of related transfers that, but for this clause, would be Asset Sales, if the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed (i) $10,000,000 for such transaction or any such series of related transactions and (ii) $75,000,000 in the aggregate for all transactions under this clause (7) since the Second A&R Effective Date;

(8)                                 any transfer or series of transfers that, but for this clause, would be Asset Sales if consummated at a time when, after giving pro forma effect thereto, (x) the Borrower is in compliance with Section 6.10 (whether or not the Testing Condition is satisfied) and (y) no Default shall have occurred and be continuing or occur as a consequence thereof; and

(9)                                 transfers of assets in connection with the Match Transactions.

“Asset Swap” means any exchange of assets of the Borrower or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary) for assets of another Person (including Equity Interests of a Person whose primary business is a Related Business) that are intended to be used by the Borrower or any Restricted Subsidiary in a Related Business, including, to the extent necessary to equalize the value of the assets being exchanged, cash or Cash Equivalents  of any party to such asset swap.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Australian Dollar” means the lawful currency of Australia.

“Australian Dollar Bank Bill Reference Rate” means for any Loans in Australian Dollars, the Australian Dollar Screen Rate or, if applicable pursuant to the terms of Section 2.11(a), the applicable Reference Bank Rate.

“Australian Dollar Screen Rate” means, with respect to any Interest Period, the average bid reference rate as administered by the Australian Financial Markets Association (or any other Person that takes over the administration of that rate) for Australian Dollar bills of exchange with a tenor equal in length to such Interest Period, as displayed on page BBSY of the Reuters screen or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion.

“Available Revolving Commitment” means, as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect at such time over (b) such Lender’s Outstanding Revolving Credit.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Lender, such Lender or any other Person as to which such Lender is a subsidiary (a “Parent Company”) (i) is adjudicated as, or determined by any Governmental Authority having regulatory authority over it or its assets to be, insolvent, (ii) becomes the subject of a bankruptcy or insolvency proceeding, or the Administrative Agent has given written notice to such Lender and the Borrower of its good faith determination that such Lender or its Parent Company has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or (iii) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or the Administrative Agent has given written notice to such Lender and the Borrower of its good faith determination that such Lender or its Parent Company has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such appointment; provided that a Bankruptcy Event shall not result solely by virtue of any control of or ownership interest in, or the acquisition of any control of or ownership interest in, such Lender or its Parent Company by a Governmental Authority as long as such control or ownership interest does not result in or provide such Lender or its Parent Company with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or its Parent Company (or such Governmental Authority) to reject, repudiate, disavow or disaffirm such Lender’s obligations under this Agreement.

“Basel III” means, collectively, those certain agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III:  A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III:  International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary U.S. federal banking regulatory authority or primary non-U.S. financial regulatory authority, as applicable.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the Board of Directors of the Borrower or, other than for the purposes of the definition of “Change of Control,” any committee thereof duly authorized to act on behalf of such Board of Directors.

“Borrower” means IAC Group, LLC, a Delaware limited liability company.

“Borrower Materials” has the meaning assigned to such term in Section 9.19.

“Borrowing” means a group of Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with (a) a Eurocurrency Loan denominated in Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market, (b) any Borrowings or LC Disbursements that are the subject of a borrowing, drawing, payment, reimbursement or rate selection denominated in Euro, the term “Business Day” shall also exclude any day on which the Trans-European Real-time Gross Settlement Operating System (or any successor operating system) is not open for the settlement of payments in Euro and (c) a Eurocurrency Loan denominated in an Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in such Alternative Currency deposits in the interbank market in the principal financial center of the country whose lawful currency is such Alternative Currency.

“Canadian Dollar” means the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that any obligations relating to a lease that would have been accounted by such Person as an operating lease in accordance with GAAP as of the Second A&R Effective Date shall be accounted for as an operating lease and not a Capital Lease Obligation for all purposes under this Agreement.

“Cash Equivalents” means (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (2) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof or any Lender or any Affiliate of any Lender; (3) commercial paper of an issuer rated at least A-1 by Standard & Poor’s or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (4) repurchase obligations of any commercial bank satisfying the requirements of clause (2) of this definition with respect to securities issued or fully guaranteed or insured by the United States government; (5) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s or A by Moody’s; (6) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (2) of this definition; (7) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (1) through (6) of this definition; (8) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by Standard & Poor’s or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and (9) in the case of any Foreign Subsidiary, investments substantially comparable to any of the foregoing investments with respect to the country in which such Foreign Subsidiary is organized.

“Cash Management Agreement” means any agreement entered into from time to time by the Borrower or any Restricted Subsidiary in connection with Cash Management Services for collections, other Cash Management Services or for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services, unless, when entered into, such agreement is designated in writing by the Borrower and the relevant Cash Management Bank to the Administrative Agent to not be included as a Cash Management Agreement.

“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement or provides any Cash Management Services, is a Lender or an Agent Party or an Affiliate of a Lender or an Agent Party or (ii) in the case of any Cash Management Agreement in effect or any Cash Management Services provided, on or prior to the Closing Date, is, as of the Closing Date, a Lender or an Agent Party or an Affiliate of a Lender or an Agent Party and a party to a Cash Management Agreement or provider of Cash Management Services.

“Cash Management Obligations” means obligations owed by the Borrower or any Subsidiary Guarantor to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.

“CDOR Rate” means for any Loans in Canadian Dollars, the CDOR Screen Rate or, if applicable pursuant to the terms of Section 2.11(a), the applicable Reference Bank Rate.

“CDOR Screen Rate” means, with respect to any Interest Period, the average rate for bankers acceptances as administered by the Investment Industry Regulatory Organization of Canada (or any other Person that takes over the administration of that rate) with a tenor equal in length to such Interest Period, as displayed on CDOR page of the Reuters screen or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected from time to time by the Administrative Agent in its reasonable discretion.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the Second A&R Effective Date, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the Second A&R Effective Date or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Second A&R Effective Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” but only to the extent it is the general policy of a Lender to impose applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.12 generally on other similarly situated borrowers under similar circumstances under agreements permitting such impositions.

“Change of Control” means any of the following events:

(a)                                 the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(b)                                 the acquisition of beneficial ownership by any person or group (excluding any one or more Permitted Holders or group Controlled by any one or more Permitted Holders) of more than 35% of the aggregate voting power of all outstanding classes or series of the Borrower’s Voting Stock and such aggregate voting power exceeds the aggregate voting power of all outstanding classes or series of the Borrower’s Voting Stock beneficially owned by the Permitted Holders collectively;

(c)                                  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by the Board of Directors or whose nomination for election by the equityholders of the Borrower was approved by a vote of the majority of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Borrower’s Board of Directors then in office; or

(d)                                 the Borrower shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Borrower.

Notwithstanding the foregoing, (a) a transaction in which the Borrower becomes a subsidiary of another Person (other than a Person that is an individual or a Permitted Holder) shall not constitute a Change of Control if the shareholders of the Borrower immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, the same proportion of voting power of the outstanding classes or series of the Borrower’s voting stock as such shareholders beneficially own immediately following the consummation of such transaction  and (b) a Match Disposition shall not constitute a Change of Control.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Class” (a) when used in reference to any Loans or Borrowing, refers to whether such Loans or the Loans comprising such Borrowing, are Revolving Loans or Extended Revolving Loans established pursuant to any Extension Amendment or Replacement Revolving Loans established pursuant to any Refinancing Amendment or (b) when used in reference to any Revolving Commitments, refers to whether such Revolving Commitment is in respect of a commitment to make Revolving Loans or Extended Revolving Loans established pursuant to any Extension Amendment or Replacement Revolving Loans established pursuant to any Refinancing Amendment.

“Closing Date” means December 21, 2012.

“Co-Documentation Agents” means BNP Paribas and PNC Bank, National Association.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term or a similar term in each of the Collateral Documents and shall include all property pledged or granted (or purported to be pledged or granted) as collateral pursuant to the Pledge Agreement on the Closing Date or thereafter pursuant to Section 5.09 or 5.11.

“Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as collateral agent under the Subsidiary Guarantee and the Collateral Documents for the Secured Parties.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a)                                 on the Collateral Grant Date, the Collateral Agent shall have received from the Borrower and each Subsidiary Guarantor,  a counterpart of the Amended and Restated Pledge Agreement duly executed and delivered on behalf of such person;

(b)                                 (i) on the Second A&R Effective Date, all outstanding Equity Interests directly owned by the Loan Parties, other than Excluded Securities shall have been pledged or assigned for security purposes pursuant to the Collateral Documents and the Collateral Agent shall have received (x) certificates, if any, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank and (y) if applicable, a signed form FR-U-1 and (ii) on the Collateral Grant Date, all Indebtedness owing to any Loan Party, other than Excluded Securities, shall have been pledged or assigned for security purposes pursuant to the Collateral Documents and the Collateral Agent shall have received any notes or other instruments required to be delivered pursuant to the applicable Collateral Documents, together with note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(c)                                  in the case of any person that becomes a Subsidiary Guarantor after the Second A&R Effective Date, the Collateral Agent shall have received (i) a supplement to the Subsidiary Guarantee and (ii) supplements to the Pledge Agreement and any other Collateral Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Subsidiary Guarantor;

(d)                                 after the Second A&R Effective Date (x) all outstanding Equity Interests of any person that becomes a Subsidiary Guarantor and that are held by a Loan Party and (y) all Equity Interests directly acquired by a Loan Party, in each case other than Excluded Securities, shall have been pledged pursuant to the Collateral Documents, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(e)                                  except as otherwise contemplated by this Agreement or any Collateral Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Collateral Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by the Collateral Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording substantially concurrently with, or promptly following, the execution and delivery of each such Collateral Document;

(f)                                   on and after the Collateral Grant Date, evidence of the insurance (if any) required by the terms of Section 5.05 hereof shall have been received by the Collateral Agent; and

(g)                                  after the Second A&R Effective Date, the Collateral Agent shall have received (i) such other Collateral Documents as may be required to be delivered pursuant to Section 5.09 or Section 5.11 or the Collateral Documents, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.09 or Section 5.11.

“Collateral Documents” means the Pledge Agreement and each other security document, mortgage, pledge agreement or collateral agreement executed and delivered on the Closing Date or thereafter in connection with this Agreement and/or the other Loan Documents to grant a security interest in any property as Collateral to secure the Obligations.

“Collateral Grant Date” means the date that the Loan Parties execute and deliver the Amended and Restated Pledge Agreement to the Collateral Agent and otherwise satisfy the requirements of Section 5.09(c), which date shall occur no later than the date that is 60 days after the Trigger Date (as may be extended by the Collateral Agent in its sole discretion).

“Collateral Reinstatement Date” has the meaning assigned to such term in Section 5.10(b).

“Collateral Reinstatement Event” has the meaning assigned to such term in Section 5.10(b).

“Collateral Reinstatement Requirements” has the meaning assigned to such term in Section 5.10(b).

“Collateral Suspension Date” means the date on which:  (i) no Default or Event of Default exists, (ii) each of the Borrower’s corporate family rating from Moody’s and corporate credit rating from S&P is an Investment Grade Rating as of such date, (iii) in the case of any Pari Passu Indebtedness, (x) all Liens securing such Indebtedness shall have been released or (y) to the extent that any such Liens are not released, the Borrower would be permitted to incur such Indebtedness under Section 6.01(e) (and thereafter such Indebtedness shall be deemed to be Priority Indebtedness) and (iv) a Financial Officer or other executive officer of the Borrower delivers an officer’s certificate to the Administrative Agent and the Collateral Agent that (a) certifies to the satisfaction or concurrent satisfaction of the foregoing and (b) directs the Collateral Agent to release the Collateral securing the Obligations (including, without limitation, Cash Management Obligations and Specified Swap Agreements) in accordance with the second sentence under Section 5.10(a).

“Collateral Suspension Period” means each period commencing on the Collateral Suspension Date with respect to such period and ending on the Collateral Reinstatement Date with respect to such Collateral Suspension Date.

“Commitment Fee Rate” means (a) prior to the first Adjustment Date occurring after the Second A&R Effective Date 0.20% and (b) on and after the first Adjustment Date occurring after the Second A&R Effective Date, a rate determined in accordance with the Pricing Grid.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Amortization Expense” for any Test Period means the amortization expense of the Borrower and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Contingent Consideration Fair Value Remeasurement Adjustments” for any period means the contingent consideration fair value remeasurement adjustments, of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” for any Test Period means the depreciation expense of the Borrower and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” for any Test Period means, without duplication, the sum of the amounts for such Test Period of

(1)                                 Consolidated Net Income, plus

(2)                                 in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income,

(a)                                 Consolidated Income Tax Expense,

(b)                                 Consolidated Amortization Expense,

(c)                                  Consolidated Depreciation Expense,

(d)                                 Consolidated Interest Expense,

(e)                                  all non-cash compensation, as reported in the Borrower’s financial statements,

(f)                                   any non-cash charges or losses or realized losses related to the write-offs, write-downs or mark-to-market adjustments or sales or exchanges of any investments in debt or equity securities by the Borrower or any Restricted Subsidiary,

(g)                                  the aggregate amount of all other non-cash charges, expenses or losses reducing such Consolidated Net Income, including any impairment (including any impairment of intangibles and goodwill) (excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write downs or reserves with respect to accounts receivable or inventory), for such Test Period,

(h)                                 the amount of any restructuring charges or reserves, including any one-time costs incurred in connection with acquisitions or divestitures, and

(i)                                     notwithstanding any classification under GAAP as discontinued operations of any Person, property, business or asset in respect of which a definitive agreement for the sale, transfer or other disposition thereof has been entered into, the earnings and income (or loss) attributable to any such Person, business, assets or operations for any period until such sale, transfer or other disposition shall have been consummated, minus

(3)                                 in each case only to the extent (and in the same proportion) included in determining Consolidated Net Income, any non-cash or realized gains related to mark-to-market adjustments or sales or exchanges of any investments in debt or equity securities by the Borrower or any Restricted Subsidiary, in each case determined on a consolidated basis in accordance with GAAP; provided that (a) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period will be excluded from Consolidated Net Income and (b) the aggregate amount of all corporate overhead costs and expenses and fees incurred at any parent of the Borrower and any salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any parent of the Borrower in each case that, directly or indirectly, holds all of the Equity Interests of the Borrower, that are directly attributable to the Borrower and its Restricted Subsidiaries will be deducted from Consolidated EBITDA.

For purposes of this definition, whenever pro forma effect is to be given, the pro forma calculations shall be factually supportable, reasonably identifiable and made in good faith by a Financial Officer.  Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower as set forth in an Officer’s Certificate, to reflect cost savings, cost synergies, operating expense reductions, restructurings, cost savings initiatives, or other initiatives reasonably expected to be realized within 24 months from the applicable event to be given pro forma effect; provided that the aggregate amount of all items added back to Consolidated EBITDA pursuant to this paragraph and clause (A)(2) of the definitions of “Consolidated Net Leverage Ratio” and “Priority and Secured Net Leverage Ratio” shall not exceed 25.0% of Consolidated EBITDA (after giving effect to such adjustment) for any Test Period.

“Consolidated Income Tax Expense” for any Test Period means the provision for taxes of the Borrower and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” for any Test Period means the sum, without duplication, of the total interest expense of the Borrower and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP, minus consolidated interest income of the Borrower and its Restricted Subsidiaries, and including, without duplication,

(1)                                 imputed interest on Capital Lease Obligations,

(2)                                 commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3)                                 the net costs associated with Hedging Obligations related to interest rates,

(4)                                 amortization of debt issuance costs, debt discount or premium and other financing fees and expenses,

(5)                                 the interest portion of any deferred payment obligations,

(6)                                 all other non-cash interest expense,

(7)                                 capitalized interest,

(8)                                 all dividend payments on any series of Disqualified Equity Interests of the Borrower or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Borrower or a Restricted Subsidiary of the Borrower that is a Wholly Owned Subsidiary or to the extent paid in Qualified Equity Interests),

(9)                                 all interest payable with respect to discontinued operations, and

(10)                          all interest on any Indebtedness described in clause (6) or (7) of the definition of “Indebtedness”.

“Consolidated Net Income” for any Test Period means the net income (or loss) of the Borrower and the Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1)                                 the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent that cash in an amount equal to any such income has actually been received by the Borrower or any Restricted Subsidiary during such period (other than any cash received from a member of the Match Group that is an Unrestricted Subsidiary in connection with the Match Transactions);

(2)                                 gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(3)                                 gains and losses with respect to Hedging Obligations;

(4)                                 the cumulative effect of any change in accounting principles;

(5)                                 any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Borrower or any Restricted Subsidiary during such period;

(6)                                 Consolidated Contingent Consideration Fair Value Remeasurement Adjustments;

(7)                                 any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations; and

(8)                                 any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Borrower or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Borrower or any Restricted Subsidiary or (b) the sale of any financial or equity investment by the Borrower or any Restricted Subsidiary;

provided, further, that the effects of any adjustments in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items, any earn-out obligations and any other non-cash charges (other than the amortization of unfavorable operating leases) in the Borrower’s consolidated financial statements pursuant to GAAP in each case resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any such amounts shall be excluded when determining Consolidated Net Income.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Indebtedness of the Borrower and its Restricted Subsidiaries as of the last day of the Test Period most recently ended on or prior to such date of determination (as set forth on the balance sheet and determined on a consolidated basis in accordance with GAAP) minus the amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date in an amount not to exceed $50,000,000 to (ii) Consolidated EBITDA for such Test Period.

(A) The Consolidated Net Leverage Ratio shall be calculated for any period after giving effect on a pro forma basis (as if they had occurred on the first day of the applicable Test Period) to:

(1)                                 the incurrence of any Indebtedness of the Borrower or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase, defeasance or other discharge of Indebtedness (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the applicable Test Period  or (except when calculating the Consolidated Net Leverage Ratio for purposes of determining the Applicable Rate or determining actual compliance (and not pro forma compliance or compliance on a pro forma basis) with Section 6.10) at any time subsequent to the last day of such Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Test Period; and

(2)                                 any (w) Asset Sale, (x) asset sale which is solely excluded from the definition of Asset Sale pursuant to clause (8) of such definition, (y) Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Borrower or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition or as a result of a Revocation) incurring Indebtedness pursuant to Section 6.01(j) and also including any Consolidated EBITDA associated with any such Asset Acquisition) or (z) operational restructuring (each a “pro forma event”) (including any cost savings and cost synergies resulting from head count reduction, closure of facilities and similar operational and other cost savings, cost synergies, operating expense reductions, restructurings, cost savings initiatives, or other initiatives relating to such pro forma event occurring within 24 months (or expected, in the good faith determination of the Borrower, to result from actions that have been taken or initiated or expected to be taken within 24 months) of such pro forma event and during such period or (except when calculating the Consolidated Net Leverage Ratio for purposes of determining the Applicable Rate or determining actual compliance (and not pro forma compliance or compliance on a pro forma basis) with Section 6.10 subsequent to such period and on or prior to the date of such calculation, in each case that are expected to have a continuing impact and are factually supportable, and which adjustments the Borrower determines are reasonable as set forth in an Officer’s Certificate; provided that the aggregate amount of all such cost savings and cost synergies pursuant to this clause (A)(2) and the second paragraph of the definition of “Consolidated EBITDA” shall in no event exceed 25% of Consolidated EBITDA for such period calculated after giving effect to such pro forma adjustments) occurring during the Test Period or at any time subsequent to the last day of the Test Period and on or prior to the date of determination, as if such pro forma event occurred on the first day of the Test Period; and

(B)                               in calculating Consolidated Interest Expense for purposes of the Consolidated Net Leverage Ratio with respect to any Indebtedness being given pro forma effect:

(1)                                 interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;

(2)                                 if interest on any Indebtedness actually incurred on the date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the Test Period;

(3)                                 notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of the agreements governing such Hedging Obligations;

(4)                                 interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the Test Period; and

(5)                                 interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlled” has the meaning correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Agent Party any amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to such funding or payment has not been satisfied, or, in the case of clause (ii) or clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute regarding its obligation to make such funding or payment; (b) has notified the Borrower or any Agent Party in writing, or has made a public statement to the effect, that it does not intend to comply with any of its funding or payment obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to such funding or payment under this Agreement cannot be satisfied); (c) has failed, within three Business Days after request by the Administrative Agent or Issuing Bank, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Agent Party’s receipt of such certification; (d) has become the subject of a Bankruptcy Event; or (e) has become the subject of a Bail-In Action.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designation” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”

“Designation Amount” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” means, with respect to any property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (including pursuant to a Division).  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, in each case on or prior to the date that is 91 days after the Latest Maturity Date; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Borrower to redeem such Equity Interests upon the occurrence of a change of control occurring prior to the 91st day after the Latest Maturity Date shall not constitute Disqualified Equity Interests if such Equity Interests specifically provide that the Borrower will not redeem any such Equity Interests pursuant to such provisions prior to the Obligations (other than (x) (i) Cash Management Obligations and (ii) Obligations under Specified Swap Agreements not yet due and payable, and (y) contingent obligations not yet accrued and payable) having been paid in full, all Letters of Credit having been cash collateralized or otherwise back-stopped or having been terminated, and the Total Revolving Commitments having been terminated.

“Dividing Person” has the meaning assigned to such term in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive. “Dollar Amount” means, at any date, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in amount other than Dollars, such amount converted to Dollars by the Administrative Agent at the Exchange Rate on such date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary of the Borrower that is not a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Law” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, of any Person, (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, but excluding any debt securities convertible into such shares or other interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event” (as defined in Section 4043(c) of ERISA or the regulations issued thereunder) with respect to a Plan other than an event for which the 30-day notice period is waived; (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by the Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (f) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (g) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; or (i) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to (A) any Eurocurrency Borrowing in any LIBOR Quoted Currency and for any applicable Interest Period, the  LIBOR Screen Rate as of the Applicable Time on the Quotation Day for such currency and Interest Period and (B) any Eurocurrency Borrowing in any Non-Quoted Currency and for any applicable Interest Period, the applicable Local Screen Rate for such Non-Quoted Currency as of the Applicable Time and on the Quotation Day for such currency and Interest Period; provided, that, if a LIBOR Screen Rate or a Local Screen Rate, as applicable, shall not be available at the applicable time for the applicable Interest Period (an “Impacted Interest Period”), then the Eurocurrency Rate for such currency and Interest Period shall be the Interpolated  Rate; provided, further, that if the applicable Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Borrowing for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the applicable Reference Bank Rate shall be the Eurocurrency Rate for such Interest Period for such Eurocurrency Borrowing; subject to Section 2.11; provided, that, if any Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Events of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any day, with respect to Dollars in relation to any Alternative Currency, the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp. (“Reuters”) source on the Business Day (New York City time)  immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters reasonably chosen by the Administrative Agent in its sole discretion after consultation with the Borrower (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any reasonable method of determination it deems appropriate in its sole discretion after consultation with the Borrower).

“Excluded Securities” means any of the following:

(a)                                 any Equity Interests or Indebtedness with respect to which the Collateral Agent and the Borrower reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Collateral Documents (including Tax consequences) are likely to be excessive in relation to the value to be afforded thereby;

(b)                                 any Equity Interests or Indebtedness to the extent, and for so long as, the pledge thereof is prohibited by any Requirement of Law (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code or other applicable law);

(c)                                  any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, constitutional documents, joint venture agreement, shareholder agreement, or similar agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.09 that was existing on the Closing Date (and not created in contemplation of the consummation of the Transactions) or at the time of the acquisition of such subsidiary (and was not created in contemplation of such acquisition), (B) any organizational documents, constitutional documents, joint venture agreement, shareholder agreement, or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any subsidiary to obtain any such consent) and for so long as such organizational documents, constitutional documents, joint venture agreement, shareholder agreement or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, constitutional documents, joint venture agreement, shareholder agreement or similar agreement governing such Equity Interests the right to terminate its obligations thereunder, in each case, after giving effect to the anti-assignment provisions of the Uniform Commercial Code or other applicable law;

(d)                                 any Equity Interests of (i) other than with respect to ANGI Homeservices Inc., Vimeo, Inc. and The Match Group, Inc., any Unrestricted Subsidiary and (ii) any subsidiary that is not a Material Subsidiary;

(e)                                  any Margin Stock (other than with respect to ANGI Homeservices Inc. and The Match Group, Inc.); and

(f)                                   voting Equity Interests (and any other interests constituting “stock entitled to vote” within the meaning of U.S. Treasury Regulation Section 1.956-2(c)(2)) in excess of 65% of all voting Equity Interests in (A) any Foreign Subsidiary or (B) any FSHCO.

“Excluded Subsidiary” means (a) any subsidiary that is not a Wholly Owned Subsidiary, (b) any subsidiary that is prohibited by applicable law or by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization, (c) any subsidiary that is not a Material Domestic Subsidiary, (d) any Unrestricted Subsidiary, (e) any FSHCO and (f) any Domestic Subsidiary that is a subsidiary of a Foreign Subsidiary that is a CFC.

“Excluded Swap Obligation” means with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of (a) such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Subsidiary Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), in each case at the time the Guarantee of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Borrower.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means (a) in the case of each Recipient, Taxes imposed on its overall net income, and franchise Taxes imposed on it in lieu of net income Taxes by a jurisdiction (including any political subdivision thereof) as a result of (i) such Recipient being organized under the laws of or having a principal office in such jurisdiction or, in the case of a Lender, having an applicable lending office in such jurisdiction or (ii) any other present or former connection between such Recipient and the jurisdiction (other than any connection arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any

Loan Document); (b) any Taxes in the nature of branch profits Taxes imposed by any jurisdiction described in clause (a); (c) in the case of a Non-U.S. Lender, United States federal withholding Tax imposed pursuant to laws in effect on the date on which (i) such Non-U.S. Lender becomes a Lender or (ii) such Non-U.S. Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, additional amounts with respect to such Taxes were payable either to such Non-U.S. Lender’s assignor immediately before such Non-U.S. Lender became a party hereto or to such Non-U.S. Lender immediately before it changed its lending office; (d) any Taxes attributable to such Recipient’s failure to comply with Section 2.14(e) and (e) any United States federal withholding Taxes imposed under FATCA.

“Extended Revolving Commitment” has the meaning assigned to such term in Section 2.19(a).

“Extended Revolving Loan” has the meaning assigned to such term in Section 2.19(a).

“Extending Lender” has the meaning assigned to such term in Section 2.19(a).

“Extension” has the meaning assigned to such term in Section 2.19(a).

“Extension Amendment” has the meaning assigned to such term in Section 2.19(b).

“Fair Market Value” means, with respect to any asset, as determined by the Borrower, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Subsidiary” means any Restricted Subsidiary of the Borrower that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“FSHCO” means any subsidiary of the Borrower that owns no material assets other than Equity Interests of one or more Foreign Subsidiaries that are CFCs or Equity Interests of one or more other FSHCOs.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local, provincial or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “Guarantee,” when used as a verb, and “Guaranteed” have correlative meanings.

“guarantor” has the meaning assigned to such term in the definition of “Guarantee.”

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“IAC/InterActiveCorp” means IAC/InterActiveCorp, a Delaware corporation.

“IAC Group” means IAC/InterActiveCorp and its subsidiaries not including the Match Group.

“Incremental Revolving Commitment” means an increased or new Revolving Commitment incurred in connection with an Incremental Revolving Commitment Activation Notice.

“Incremental Revolving Commitment Activation Notice” means a notice substantially in the form of Exhibit F-2.

“Incremental Revolving Commitment Closing Date” means any Business Day designated as such in an Incremental Revolving Commitment Activation Notice.

“Incremental Revolving Lender” has the meaning assigned to such term in Section 2.02(d).

“Indebtedness” of any Person at any date means, without duplication:

(1)                                 all liabilities, contingent or otherwise, of such Person for borrowed money;

(2)                                 all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)                                 all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4)                                 all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except (i) trade payables and accrued expenses incurred by such Person in the ordinary course of business and (ii) amounts accrued associated with contingent consideration arrangements;

(5)                                 all Capital Lease Obligations of such Person;

(6)                                 all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(7)                                 all Indebtedness of others Guaranteed by such Person to the extent of such Guarantee; provided that Indebtedness of the Borrower or its subsidiaries that is Guaranteed by the Borrower or the Borrower’s subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Borrower and its subsidiaries on a consolidated basis; and

(8)                                 all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person (excluding obligations arising from inventory transactions in the ordinary course of business).

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date.  The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (6), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.13.

“Insolvent” with respect to any Multiemployer Plan means the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, service marks, trade dress, internet domain names, software, data, databases, technology, know-how, trade secrets, processes and other confidential or proprietary information, together with all registrations and applications for registration thereof, all licenses thereof or pertaining thereto, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one week, one month, two months, three months or six months (or, if available to all Lenders under the Revolving Facility, twelve months) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto, and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one week, one month, two months, three months or six months (or, if agreed to by all Lenders under the Revolving Facility, twelve months or such other, shorter period) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 noon, New York City time (or in the case of an Alternative Currency, 11:00 a.m., London time), on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                              if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                           the Borrower may not select an Interest Period for a Revolving Loan that would extend beyond the Revolving Termination Date; and

(iii)                        any Interest Period of at least one month’s duration that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of  decimal places as the relevant Screen Rates) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:  (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the relevant Screen Rate is available, the applicable Screen Rate for purposes of paragraph (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means, in relation to any currency, the overnight rate for such currency determined by the Administrative Agent from such service as the Administrative Agent may select

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) if by Moody’s and BBB- (or the equivalent) if by Standard & Poor’s.

“Investments” has the meaning assigned to such term in Section 6.11.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means JPMorgan Chase Bank, N.A and Bank of America, N.A.., and each other Issuing Bank designated pursuant to Section 2.17(j), each in its capacity as an issuer of Letters of Credit, and its successors in such capacity as provided in Section 2.17(i).

“Joinder and Reaffirmation Agreement” means an agreement in substantially the form of Exhibit K or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Judgment Currency” has the meaning assigned to such term in Section 9.14.

“Latest Maturity Date” means, at any date of determination, the latest of the latest Revolving Termination Date and the latest maturity date in respect of any Class of Extended Revolving Commitments, in each case then in effect on such date of determination.

“LC Commitment Amount” means, as to each Issuing Bank as of the Second A&R Effective Date, an amount not to exceed the amount set forth under the heading “LC Commitment Amount” opposite such Issuing Bank’s name on Schedule 1.01A, and as to any other Revolving Lender that may become an Issuing Bank under Section 2.17(j), the amount agreed in writing between such Issuing Bank and the Borrower, in each case as such amount may be increased as agreed in writing between the applicable Issuing Bank and the Borrower.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a demand for payment or drawing under a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Revolving Commitment Percentage of the total LC Exposure at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Participation Calculation Date” means, with respect to any LC Disbursement made by the Issuing Bank or any refund of a reimbursement payment made by the Issuing Bank to the Borrower, in each case in a currency other than Dollars, (a) the date on which such Issuing Bank shall advise the Administrative Agent that it purchased with Dollars the currency used to make such LC Disbursement or refund or (b) if such Issuing Bank shall not advise the Administrative Agent that it made such a purchase, the date on which such LC Disbursement or refund is made.

“LCT Election” has the meaning assigned to such term Section 1.08.

“LCT Test Date” has the meaning assigned to such term Section 1.08.

“Lead Arrangers” means, collectively, JPMorgan Chase Bank, N.A., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and PNC Capital Markets LLC, as joint lead arrangers and joint bookrunners.

“Lender Presentation” means the Lender Presentation made available to the Lenders in connection with the Lender meeting held on October 15, 2018 with respect to the Revolving Facility and this Agreement.

“Lenders” means the Persons listed on Schedule 1.01A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or any New Lender Supplement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.17.

“LIBOR Quoted Currency” means Dollars, Euros, Sterling and Yen.

“LIBOR Screen Rate” means the London interbank offered rate administered by the ICE Benchmark Association (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, easement, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.  “Lien” shall not, however, include any interest of a vendor in any inventory of the Borrower or any of its Restricted Subsidiaries arising out of such inventory being subject to a “sale or return” arrangement with such vendor or any consignment by any third party of any inventory to the Borrower or any of its Restricted Subsidiaries.

“Limited Condition Transaction” means (x) any acquisition or Investment, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise, by one or more of the Borrower and its Restricted Subsidiaries of or in any assets, business or Person, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, purchase, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified

Equity Interests or Preferred Stock by one or more of the Borrower and its Restricted Subsidiaries requiring irrevocable notice in advance of such redemption, purchase, repurchase, defeasance, satisfaction and discharge or prepayment.

“Loan Documents” means the collective reference to this Agreement, the Subsidiary Guarantee, the Collateral Documents (other than during a Collateral Suspension Period), the Letters of Credit, any New Lender Supplement, any promissory note issued pursuant to Section 2.07(a) and any amendments or waivers to any of the foregoing.

“Loan Parties” means the collective reference to the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Screen Rates” means the Australian Dollar Screen Rate and the CDOR Screen Rate; provided, that, if any Local Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Match Credit Agreement” means the credit agreement, dated as of the Amendment Effective Date, among The Match Group, Inc., as borrower, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, the issuing banks, the lenders and the other parties thereto, as amended, restated, supplemented or otherwise modified or refinanced from time to time.

“Match Disposition” means, at any time after the Separation Date, any (i) issuance of Equity Interests by The Match Group, Inc. or (ii) Disposition or distribution by the Borrower or any of its subsidiaries of (x) any Equity Interests of The Match Group, Inc. or any of its subsidiaries or (y) any assets of The Match Group, Inc.

“Match Facility Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as collateral agent for the secured parties under the Match Credit Agreement.

“Match Group” means The Match Group, Inc. and its subsidiaries.

“Match Offering” means the issuance by The Match Group, Inc. of up to an aggregate of 20% of the economic interest represented by all outstanding capital stock of The Match Group, Inc. as of the date of the Match Offering (after giving pro forma effect to the issuance of such capital stock in such offering) in an initial underwritten public offering pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act.

“Match Transactions” means, the Match Offering, and in connection therewith, the entry into a number of related transactions and agreements with the Match Group, including, but not limited to:

(a)                                 entry into and consummation of the transactions contemplated under a master transaction agreement, an investor rights agreement, a services agreement, a tax sharing agreement, an employee matters agreement and similar agreements and arrangements and the transactions in connection therewith;

(b)                                 subject to compliance by the Borrower on a pro forma basis with a Consolidated Leverage Ratio (as defined pursuant to the Original Credit Agreement) of not greater than 3.25 to 1.00, the incurrence prior to the Match Offering, extension of existing or settlement of (x) unsecured intercompany loans, intercompany payables and intercompany receivables between the Match Group and the IAC Group or (y) any intercompany contributions from the IAC Group to the Match Group (and, in each case, payments or distributions thereon), in each case (i) under intercompany arrangements existing as of the Amendment Effective Date or put in place in connection with the Match Offering or related transactions, (ii) in connection with the acquisition of Plentyoffish Media Inc. or (iii) in connection with cash management arrangements;

(c)                                  subject to certain limitations set forth in the Match Credit Agreement, dividends or distributions of cash and other property from the Match Group to the IAC Group (i) of a combination of cash and/or intercompany notes which, in the aggregate, do not exceed the net cash proceeds of the Match Offering , (ii) of a combination of the net cash proceeds of certain Indebtedness incurred by the Match Group on or prior to the date of the Match Offering and/or debt securities issued by Match or IAC which, in the aggregate, do not exceed $1,500,000,000, in each case, designated by the Borrower as incurred in connection with the Match Offering, (iii) of any cash on the balance sheet of the Match Group on the Amendment Effective Date and any cash flow of the Match Group accruing from and after the Amendment Effective Date until the date of the Match Offering and (iv) without duplication, in an amount equal to any proceeds from cash common equity contributions received by the Match Group after the Amendment Effective Date and prior to the date of the Match Offering;

(d)                                 subject to compliance by the Borrower on a pro forma basis with a Consolidated Leverage Ratio (as defined pursuant to the Original Credit Agreement) of not greater than 3.25 to 1.00, the entry into and performance of the obligations under Match Credit Agreement, including any incremental facilities added thereunder to the extent the incurrence of such incremental facilities is not prohibited by Section 6.01 (other than in reliance on Section 6.01(y)), and any related agreements, including any guarantee agreements or pledge agreements; and

(e)                                  the creation of, and payments under, unsecured intercompany Indebtedness owed by a member of the Match Group to a member of the IAC Group that is by its terms subordinated in right of payment to the obligations under the Match Credit Agreement and which will have a scheduled final maturity date at least 90 days after the Revolving Termination Date.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition, financial or otherwise, of the Borrower and its Restricted Subsidiaries taken as a whole that results in a material impairment of the ability of the Borrower to perform any payment obligations hereunder or (b) the validity or enforceability of this Agreement or the other Loan Documents or the rights or remedies of the Administrative Agent (including in its capacity as Collateral Agent) or the Lenders hereunder or thereunder.

“Material Domestic Subsidiary” means any Wholly Owned Subsidiary that is a Domestic Subsidiary of the Borrower, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been or are required to have been delivered, that has assets or revenues (including third party revenues but not including intercompany revenues) with a value in excess of 2.50% of the consolidated assets of the Borrower and its Wholly Owned Subsidiaries that are Domestic Subsidiaries or 2.50% of the consolidated revenues of the Borrower and its Wholly Owned Subsidiaries that are Domestic Subsidiaries; provided that in the event Wholly Owned Subsidiaries that are Domestic Subsidiaries that would otherwise not be Material Domestic Subsidiaries shall in the aggregate account for a percentage in excess of 7.50% of the consolidated assets of the Borrower and its Wholly Owned Subsidiaries that are Domestic Subsidiaries or 7.50% of the consolidated revenues of the Borrower and its Wholly Owned Subsidiaries that are Domestic Subsidiaries as of the end of and for the most recently completed fiscal quarter, then one or more of such Domestic Subsidiaries designated by the Borrower (or, if the Borrower shall make no designation, one or more of such Domestic Subsidiaries in descending order based on their respective contributions to the consolidated assets of the Borrower), shall be included as Material Domestic Subsidiaries to the extent necessary to eliminate such excess.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of a Swap Agreement, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Restricted Subsidiary of the Borrower, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been, or were required to be, delivered pursuant to Section 5.01, that has assets or revenues (including third party revenues but not including intercompany revenues) with a value in excess of 1.0% of the consolidated assets of the Borrower or 1.0% of the consolidated revenues of the Borrower; provided that in the event Restricted Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 7.5% of the consolidated assets of the Borrower or 7.5% of the consolidated revenues of the Borrower as of the end of and for the most recently completed fiscal quarter for which financial statements have been, or were required to be, delivered pursuant to Section 5.01, then one or more of such Restricted Subsidiaries designated by the Borrower (or, if the Borrower shall make no designation, one or more of such Restricted Subsidiaries in descending order based on their respective contributions to the consolidated assets of the Borrower), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Collateral Documents” has the meaning assigned to such term in Section 5.10(b).

“New Lender” has the meaning assigned to such term in Section 2.02(c).

“New Lender Supplement” has the meaning assigned to such term in Section 2.02(c).

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.16(c).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Loan Party” means any Restricted Subsidiary other than a Loan Party.

“Non-Quoted Currency” means each of Australian Dollars and Canadian Dollars.

“Non-U.S. Lender” means any Lender that is not a U.S. Lender.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means the unpaid principal of and interest on (including interest, fees and expenses accruing after the maturity of the Loans and interest, fees and expenses accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees and expenses is allowed in such proceeding) the Loans, the obligations of the Loan Parties to reimburse the Issuing Bank for demands for payment or drawings under a Letter of Credit, and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Swap Agreement, any Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including all fees, charges and disbursements of counsel to the Administrative Agent, the Lead Arrangers or to any Lender that are required to be paid by the Borrower pursuant hereto).  Notwithstanding the foregoing, the Obligations shall not include any Excluded Swap Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Certificate” means a certificate of a Financial Officer in form and substance reasonably acceptable to the Administrative Agent.

“Original Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Other Taxes” means all present or future stamp, documentary, recording or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Revolving Credit” means, with respect to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate then outstanding principal amount of such Revolving Lender’s Revolving Loans and  (b) such Revolving Lender’s LC Exposure.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time), and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“parent” has the meaning assigned to such term in the definition of “subsidiary.”

“Parent Company” has the meaning assigned to such term in the definition of “Bankruptcy Event.”

“Pari Passu Indebtedness” means Secured Indebtedness of the Borrower (other than the Obligations) so long as (a) the Obligations are secured equally and ratably with (or better than) such Indebtedness in accordance with an intercreditor agreement reasonably satisfactory to the Collateral Agent and the Obligations are guaranteed to at least the same extent by any Restricted Subsidiary that has guaranteed such Indebtedness, (b) such Secured Indebtedness has a final maturity date occurring after the date that is 90 days after the latest final maturity date applicable to the Loans at the time such Secured Indebtedness is incurred, (c) such Secured Indebtedness does not have scheduled amortization payments (excluding the final installment thereof) in excess of 1% per annum of the original aggregate outstanding principal amount of such Secured Indebtedness, (d) such Secured Indebtedness has no financial maintenance covenants of a different type than those in this Agreement, and no financial maintenance covenants that are more restrictive than those in this Agreement, and (e) such Secured Indebtedness does not have negative covenants and/or default provisions that are materially more restrictive than those contained in this Agreement (as certified, in the case of this clause (e), by a Financial Officer pursuant to a certificate reasonably acceptable to the Administrative Agent, which certificate, upon delivery to the Administrative Agent, shall be conclusive as to compliance with this clause (e)).

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Participating Member State” means any member state of the EMU which has the Euro as its lawful currency.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit H or any other form approved by the Administrative Agent (acting reasonably), as the same shall be supplemented from time to time by any supplement thereto or otherwise.

“Permitted Encumbrances” means:

(a)                                 Liens imposed by law for Taxes, assessments or governmental charges that are not yet due or are being contested in compliance with Section 5.04;

(b)                                 landlord’s, carriers’, warehousemen’s, mechanics’, supplier’s, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation (or pursuant to letters of credit issued in connection with such workers’ compensation compliance), unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of tenders, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, leases, subleases, government contracts and return-of-money bonds, letters of credit and other obligations of a like nature, in each case in the ordinary course of business (exclusive of the obligation for the payment of borrowed money);

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(j);

(f)                                   easements, zoning restrictions, rights-of-way, survey exception, minor encumbrances, reservation of, licenses, electric lines, telegraph and telephone lines and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(g)                                  Liens securing obligations in respect of trade-related letters of credit and covering the goods (or the documents of title in respect of such goods) financed or the purchase of which is supported by such letters of credit and the proceeds and products thereof;

(h)                                 Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; and

(i)                                     Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations (other than Obligations in respect of Indebtedness) and trade-related letters of credit, in each case, outstanding on the Second A&R Effective Date or issued thereafter in and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, banker’s acceptances or bank guarantees and the proceeds and products thereof.

“Permitted Holders” means any one or more of (a) Barry Diller, (b) each of the respective Affiliated Persons of the Person referred to in clause (a) and (c) any Person a majority of the aggregate voting power of all the outstanding classes or series of the equity securities of which are beneficially owned by any one or more of the Persons referred to in clauses (a) or (b).

“Permitted Liens” means Liens permitted by Section 6.02.

“person” and “group” have the meanings given to them for purposes of Section 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of rule 13d-5(b)(1) under the Exchange Act, or any successor provision.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan” means an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Section 302 and Title IV of ERISA or Section 412 of the Code, and in respect of which the Borrower or any ERISA Affiliate is (or if such plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.19.

“Pledge Agreement” means (x) prior to the Collateral Grant Date, the Pledge Agreement by IAC/InterActiveCorp and certain of its subsidiaries entered into on the Closing Date and (y) on and after the Collateral Grant Date, the Amended and Restated Pledge Agreement.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Closing Date.

“Pricing Grid” means the table below:

Consolidated Net Leverage Ratio	Commitment Fee Rate	Applicable Rate for Eurocurrency Loans	Applicable Rate for ABR Loans
>3.00:1.00	0.40%	2.25%	1.25%
<3.00:1.00 but >2.25:1.00	0.35%	2.00%	1.00%
<2.25:1.00 but >1.75:1.00	0.30%	1.75%	0.75%
<1.75:1.00 but >1.00:1.00	0.25%	1.50%	0.50%
<1.00:1.00	0.20%	1.25%	0.25%

For the purposes of the Pricing Grid, changes in the Applicable Rate and Commitment Fee Rate resulting from changes in the Consolidated Net Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 5.01 and shall remain in effect until the next change to be effected pursuant to this paragraph. Notwithstanding the foregoing, if any financial statements referred to above are not delivered within the time periods specified in Section 5.01, then, until the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply.  In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply.  Each determination of the Consolidated Net Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.10.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Priority and Secured Debt” means, at any date, the sum of, without duplication (i) the aggregate principal amount of all Indebtedness of any Non-Loan Parties plus (ii) the aggregate principal amount of all Secured Indebtedness of the Loan Parties, excluding in each case Indebtedness of the Borrower or any Restricted Subsidiary owed to the Borrower or any Restricted Subsidiary, all as set forth on the balance sheet of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Priority and Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Priority and Secured Debt as of the last day of the Test Period most recently ended on or prior to such date of determination minus the amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date in an amount not to exceed $50,000,000 to (b) Consolidated EBITDA for such Test Period, in each case with such pro forma adjustments to the amount of “Indebtedness” and “Consolidated EBITDA” as are appropriate and consistent with the pro forma adjustment provisions set forth in the definitions of  “Consolidated EBITDA” and “Consolidated Net Leverage Ratio”.

“Priority Indebtedness” means (i) Indebtedness of any Non-Loan Party (whether secured or unsecured) and (ii) any Secured Indebtedness of the Loan Parties incurred pursuant to Section 6.01(e).

“Pro Rata Extension Offers” has the meaning assigned to such term in Section 2.19(a).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests. Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Borrower.

“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Sterling, Australian Dollars or Canadian Dollars, the first day of such Interest Period, (ii) if the currency is Euro, two TARGET2 Days before the first day of such Interest Period, (iii) for any other currency, two Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the Eurocurrency Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Reaffirmation Agreement” means the Reaffirmation and Amendment Agreement dated as of the Second A&R Effective Date, by and among the Loan Parties, the Administrative and the Collateral Agent.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Reconciliation” has the meaning assigned to such term in Section 5.01.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the Specified Time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period:

(a)                                 in relation to Loans in Australian Dollars, as the bid rate observed by the relevant Reference Bank for Australian Dollars denominated bank accepted bills and negotiable certificates of deposit issued by banks which are for the time being designated “Prime Banks” by the Australian Financial Markets Association that have a remaining maturity equal to the relevant Interest Period;

(b)                                 in relation to Loans in Canadian Dollars, as the rate at which the relevant Reference Bank is willing to extend credit by the purchase of bankers’ acceptances which have been accepted by banks which are for the time being customarily regarded as being of appropriate credit standing for such purpose with a term to maturity equal to the relevant period; and

(c)                                  in relation to Loans in any currency other than AUD, CAD and Euros, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period;

provided, that, if any Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Reference Banks” means such banks as may be selected by the Administrative Agent (subject to consent by each such Reference Bank) and are reasonably acceptable to the Borrower.

“refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.

“Refinanced Indebtedness” has the meaning assigned to such term in the definition of “Refinancing Indebtedness.”

“Refinancing Amendment” has the meaning assigned to such term in Section 2.20(c).

“Refinancing Indebtedness” means Indebtedness of the Borrower or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem or refinance in whole or in part, any Indebtedness of the Borrower or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(a)                                 the principal amount (and accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (and accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(b)                                 the obligor of Refinancing Indebtedness does not include any Person (other than the Borrower or any Restricted Subsidiary) that is not an obligor of the Refinanced Indebtedness;

(c)                                  if the Refinanced Indebtedness was by its terms subordinated in right of payment to the Loans or the Subsidiary Guarantee, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Loans or the Subsidiary Guarantee, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(d)                                 the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Refinanced Indebtedness being redeemed or refinanced or (b) after the date that is 90 days after the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred; and

(e)                                  the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being redeemed or refinanced that is scheduled to mature on or prior to the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred (provided that Refinancing Indebtedness in respect of Refinanced Indebtedness that has no amortization may provide for amortization installments, sinking fund payments, senior maturity dates or other required payments of principal of up to 1% of the aggregate principal amount per annum).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Related Business” means any business in which the Borrower or any Restricted Subsidiary was engaged on the Second A&R Effective Date or any reasonable extension of such business and any business related, ancillary or complementary to any business of the Borrower or any Restricted Subsidiary in which the Borrower or any Restricted Subsidiary was engaged on the Second A&R Effective Date or any reasonable extension of such business.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Lender” has the meaning assigned to such term in Section 2.16(c).

“Replacement Revolving Facility Effective Date” has the meaning assigned to such term in Section 2.20(a).

“Replacement Revolving Facility Commitments” has the meaning assigned to such term in Section 2.20(a).

“Replacement Revolving Facilities” has the meaning assigned to such term in Section 2.20(a).

“Replacement Revolving Loans” has the meaning assigned to such term in Section 2.20(a).

“Required Class Lenders” means, as of any date of determination, Lenders of a Class having more than 50% of all Revolving Commitments (or, if the Revolving Commitments have terminated, Total Revolving Exposure outstanding) of such Class at such date; provided that the Revolving Commitments and Total Revolving Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Lenders” means, subject to Section 2.18(b), at any time, the holders of more than 50% of the sum of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Exposure then outstanding.

“Requirements of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation or official administrative pronouncement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of the Borrower or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Subsidiary” means any subsidiary of the Borrower other than Unrestricted Subsidiaries.

“Revocation” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”

“Revolving Commitment” means, as to any Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans and purchase participation interests in Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.01A or in the Assignment and Assumption or New Lender Supplement pursuant to which such Revolving Lender became a party hereto, as the same may be changed from time to time pursuant to the terms of this Agreement (including as increased, extended or replaced as provided in Sections 2.02, 2.19 and 2.20).  The aggregate Dollar Amount of all Revolving Commitments on the Second A&R Effective Date is $250,000,000.

“Revolving Commitment Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Revolving Commitment at such time to the Total Revolving Commitments at such time.

“Revolving Commitment Period” means the period from and including the Second A&R Effective Date to the Revolving Termination Date.

“Revolving Facility” means the credit facility constituted by the Revolving Commitments and the extensions of credit thereunder.

“Revolving Fee Payment Date” means (a) the third Business Day following the last day of each March, June, September and December during the Revolving Commitment Period and (b) the last day of the Revolving Commitment Period.

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans” has the meaning assigned to such term in Section 2.01(a).

“Revolving Termination Date” means the fifth anniversary of the Second A&R Effective Date.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” means the LIBOR Screen Rate and the Local Screen Rates collectively and individually as the context may require.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Second A&R Effective Date” the date on which the conditions precedent set forth in Section 4.03 shall have been satisfied (or waived in accordance with Section 9.02).

“Secured Indebtedness” means Indebtedness of the Borrower or any Restricted Subsidiary that is (i) for borrowed money or a Capital Lease Obligation and (ii) secured by any Lien on any assets of the Borrower or any Restricted Subsidiary.

“Secured Parties” has the meaning assigned to such term in the Pledge Agreement.

“Senior Notes” means the 2012 Senior Notes.

“Separation Date” means the date on which The Match Group, Inc. is designated as an Unrestricted Subsidiary hereunder and in accordance with each of the indentures governing the Senior Notes, as applicable, in connection with the Match Transactions.

“Specified Swap Agreement” means any Swap Agreement in respect of interest rates or currency exchange rates entered into by the Borrower or any Restricted Subsidiary and any Person that (i) at the time such Swap Agreement is entered into is a Lender or an Agent Party or an Affiliate of a Lender or an Agent Party or (ii) in the case of any such Swap Agreement in effect on or prior to the Closing Date, is, as of the Closing Date, a Lender or an Agent Party or an Affiliate of a Lender or an Agent Party, unless, when entered into, such Swap Agreement is designated in writing by the Borrower and such Lender or Agent Party or Affiliate of a Lender or Agent Party to the Administrative Agent to not be included as a Specified Swap Agreement.

“Standard & Poor’s” means Standard & Poor’s Financial Services LLC.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”):

(1)                                 any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person (or a combination thereof); and

(2)                                 any partnership (a) the sole general partner or the managing general partner of which is such Person or a subsidiary of such Person or (b) the only general partners of which are such Person or one or more subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantee” means the Subsidiary Guarantee Agreement entered into by certain subsidiaries of IAC/InterActiveCorp on December 21, 2012.

“Subsidiary Guarantor” means each Domestic Subsidiary that is a party to the Subsidiary Guarantee; provided that, notwithstanding anything to the contrary, no Excluded Subsidiary shall be required to be a Subsidiary Guarantor of any obligations under this Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(vii).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” means Bank of America, N.A.

“TARGET2 Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means the four consecutive fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or (b); provided that (x) prior to the first date that financial statements shall have been delivered pursuant to Section 5.01 of the Original Credit Agreement, the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended September 30, 2012 and (y) on and after the Second A&R Effective Date and prior to the first date after the Second A&R Effective Date that financial statements shall have been delivered pursuant to Section 5.01 of this Agreement, the Test Period in effect shall be the period of the four consecutive fiscal quarters of the Borrower ended June 30, 2018.  A Test Period may be designated by reference to the last day thereof (i.e. the September 30, 2012 Test Period refers to the period of four consecutive fiscal quarters of the Borrower ended September 30, 2012), and a Test Period shall be deemed to end on the last day thereof.

“Testing Condition” shall be satisfied if either (x) $1.00 or more of Revolving Loans are outstanding or (y) the outstanding face amount of undrawn Letters of Credit (excluding Letters of Credit that have been cash collateralized at 102.0% of the face value thereof) exceeds an amount equal to $15,000,000.

“Total Assets” means, as of any date of determination, the total assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the most recent consolidated balance sheet of the Borrower as of such date (which calculation shall give pro forma effect to any acquisition or asset sale by the Borrower or any of its Restricted Subsidiaries, in each case involving the payment or receipt by the Borrower or any of its Restricted Subsidiaries of consideration (whether in the form of cash or non-cash consideration) in excess of $100,000,000 that has occurred since the date of such consolidated balance sheet, as if such acquisition or asset sale had occurred on the last day of the fiscal period covered by such balance sheet).

“Total Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Total Revolving Commitments” means, at any time, the aggregate principal amount of the Revolving Commitments then in effect.

“Total Revolving Exposure” means, at any time, the sum of the Total Revolving Loans and LC Exposure outstanding at such time.

“Total Revolving Loans” means, at any time, the aggregate principal amount of the Revolving Loans of the Revolving Lenders outstanding at such time.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the execution, delivery and performance by the Loan Parties of the other Loan Documents, the borrowing of Loans and the use of proceeds thereof.

“Trigger Date” means the first Business Day on which the Loan Parties no longer hold, directly or indirectly, at least a majority of the combined voting power of the outstanding Voting Stock of each of (x) ANGI Homeservices Inc. and (y) Match Group, Inc. (for the avoidance of doubt, if the Loan Parties hold, directly or indirectly, a majority of the combined voting power of the outstanding Voting Stock of at least one of (x) ANGI Homeservices Inc. or (y) Match Group, Inc., then the Trigger Date shall not have occurred).

“Type” means, as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“Unrestricted Subsidiary” means (a) any subsidiary of the Borrower listed on Schedule 1.01B, (b) any subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower after the Second A&R Effective Date in a written notice to the Administrative Agent and (c) any subsidiary of any subsidiary described in clause (a) or (b) above; provided that (i) no Default shall have occurred and be continuing at the time of or after giving effect to the designation of a subsidiary as an Unrestricted Subsidiary (a “Designation”) and (ii) at the time of and immediately after giving effect to such Designation, the Borrower shall be in compliance with Section 6.10 (whether or not the Testing Condition is satisfied); provided, further, that no subsidiary shall be designated as an Unrestricted Subsidiary unless (w) no creditor of such subsidiary shall have any claim (whether pursuant to a Guarantee or otherwise) against the Borrower or any of its Restricted Subsidiaries in respect of any Indebtedness or other obligation (except for obligations arising by operation of law, including joint and several liability for taxes, ERISA and similar items) of such subsidiary (collectively, “Unrestricted Subsidiary Support Obligations”), except pursuant to Investments which are made in accordance with Section 6.11; (x) such subsidiary is not party to any transaction with the Borrower or any Restricted Subsidiary unless the terms of such transaction complies with Section 6.06; (y)

no Investments may be made in any such subsidiary by the Borrower or any Restricted Subsidiary except to the extent permitted under Section 6.11 (it being understood that, if a subsidiary is designated as an Unrestricted Subsidiary after the Second A&R Effective Date, the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the subsidiary so designated shall be deemed to be an Investment made as of the time of such designation and shall be subject to the limits set forth in Section 6.11) and (z) in the case of a Designation of The Match Group, Inc. as an Unrestricted Subsidiary on the Separation Date, The Match Group, Inc. shall also, on the date of such Designation, be designated an “Unrestricted Subsidiary” in accordance with each of the indentures governing the Senior Notes, as applicable.  It is understood that Unrestricted Subsidiaries shall be disregarded for the purposes of any calculation pursuant to this Agreement relating to financial matters with respect to the Borrower.

The Borrower may revoke the designation of a subsidiary as an Unrestricted Subsidiary pursuant to a written notice to the Administrative Agent so long as, after giving pro forma effect to such revocation, (i) the Consolidated Net Leverage Ratio shall be less than or equal to the Consolidated Net Leverage Ratio then required to be maintained by the Borrower pursuant to Section 6.10 (whether or not the Testing Condition is satisfied) and (ii) no Default shall be in existence (a “Revocation”).  Upon any Revocation, such Unrestricted Subsidiary shall constitute a Restricted Subsidiary for all purposes of this Agreement and the Borrower shall comply with Section 5.09 if such subsidiary is a Material Domestic Subsidiary.  In the case of any Revocation, if the designation of such subsidiary as an Unrestricted Subsidiary caused the available basket amount referred to in Section 6.11 to be utilized by an amount equal to the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the subsidiary so designated (the amount so utilized, the “Designation Amount”), then, effective upon such Revocation, such available basket amount shall be increased by the lesser of (i) the Designation Amount and (ii) the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in such subsidiary at the time of such Revocation.

“U.S. Lender” means any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(e)(ii)(B)(3).

“Unrestricted Subsidiary Support Obligations” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”

“Voting Stock” means the stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of the Borrower (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means a subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Borrower or through one or more Wholly Owned Subsidiaries and, solely for the purpose of the definition of “Material Domestic Subsidiary,” excluding any subsidiary whose sole assets are Equity Interests in one or more subsidiaries that are not Wholly Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yen” and “¥” mean the lawful currency of Japan.

SECTION 1.02                        Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03                        Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated, amended and restated, extended or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The foregoing standards shall also apply to the other Loan Documents.

SECTION 1.04                        Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that for purposes of any determinations associated with leases, including, without limitation, determinations of whether such leases are capital leases, whether obligations under such leases are Capital Lease Obligations, the amount of any Capital Lease Obligations associated with such leases, and the amount of operating expenses associated with such leases, Consolidated EBITDA, Consolidated Interest Expense, Indebtedness, the Consolidated Net Leverage Ratio and the Priority and Secured Net Leverage Ratio shall be determined based on generally accepted accounting principles in the United States of America in effect on the Second A&R Effective Date; provided, further, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Second A&R Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05                        Change of Currency.  Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify after consultation with the Borrower to be appropriate to the extent necessary to reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

SECTION 1.06                        Currency Equivalents Generally.

(a)                                 Unless the context otherwise requires, any amount specified in this Agreement to be in Dollars shall also include the Dollar Amount of any Alternative Currency.  The maximum amount of Indebtedness and other threshold amounts that the Borrower and its Restricted Subsidiaries may incur under Article VI shall not be deemed to be exceeded, with respect to any outstanding Indebtedness and other threshold amounts solely as a result of fluctuations in the exchange rate of currencies.  When calculating capacity for the incurrence of additional Indebtedness and other threshold amounts by the Borrower and any Restricted Subsidiary, the exchange rate of currencies shall be measured as of the date of such calculation.

(b)                                 (i)  The Administrative Agent shall determine the Dollar Amount of any Letter of Credit denominated in an Alternative Currency as of the date of the issuance thereof and on the first Business Day of each calendar month on which such Letter of Credit is outstanding, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall be the Dollar Amount of such Letter of Credit until the next required calculation thereof pursuant to this Section.  The Administrative Agent shall in addition determine the Dollar Amount of any Letter of Credit denominated in an Alternative Currency as provided in Sections 2.17(e) and 2.17(l).

(ii)                                  The Administrative Agent shall determine the Dollar Amount of any Borrowing denominated in an Alternative Currency on or about the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall, except as provided in the next sentence, be the Dollar Amount of such Borrowing until the next required calculation thereof pursuant to this Section.

(iii)                                The Administrative Agent may also determine the Dollar Amount of any Borrowing or Letters of Credit denominated in an Alternative Currency as of such other dates as the Administrative Agent shall determine, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall be the Dollar Amount of such Borrowing or Letter of Credit until the next calculation thereof pursuant to this Section.

(iv)                              The Administrative Agent shall notify the Borrower, the applicable Lenders and the Issuing Bank of each determination of the Dollar Amount of each Letter of Credit, Borrowing and LC Disbursement.

SECTION 1.07                        Certain Determinations.

(a)                                 Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of any covenant in this Agreement that does not require compliance with a financial ratio or test (including, the Consolidated Net Leverage Ratio and/or Priority and Secured Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently or in a series of related transactions with any amounts incurred or transactions entered into (or consummated) in reliance on a provision in such covenant that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) in such covenant shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in such covenant in connection with such incurrence, but full pro forma effect shall be given to all applicable and related transactions (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases and redemptions of Indebtedness) and all other permitted pro forma adjustments.

(b)                                 The Borrower may elect, pursuant to an Officer’s Certificate delivered to the Administrative Agent to treat all or any portion of any revolving commitment or undrawn commitment under any Indebtedness as being incurred and outstanding at such time and for so long as such commitments remain outstanding (regardless of whether then drawn), in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

SECTION 1.08                        Limited Condition Transactions.

(a)                                 In connection with any action being taken in connection with a Limited Condition Transaction (other than a Borrowing of Revolving Loans or an issuance of a Letter of Credit), for purposes of determining compliance with any provision of this Agreement which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreement for such Limited Condition Transaction is entered into or irrevocable notice of redemption, purchase, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Equity Interests or Preferred Stock is given. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (a), and any Default or Event of Default, as applicable, occurs following the date the definitive agreement for the applicable Limited Condition Transaction is entered into or irrevocable notice of redemption, purchase, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Equity Interests or Preferred Stock is given and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(b)                                 In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)                  determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Net Leverage Ratio or the Priority and Secured Net Leverage Ratio; or

(ii)               testing baskets set forth in this Agreement (including baskets measured as a percentage of Total Assets or Consolidated EBITDA);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into or irrevocable notice of redemption, purchase, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Equity Interests or Preferred Stock is given, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or discharge of Indebtedness and the use of proceeds of such incurrence) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCT Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in Consolidated EBITDA or Total Assets of the Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount (other than the testing of any ratio for purposes of Section 6.10 and the definition of “Pricing Grid”) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or discharge of Indebtedness and the use of proceeds thereof) have been consummated.

SECTION 1.09                        Interest Rates; LIBOR Notification.  The  Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurocurrency Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.11(c), will be similar to, or produce the same value or economic equivalence of, the Eurocurrency Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 1.10                        Effect of this Agreement on the Original Credit Agreement and the Other Existing Loan Documents.  Upon satisfaction of the conditions set forth in Section 4.03, this Agreement shall become effective and binding on the Borrower, the Lenders and the other parties hereto and the provisions of the Original Credit Agreement shall be replaced by the provisions of this Agreement; provided that (a) the Obligations (as defined in the Original Credit Agreement) of the Borrower and the other Loan Parties under the Original Credit Agreement that remain unpaid and outstanding as of and after giving effect to the Second A&R Effective Date shall continue to exist under and be evidenced by this Agreement and the other Loan Documents, (b) all Loans and Letters of Credit under and as defined in the Original Credit Agreement shall continue as Loans and Letters of Credit under this Agreement, (c) subject to Section 9.16, the Collateral and the Loan Documents shall continue to secure, guarantee, support and otherwise benefit the Obligations of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents on the same terms as prior to the effectiveness hereof and (d) any Person entitled to the benefits of Section 2.12, 2.13, 2.14 or 9.04 of the Original Credit Agreement shall continue to be entitled to the benefits of the corresponding provisions of this Agreement. Each Loan Document that was in effect immediately prior to the Second A&R Effective Date (other than the Original Credit Agreement) shall continue to be effective and, unless the context otherwise requires, any reference to the Original Credit Agreement contained therein shall be deemed to refer to this Agreement.

ARTICLE II

The Credits

SECTION 2.01                        Revolving Commitments.

(a)                                 Subject to the terms and conditions hereof, from time to time during the Revolving Commitment Period, each Revolving Lender severally agrees to make to the Borrower revolving credit loans denominated in Dollars or an Alternative Currency (“Revolving Loans”) in an aggregate principal amount that will not result at the time of such Borrowing in (A) the Dollar Amount of such Lender’s Outstanding Revolving Credit under the Revolving Commitments exceeding such Lender’s Revolving Commitment or (B) the Dollar Amount of Revolving Loans in Alternative Currencies exceeding the Alternative Currency Revolving Sublimit.  During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurocurrency Loans or, in the case of Revolving Loans in Dollars, ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.03 and 2.05.

(b)                                 Each Revolving Loan under the Revolving Commitments shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders thereunder ratably in accordance with their respective Revolving Commitments.  The failure of any Revolving Lender to make any Revolving Loan required to be made by it shall not relieve any other Revolving Lender of its obligations hereunder; provided that the Revolving Commitments of the Revolving Lenders are several and no Revolving Lender shall be responsible for any other Revolving Lender’s failure to make Revolving Loans as required.

(c)                                  At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency).  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate principal amount that is equal to the entire unused balance of the Total Revolving Commitments.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurocurrency Revolving Borrowings outstanding.

SECTION 2.02                        Incremental Revolving Commitments.

(a)                                 The Borrower and one or more Lenders (including New Lenders reasonably acceptable to the Administrative Agent and the Issuing Bank) may from time to time agree that such Lenders shall incur Incremental Revolving Commitments by executing and delivering to the Administrative Agent an Incremental Revolving Commitment Activation Notice specifying (i) the amount of the Incremental Revolving Commitments and (ii) the applicable Incremental Revolving Commitment Closing Date.  Notwithstanding the foregoing, (1) (A) the aggregate principal amount of Incremental Revolving Commitments shall not exceed the sum of (i) $100,000,000 plus (ii) the amount of any (a) voluntary reductions in Revolving Commitments after the Second A&R Effective Date and prior to the date of incurrence of such Incremental Revolving Commitments, and (b) voluntary reductions of Incremental Revolving Commitments after the incurrence of such Incremental Revolving Commitments, in each case, that are not funded with the proceeds of long-term Indebtedness, (B) no Incremental Revolving Commitments may be incurred if a Default would be in existence immediately before or after giving pro forma effect thereto and to any concurrent transactions and any substantially concurrent use of the proceeds thereof, and (C) after giving pro forma effect thereto and to any concurrent transactions, the Consolidated Net Leverage Ratio shall be less than or equal to the Consolidated Net Leverage Ratio then required to be maintained by the Borrower pursuant to Section 6.10 (whether or not the Testing Condition is satisfied), and (2) unless otherwise agreed by the Administrative Agent, (A) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $25,000,000 and (B) no more than four Incremental Revolving Commitment Activation Notices may be delivered by the Borrower after the Closing Date.  No existing Lender shall have any obligation to incur any Incremental Revolving Commitments unless it agrees to do so in its sole discretion.

(b)                                 Any Incremental Revolving Commitment shall be on the same terms, pursuant to the same documentation, and treated the same as the existing Revolving Facility and shall be considered to be part of the Revolving Facility.

(c)                                  Any additional bank, financial institution or other Person that elects to become a new Lender under this Agreement in connection with any transaction described in Section 2.02(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit F-1, whereupon such bank, financial institution or other Person (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement and the other Loan Documents.

(d)                                 Upon each increase in the establishment of any Incremental Revolving Commitments pursuant to this Section 2.02, each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Commitments (each an “Incremental Revolving Lender”) in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Lender (including each such Incremental Revolving Lender) will equal such Lender’s Revolving Commitment Percentage and if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Revolving Commitments either be prepaid from the proceeds of additional Revolving Loans made hereunder or assigned to an Incremental Revolving Lender (in each case, reflecting such Incremental Revolving Commitments, such that Revolving Loans are held ratably in accordance with each Lender’s pro rata share, after giving effect to such increase), which prepayment or assignment shall be accompanied by accrued interest on the Revolving Loans being prepaid.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.  If there is a new Revolving Borrowing on such Incremental Revolving Commitment Closing Date, the Revolving Lenders after giving effect to such Incremental Revolving Commitments shall make such Revolving Loans in accordance with Section 2.01.

SECTION 2.03                        Procedure for Revolving Loan Borrowing.

(a)                                 To request a Revolving Borrowing on any Business Day, the Borrower shall notify the Administrative Agent of such request (x) in the case of ABR Loans, by telephone or electronic means (which notice must be received by the Administrative Agent prior to 12:00 noon, New York City time on the requested Borrowing Date) or (y) in the case of Eurocurrency Loans, in writing (which notice must be received by the Administrative Agent prior to 12:00 noon, New York City time not less than (A) three Business Days prior to the requested Borrowing Date for Dollar Revolving Borrowing requests and (B) four Business Days prior to the requested Borrowing Date for Alternative Currency Revolving Borrowing requests).  Any borrowing request shall be irrevocable (but may be conditioned on the occurrence of any event if the borrowing request includes a description of such event; provided the relevant Lender shall still be entitled to the benefits of Section 2.13) and any telephonic borrowing request) shall be confirmed promptly in writing.  Each such telephonic and written borrowing request shall specify the amount, currency and Type of Borrowing to be borrowed and the requested Borrowing Date.  Upon receipt of such notice, the Administrative Agent shall promptly notify each relevant Revolving Lender thereof.  For the avoidance of doubt, subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the

Borrower may request in accordance herewith and all Revolving Loans made in Alternative Currencies shall be Eurocurrency Loans.

(b)                                 If no election as to the Type of Revolving Borrowing is specified for a Revolving Borrowing in Dollars, then the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  If no currency is specified, the requested Borrowing shall be in Dollars.  In making any determination of the Dollar Amount for purposes of calculating the amount of Revolving Loans to be borrowed from the respective Lenders on any date, the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the Borrower delivers a borrowing request for such Revolving Loans pursuant to the provisions of Section 2.03(a).

SECTION 2.04                        Funding of Borrowings.

(a)                                 Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (x) in the case of any Loan denominated in Dollars, by 3:00 p.m. New York City time and (y) in the case of any Loan denominated in an Alternative Currency, by 12:00 noon local time in the place of settlement for such Alternative Currency, in each case to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or to any other account as shall have been designated by the Borrower in writing to the Administrative Agent in the applicable borrowing request.  Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation in the relevant currency or (ii) in the case of the Borrower, the interest rate applicable to such Loans in the case of a Loan in Dollars or the applicable Eurocurrency Rate in the case of a Loan in an Alternative Currency.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c)                                  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Sections 8.09 and 9.04(c) are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Sections 8.09 or 9.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, other than pursuant to Section 2.18, no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to fund its participation or to make its payment under Sections 8.09 or 9.04(c).

SECTION 2.05                        Interest Elections.

(a)                                 Each Borrowing denominated in Dollars initially shall be of the Type specified in the applicable borrowing request, and each Eurocurrency Borrowing in Dollars or an Alternative Currency shall have an initial Interest Period as specified in such borrowing request.  Thereafter, the Borrower may elect to convert any Borrowing denominated in Dollars to a different Type or to continue such Borrowing as the same Type and may elect successive Interest Periods for any Eurocurrency Borrowing in Dollars or an Alternative Currency, all as provided in this Section.  The Borrower may elect different Types or Interest Periods, as applicable, with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the relevant

Lenders holding the Loans comprising the relevant portion of such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                 To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a request for a Revolving Borrowing would be required under Section 2.03, if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly in writing.

(c)                                  Each telephonic and written Interest Election Request shall specify (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day, (iii) in the case of a Borrowing denominated in Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing, and (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”  If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each relevant Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as such for an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing in Dollars may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) each Eurocurrency Borrowing in an Alternative Currency shall be continued as such for an Interest Period of not more than one month.

SECTION 2.06                        Termination and Reduction of Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Outstanding Revolving Credits would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to an integral multiple of $1,000,000 and not less than $5,000,000 and shall reduce permanently the Revolving Commitments then in effect.

SECTION 2.07                        Repayment of Loans; Evidence of Debt.

(a)                                 Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.05) be represented by one or more promissory notes in such form payable to such payee or its registered assigns.

(b)                                 The Borrower unconditionally promises to pay the then unpaid principal amount of each Revolving Loan on the Revolving Termination Date.

(c)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)                                 The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the relevant Lenders and each relevant Lender’s share thereof.

(e)                                  The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be conclusive absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.08                        Prepayments.

(a)                                 The Borrower may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, upon notice delivered to the Administrative Agent no later than 12:00 noon, New York City time (or in the case of an Alternative Currency, 11:00 a.m., London time), not less than three Business Days prior thereto, in the case of Eurocurrency Loans, no later than 12:00 noon, New York City time, on the date of such notice, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and the Loans to be prepaid; provided that, if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.13.  Each such notice may be conditioned on the occurrence of one or more events (it being understood that the Administrative Agent and Lenders shall be entitled to assume that the Loans contemplated by such notice are to be made unless the Administrative Agent shall have received written notice revoking such notice of prepayment on or prior to the date of such prepayment).  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Revolving Loans shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency).

(b)                                 If at any time for any reason the sum of the Dollar Amount of Outstanding Revolving Credit exceeds the Total Revolving Commitments, the Borrower shall upon learning thereof, or upon the request of the Administrative Agent, immediately prepay the Revolving Loans in an aggregate principal amount at least equal to the amount of such excess; provided that solely with respect to any excess resulting from currency exchange rate fluctuations, this Section 2.08(b) shall not apply unless, on the last day of any fiscal quarter of the Borrower, the Dollar Amount of Outstanding Revolving Credit exceeds the Total Revolving Commitments by more than 2.5% as a result of such fluctuations.

SECTION 2.09                        Fees.

(a)                                 The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee in Dollars for the period from and including the Second A&R Effective Date to the last day of the Revolving Commitment Period, computed at the applicable Commitment Fee Rate on the average daily Dollar Amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Revolving Fee Payment Date, commencing on December 31, 2018.

(b)                                 The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Loans on the average daily Dollar Amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Second A&R Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Amount of the LC Exposure of the Letters of Credit issued by it (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Second A&R Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as the fees agreed by the Issuing Bank and the Borrower with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees will be payable in Dollars quarterly in arrears on each Revolving Fee Payment Date, commencing on December 31, 2018; provided that any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 365/366 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Revolving Lenders.  Fees paid shall not be refundable under any circumstances.  All per annum fees shall be computed on the basis of a year of 365/366 days for actual days elapsed; provided that commitment fees shall be computed on the basis of a year of 360 days.

SECTION 2.10                        Interest.

(a)                                 The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Loans comprising each Eurocurrency Borrowing in any currency shall bear interest at the Adjusted Eurocurrency Rate for such currency for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section (in the case of such other amount in Dollars) or 2% plus the daily weighted average rate of all Loans in the relevant Alternative Currency (in the case of any such other amount in such Alternative Currency).

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in addition, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Revolving Commitment Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) (A) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (B) interest computed by reference to the Australian Dollar Bank Bill Reference Rate and the CDOR Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) interest in respect of Borrowings in Sterling shall be computed on the basis of 365 days, and in each case of the foregoing clauses (i) and (ii) shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11                        Alternate Rate of Interest.

(a)                                 If at the time that the Administrative Agent shall seek to determine the Reference Bank Rate less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the Eurocurrency Rate for such Eurocurrency Borrowing, then (a) the Borrower and the Administrative Agent may mutually agree in their reasonable discretion to appoint one or more additional Reference Banks (subject to consent by such Reference Bank(s)) for purposes of establishing the Reference Bank Rate that shall be the Adjusted Eurocurrency Rate for such Interest Period for such Eurocurrency Borrowing, or (b) if no additional Reference Banks are so appointed or if additional Reference Banks are so appointed and less than two Reference Banks supply such a rate, then the Administrative Agent shall be deemed to have determined that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Eurocurrency Borrowing and Section 2.11(b)(i) shall apply.

(b)                                 If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i)                  the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for a Loan in the applicable currency or for the applicable Interest Period; or

(ii)               the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof by electronic means or telephone to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Eurocurrency Borrowing denominated in Dollars to be made the rate of interest applicable to which is based on the Eurocurrency Rate requested to be made on the first date of such Interest Period shall be converted to an ABR Borrowing, and (ii) any Loans denominated in Dollars that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans shall be converted to or continued as ABR Loans and (iii) if any borrowing request requests a Eurocurrency Borrowing, such Borrowing, if denominated in Dollars, shall be made as an ABR Borrowing, and if such borrowing request requests a Borrowing denominated in an Alternative Currency or if any Interest Election Request requests the continuation of a Eurocurrency Borrowing in an Alternative Currency, such Borrowing or continuation shall be made or continued as a Borrowing bearing interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the Borrower and the applicable Lenders, to compensate the applicable Lenders for such Borrowing in such currency for the applicable period plus the Applicable Rate; provided that if the circumstances giving rise to such notice affect only Borrowings in one currency, then Borrowings in other currencies will not be affected by the provisions of this Section.

(c)                                  If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (b)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (b)(i) have not arisen but either (w) the supervisor for the administrator of the LIBOR Screen Rate has made a public statement that the administrator of the LIBOR Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBOR Screen Rate), (x) the administrator of the LIBOR Screen Rate has made a public statement identifying a specific date after which the LIBOR Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBOR Screen Rate), (y) the supervisor for the administrator of the LIBOR Screen Rate has made a public statement identifying a specific date after which the LIBOR Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurocurrency Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable

Rate); provided that if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object in good faith to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this clause (c), only to the extent the LIBOR Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Eurocurrency Borrowing denominated in Dollars to be made the rate of interest applicable to which is based on the Eurocurrency Rate requested to be made on the first date of such Interest Period shall be converted to an ABR Borrowing, (y) any Loans denominated in Dollars that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans shall be converted to or continued as ABR Loans and (z) if any borrowing request requests a Eurocurrency Borrowing, such Borrowing, if denominated in Dollars, shall be made as an ABR Borrowing, and if such borrowing request requests a Borrowing denominated in an Alternative Currency or if any Interest Election Request requests the continuation of a Eurocurrency Borrowing in an Alternative Currency, such Borrowing or continuation shall be made or continued as a Borrowing bearing interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the Borrower and the applicable Lenders, to compensate the applicable Lenders for such Borrowing in such currency for the applicable period plus the Applicable Rate; provided that if the circumstances giving rise to such notice affect only Borrowings in one currency, then Borrowings in other currencies will not be affected by the provisions of this Section.

SECTION 2.12                        Increased Costs.

(a)                                 If any Change in Law shall:

(i)                  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (including any reserve for eurocurrency funding that may be established or reestablished under Regulation D of the Board);

(ii)               impose on any Lender any Taxes other than (A) Indemnified Taxes or Other Taxes indemnified under Section 2.14 or (B) Excluded Taxes; or

(iii)            impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting into or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13                        Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market (but not less than the available Adjusted Eurocurrency Rate quoted for the Eurocurrency interest period equal to the period from the date of such event to the last day of the then current Interest Period, or if there is no such Eurocurrency interest period, the lower of the Eurocurrency rates quoted for the closest Eurocurrency interest periods that are longer and shorter than such period).  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14                        Taxes.

(a)                                 All payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes unless required by applicable Requirements of Law; provided that if any applicable withholding agent shall be required by applicable Requirements of Law to deduct any Taxes in respect of any such payments, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased by the applicable Loan Party as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 2.14) have been made the applicable Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)                                 In addition, without duplication of any obligation set forth in subsection (a), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)                                  Without duplication of any obligation set forth in subsections (a) or (b), the Loan Parties shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document and any Other Taxes paid by the Administrative Agent or such Lender (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  If the Borrower determines that there is a reasonable basis to contest any Indemnified Tax or Other Tax for which it is responsible hereunder, without limiting Borrower’s indemnification obligations hereunder, such Administrative Agent or Lender (as applicable) shall reasonably cooperate in pursuing such contest (at Borrower’s expense) so long as pursuing such contest would not, in the sole reasonable determination of such Administrative Agent or Lender, result in any additional unreimbursed costs or expenses or be otherwise disadvantageous to the Administrative Agent or such Lender.  This Section shall not be construed to require the Administrative Agent or Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent a copy, or if reasonably available to the Borrower a certified copy, of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  (i)  Each Lender shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding Tax or at a reduced rate of withholding.

(ii)                               Without limiting the generality of the foregoing,

(A)                               any U.S. Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two properly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)                               any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable to establish such Non-U.S. Lender’s entitlement to a reduced rate of, or exemption from, withholding:

(1)                                 two properly executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to an income tax treaty to which the United States is a party;

(2)                                 two properly executed originals of IRS Form W-8ECI;

(3)                                 (x) two properly executed originals of a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments to be received by such Lender will be effectively connected income (a “U.S. Tax Compliance Certificate”) and (y) two properly executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4)                                 to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or has sold a participation), two properly executed originals of IRS Form W-8IMY, accompanied by properly executed IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership (and not a participating Lender), and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of such direct and indirect partner(s); and

(5)                                 any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)                                If a payment made to a Lender under this Agreement or the other Loan Documents would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower or Administrative Agent, at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent  as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this Section 2.14(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)                              Each Lender agrees that if any documentation it previously delivered pursuant to this Section 2.14(e) expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding any other provision of this Section 2.14(e), a Lender shall not be required to deliver any documentation under this Section 2.14(e) that such Lender is not legally eligible to deliver.

(v)                             Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.14(e).

(f)                                   If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which the Loan Party has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(g)                                  For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 2.14, include any Issuing Bank.

SECTION 2.15                        Pro Rata Treatment and Payments.

(a)                                 Each borrowing of Revolving Loans by the Borrower from the Revolving Lenders and any reduction of the Revolving Commitments of the Revolving Lenders shall be made pro rata according to the respective

Revolving Commitments then held by the Revolving Lenders.  Each payment by the Borrower on account of any commitment fee or any letter of credit fee shall be paid ratably to the Revolving Lenders entitled thereto.

(b)                                 Each prepayment by the Borrower (other than any prepayment pursuant to Section 2.21) on account of principal of the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.  All repayments of principal of the Revolving Loans at stated maturity or upon acceleration shall be allocated pro rata according to the respective outstanding principal amounts of the matured or accelerated Revolving Loans then held by the relevant Revolving Lenders.  All payments of interest in respect of the Revolving Loans shall be allocated pro rata according to the outstanding interest payable then owed to the relevant Revolving Lenders.  Notwithstanding the foregoing, (A) any amount payable to a Defaulting Lender under this Agreement (whether on account of principal, interest, fees or otherwise but excluding any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.16 and Section 9.05) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated interest-bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent:  (1) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent and the Issuing Bank hereunder (including amounts owed under Section 2.09(b) or 9.04(c)), (2) second, to the funding of any Revolving Loan or LC Disbursement required by this Agreement, as determined by the Administrative Agent, (3) third, if so determined by the Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (4) fourth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (5) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, and (B) if such payment is a prepayment of the principal amount of Revolving Loans, such payment shall be applied solely to prepay the Revolving Loans of all Non-Defaulting Lenders pro rata (based on the amounts owing to each) prior to being applied to the prepayment of any Revolving Loan of any Defaulting Lender.

(c)                                  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York City time (or as specified in the next sentence in the case of Loans in an Alternative Currency), on the date when due.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans in an Alternative Currency shall be made on the dates specified herein for the pro rata account of the relevant Lenders to which such payment is owed, in such Alternative Currency and in immediately available funds not later than the Applicable Time specified by the Administrative Agent to the Borrower by the same time at least one Business Day prior to the date when due.  All payments received by the Administrative Agent (i) after 2:00 p.m., New York City time, in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest and fees thereon.  All such payments shall be made to the Administrative Agent at its offices at 500 Stanton Christiana Road, Ops Building 2, 3rd Floor, Newark, Delaware 19713-2107 except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.04 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  In the case of any extension of any payment of principal, interest thereon shall be payable at the then Applicable Rate during such extension.

(d)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (subject to the rights of the Administrative Agent to hold and apply amounts to be paid to a Defaulting Lender in accordance with Section 2.15(b)) (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.  To the extent necessary, the Administrative Agent shall enter into foreign currency exchange transactions on customary terms to effect any such ratable payment and the payments made by the Administrative Agent following such transactions shall be deemed to be payments made by or on behalf of the Borrower hereunder.

(e)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower or any other Loan Party pursuant to and in accordance with the express terms of this Agreement and the other Loan Documents or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

SECTION 2.16                        Mitigation Obligations; Replacement of Lenders.

(a)                                 If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 or mitigate the applicability of Section 2.21 or any event that gives rise to the operation of Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Each Lender may designate a different lending office for funding or booking its Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or affiliates; provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement.

(b)                                 If any Lender requests compensation under Section 2.12 or gives notice under Section 2.21, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)                                  If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Revolving Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that:  (a) all amounts owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender (each such

Lender, a “Replacement Lender”) shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the Replacement Lender shall otherwise comply with Section 9.05.

(d)                                 Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of Section 2.16(c) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

SECTION 2.17                        Letters of Credit.

(a)                                 General.  Subject to the terms and conditions set forth herein, the Borrower may request that standby letters of credit denominated in Dollars or an Alternative Currency be issued under this Agreement for its own account or the account of any Restricted Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Commitment Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no later than two Business Days prior to such date unless otherwise agreed by the Issuing Bank and the Administrative Agent) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if, after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000, (ii) the Dollar Amount of the total Outstanding Revolving Credits shall not exceed the Total Revolving Commitments, (iii) with respect to such Issuing Bank, the sum of the aggregate face amount of Letters of Credit issued by such Issuing Bank, when aggregated with the outstanding Revolving Loans funded by such Issuing Bank, shall not exceed its Revolving Commitment and (iv) with respect to such Issuing Bank, the sum of the aggregate face amount of Letters of Credit issued by such Issuing Bank, when aggregated with the outstanding and unreimbursed LC Disbursements funded by such Issuing Bank, shall not exceed its LC Commitment Amount (unless in the case of this clause (iii) such Issuing Bank agrees to do so in its sole discretion); provided that no Issuing Bank shall be obligated to issue any trade or commercial Letters of Credit unless such Issuing Bank agrees to do so in its sole discretion. If the Borrower so requests in any applicable letter of credit application, the Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit expiration date referenced in clause (c) below; provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension. The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:  (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Second A&R Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Second A&R Effective Date and which the Issuing Bank in good faith deems material to it or (B) the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Termination Date.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Revolving Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Such payment by the Lenders shall be made (i) if the currency of the applicable LC Disbursement or reimbursement payment shall be Dollars, then in the currency of such LC Disbursement and (ii) subject to clause (l) of this Section, if the currency of the applicable LC Disbursement or reimbursement payment shall be an Alternative Currency, in Dollars in an amount equal to the Dollar Amount of such LC Disbursement or reimbursement payment, calculated by the Administrative Agent using the Exchange Rate on the applicable LC Participation Calculation Date.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in the currency of such LC Disbursement an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that if such LC Disbursement is denominated in Dollars and is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing.  If the Borrower fails to make such payment when due, (A) if such payment relates to a Letter of Credit denominated in an Alternative Currency, automatically and no further action required, the obligations of the Borrower to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Amount, calculated using the Exchange Rate on the applicable LC Participation Calculation Date, of such LC Disbursement and (B) in the case of each LC Disbursement,  the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Revolving Commitment Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Commitment Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Loans made by such Revolving Lender (and Section 2.04 shall apply, mutatis mutandis, to such payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the Issuing Bank or any Revolving Lender to any stamp duty, ad valorem charge or similar Tax that would not be payable if such reimbursement were made or required to be made in Dollars, such Revolving Borrower shall pay the amount of any such Tax requested by the Administrative Agent, the Issuing Bank or such Revolving Lender.

(f)                                   Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided that, subject to the penultimate sentence of this clause (f), reimbursement obligations of the Borrower with respect to a Letter of Credit may be subject to avoidance by the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower or any Restricted Subsidiary that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Disbursement Procedures.  The Issuing Bank shall, within the period stipulated by terms and conditions of Letter of Credit, following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  After such examination, the Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date set forth in paragraph (e) of this Section 2.17, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is required to be reimbursed to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum set forth in Section 2.10(c)(ii).  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i)                                     Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.09(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor and any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                    Additional Issuing Banks.  From time to time, the Borrower may by notice to the Administrative Agent designate any Lender (in addition to the initial Issuing Bank) which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank.  Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(k)                                 Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in Dollars equal to 102% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the amount payable in respect of any Letter of Credit or LC Disbursement shall be payable in the currency of such Letter of Credit or LC Disbursement, except that LC Disbursements in an Alternative Currency in respect of which the Borrower’s reimbursement obligations have been converted in Dollars as provided in paragraph (e) or (l) of this Section and interest accrued thereon shall be payable in Dollars, and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement with respect to the Revolving Facility.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement with respect to the Revolving Facility.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(l)                                     Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 7.01, all amounts (i) that the Borrower are at the time or become thereafter required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Letter of Credit denominated in an Alternative Currency, (ii) that the Revolving Lenders are at the time or become thereafter required to pay to the Administrative Agent (and the Administrative Agent is at the time or becomes thereafter required to distribute to the Issuing Bank) pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Letter of Credit denominated in an Alternative Currency and (iii) of each Revolving Lender’s participation in any Letter of Credit denominated in an Alternative Currency under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Amount, calculated using the Exchange Rate on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the Issuing Bank or any Revolving Lender in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

(m)                             Applicability of ISP; Limitation of Liability.  Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.  Notwithstanding the foregoing, the Issuing Bank shall not be responsible to the Borrower for, and the Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(n)                                 Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit or related document, the terms hereof shall control.

SECTION 2.18                        Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 Fees shall cease to accrue on the Available Revolving Commitment of such Defaulting Lender pursuant to Section 2.09(a).

(b)                                 The Revolving Commitment and Outstanding Revolving Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02 or Section 9.03); provided that this Section 2.18(b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification effecting (i) an increase or extension of such Defaulting Lender’s Revolving Commitment or (ii) the reduction or excuse of principal amount of, or interest or fees payable on, such Defaulting Lender’s Loans or the postponement of the scheduled date of payment of such principal amount, interest or fees to such Defaulting Lender.

(c)                                  If any Letters of Credit exist at the time such Lender becomes a Defaulting Lender then:

(i)                              Such Defaulting Lender’s LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (but excluding the Revolving Commitments of all the Defaulting Lenders from both the numerator and the denominator) but only to the extent (x) the sum of all the Outstanding Revolving Credits owed to all Non-Defaulting Lenders does not exceed the total of all Non-Defaulting Lenders’ Available Revolving Commitments, (y) the representations and warranties of each Loan Party set forth in the Loan Documents to which it is a party are true and correct at such time, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall be true and correct as of such earlier date), and (z) no Default shall have occurred and be continuing at such time;

(ii)                               If the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within two Business Days following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Bank such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as any Letters of Credit are outstanding;

(iii)                                If the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized by the Borrower;

(iv)                              If LC Exposures of the Non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Section 2.09(a) and Section 2.09(b) shall be adjusted to reflect such Non-Defaulting Lenders’ LC Exposure as reallocated; and

(v)                             If any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clauses (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.09(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.

(d)                                 So long as such Defaulting Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related LC Exposure will be 100% covered by the Available Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.18(c)(ii), and the participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and such Defaulting Lender shall not participate therein).

The rights and remedies against a Defaulting Lender under this Agreement are in addition to other rights and remedies that Borrower may have against such Defaulting Lender with respect to any funding default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any funding default.  In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Total Revolving Exposure shall be readjusted to reflect the inclusion of such Lender’s Available Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause such outstanding Revolving Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Revolving Lenders (including such Lender) in accordance with their applicable percentages, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and any applicable cash collateral shall be promptly returned to the Borrower and any LC Exposure of such Lender reallocated pursuant to the requirements above shall be reallocated back to such Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender.  Except to the extent otherwise expressly agreed by the affected parties, and subject to Section 9.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

SECTION 2.19                        Extensions of Commitments.

(a)                                 Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers made from time to time by the Borrower to all Lenders of any Revolving Commitments on a pro rata basis (based, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Commitments under such Revolving Facility, as applicable), and on the same terms to each such Lender (“Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Lenders that agree to such transactions from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans).  For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Commitments of such Revolving Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same.  Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Extended Revolving Commitment for such Lender if such Lender is extending an existing Revolving Commitment (such extended Revolving Commitment, an “Extended Revolving Commitment,” and any Revolving Loan made pursuant to such Extended Revolving Commitment, an “Extended Revolving Loan”).  Each Pro Rata Extension Offer shall specify the date on which the Borrower proposes that Extended Revolving Commitment shall become effective, which shall be a date not earlier than five (5) Business Days after the date on which the Pro Rata Extension Offer is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).

(b)                                 The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Extension Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Revolving Commitments of such Extending Lender.  Each Extension Amendment shall specify the terms of the applicable Extended Revolving Commitments; provided that (i) except as to interest rates, fees, any other pricing terms and final maturity (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Commitment shall have (x) the same terms as the existing Class of Revolving Commitments from which they are extended or (y) have such other terms as shall be reasonably satisfactory to the Administrative Agent and, in respect of any other terms that would affect the rights or duties of any Issuing Bank, such terms as shall be reasonably satisfactory to such Issuing Bank. Upon the effectiveness of any Extension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Revolving Commitments evidenced thereby as provided for in Section 9.02(c).  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.  If provided in any Extension Amendment with respect to any Extended Revolving Commitments, and with the consent of each Issuing Bank, participations in Letters of Credit shall be reallocated to lenders holding such Extended Revolving Commitments in the manner specified in such Extension Amendment, including upon effectiveness of such Extended Revolving Commitment or upon or prior to the maturity date for any Class of Revolving Commitments.

(c)                                  Upon the effectiveness of any such Extension, the applicable Extending Lender’s Revolving Commitment will be automatically designated an Extended Revolving Commitment.  For purposes of this Agreement and the other Loan Documents, if such Extending Lender is extending a Revolving Commitment, such Extending Lender will be deemed to have a Revolving Commitment having the terms of such Extended Revolving Commitment.

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.19), (i) no Extended Revolving Commitment is required to be in any minimum amount or any minimum increment, (ii) any Extending Lender may extend all or any portion of its Revolving Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Revolving Commitment), (iii) there shall be no condition to any Extension of any Loan or Revolving Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Revolving Commitment implemented thereby, (iv) all Extended Revolving Commitments and all obligations in respect thereof shall be Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that rank equally and ratably in right of security with all other Obligations of the Class being extended, (v) no Issuing Bank shall be obligated to issue Letters of Credit under such Extended Revolving Commitments unless it shall have consented thereto and (vi) there shall be no borrower (other than the Borrower) and no guarantors (other than the Subsidiary Guarantors) in respect of any such Extended Revolving Commitments.

Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided that the Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

SECTION 2.20                        Refinancing Amendments.

(a)                                 Notwithstanding anything to the contrary in this Agreement, the Borrower may by written notice to the Administrative Agent establish one or more additional Revolving Facilities (“Replacement Revolving Facilities”) providing for revolving commitments (“Replacement Revolving Facility Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Commitments under this Agreement.  Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that:

(i)                  before and after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 4.02 shall be satisfied;

(ii)               after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Commitments, the aggregate amount of Revolving Commitments shall not exceed the aggregate amount of the Revolving Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(iii)            no Replacement Revolving Facility Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Termination Date for the Revolving Commitments being replaced;

(iv)           all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit under such Replacement Revolving Facility, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing bank, if any, under such Replacement Revolving Facility Commitments) taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or no more restrictive to the Borrower and its Restricted Subsidiaries than, those, taken as a whole, applicable to the Revolving Commitments so replaced (except to the extent such covenants and other terms apply solely to any period after the Revolving Termination Date or are otherwise reasonably acceptable to the Administrative Agent);

(v)              there shall be no borrower (other than the Borrower) and no guarantors (other than the Subsidiary Guarantors) in respect of such Replacement Revolving Facility; and

(vi)           Replacement Revolving Facility Commitments and extensions of credit thereunder shall not be secured by any asset of the Borrower and its subsidiaries other than the Collateral.

Solely to the extent that an Issuing Bank is not a replacement issuing bank, as the case may be, under a Replacement Revolving Facility, it is understood and agreed that such Issuing Bank shall not be required to issue any letters of credit under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank to withdraw as an Issuing Bank, as the case may be, at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank, as the case may be, in its sole discretion.  The Borrower agrees to reimburse each Issuing Bank, as the case may be, in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

(b)                                 The Borrower may approach any Lender or any other person that would be a permitted assignee of a Revolving Commitment pursuant to Section 9.05 to provide all or a portion of the Replacement Revolving Facility Commitments; provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Commitments for all purposes of this Agreement; provided that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Commitments.

(c)                                  The Borrower and each Lender providing the applicable Replacement Revolving Facility Commitments shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Replacement Revolving Facility Commitments.  For purposes of this Agreement and the other Loan Documents, if a Lender is providing a Replacement Revolving Facility Commitment, such Lender will be deemed to have a Revolving Commitment having the terms of such Replacement Revolving Facility Commitment.  Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.20), (i) no Replacement Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (ii) there shall be no condition to any incurrence of any Replacement Revolving Facility Commitment at any time or from time to time other than those set forth in clause (c) above and (iii) all Replacement Revolving Facility Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that rank equally and ratably in right of security with the other Obligations.

(d)                                 Each party hereto hereby agrees that, upon the Replacement Revolving Facility Effective Date of any Replacement Revolving Facility Commitments, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Replacement Revolving Facility Commitments evidenced thereby as provided for in Section 9.02.  Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.20 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing between the Administrative Agent and the Borrower and furnished to the other parties hereto.

SECTION 2.21                        Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Second A&R Effective Date that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund any Eurocurrency Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the ABR, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), at the Borrower’s determination, either (a) prepay all Eurocurrency Borrowings of such Lender or (b) convert all Eurocurrency Borrowings of such Lender to ABR Borrowings (the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the ABR), in each case, either on the last day of the Interest

Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01                        Organization; Powers.  Each of the Borrower and its Material Subsidiaries is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02                        Authorization; Enforceability.  The Transactions (excluding use of proceeds) are within the corporate or other organizational powers of the Loan Parties and have been duly authorized by all necessary corporate or other organizational action.  This Agreement has been and each other Loan Document will be duly executed and delivered by each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document when executed and delivered will constitute a legal, valid and binding obligation of each Loan Party party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights or remedies generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03                        Governmental Approvals; No Conflicts.  The Transactions (excluding use of proceeds) (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect or those which the failure to obtain would not be reasonably expected to result in a Material Adverse Effect, (ii) the filing of Uniform Commercial Code financing statements, (iii) after the Collateral Grant Date, filings with the United States Patent and Trademark Office and the United States Copyright Office, and (iv) any other filings or registrations required to perfect Liens created by the Collateral Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any other Loan Party or any order of any Governmental Authority except where any such violation would not reasonably expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any other Loan Party or its assets except as would not reasonably expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Subsidiaries (other than any Permitted Lien).

SECTION 3.04                        Financial Position.  The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for (a) the fiscal years ended December 31, 2017 and 2016 reported on by Ernst & Young LLP, independent public accountants and (b) the six months ended June 30, 2018.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (b) above.

SECTION 3.05                        Properties.

(a)                                 Each of the Borrower and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title and Permitted Liens that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Each of the Borrower and its Material Subsidiaries owns, or is validly licensed to use, all Intellectual Property used or held for use by such entities or necessary to operate their respective businesses as currently conducted and contemplated to be conducted, and the operation of their respective businesses by the Borrower and its Material Subsidiaries does not infringe upon or otherwise violate the rights of any other Person, except for any such Intellectual Property or infringements or violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06                        Litigation and Environmental Matters.

(a)                                 There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) on the Second A&R Effective Date, that involve this Agreement or the Transactions (excluding use of proceeds).

(b)                                 Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis reasonably likely to result in Environmental Liability.

SECTION 3.07                        Compliance with Laws and Agreements.  Each of the Borrower and its Material Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08                        Investment Company Status.  No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.09                        Taxes.  Each of the Borrower and its Material Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Material Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.10                        ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount which, if it were to become due, would cause a Material Adverse Effect.

SECTION 3.11                        Disclosure.  As of the Second A&R Effective Date, to the best of the Borrower’s knowledge, neither the Lender Presentation nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date furnished; provided that with respect to projected financial information and other forward looking information and information of a general economic nature, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12                        Collateral Documents.

(a)                                 The Pledge Agreement has created and will create (to the extent required thereby and except during the Collateral Suspension Period or on and after the Collateral Grant Date when clauses (b) and (c) shall apply) in favor of the Collateral Agent, for the benefit of the Lenders, a security interest in the Collateral described therein (subject to any limitations specified therein).  In the case of the certificated pledged stock constituting securities described in Section 5.09(a), as of the Second A&R Effective Date, when stock certificates representing such pledged stock are delivered to the Collateral Agent or if previously delivered continue to be controlled by the Collateral Agent, as the case may be (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Pledge Agreement, as of the Second A&R Effective Date, as a result of the filing of financing statements specified on Schedule 3.12 in appropriate form in the offices specified on Schedule 3.12, the Collateral Agent shall have or shall continue to have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (subject to any limitations specified therein) to the extent perfection of such security interest can be perfected by control of securities or the filing of a financing statement, as applicable, as security for the Obligations, in each case prior and superior in right to any other Person (except Permitted Liens).

(b)                                 On and after the Collateral Grant Date (except during the Collateral Suspension Period), each Collateral Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  As of the Collateral Grant Date, in the case of the Pledged Collateral (as defined in the Amended and Restated Pledge Agreement), when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the Amended and Restated Pledge Agreement are delivered to the Collateral Agent, and in the case of the other Collateral described in the Amended and Restated Pledge Agreement (other than the Intellectual Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements or possession.

(c)                                  On and after the Collateral Grant Date (except during the Collateral Suspension Period), when the Amended and Restated Pledge Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (b) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the material United States Intellectual Property included in the Collateral listed in such ancillary document (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Collateral Grant Date).

(d)                                 Notwithstanding anything herein (including this Section 3.12) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Administrative Agent, Collateral Agent or any Lender with respect thereto, under foreign law.

SECTION 3.13                        No Change.  Since December 31, 2017, there has been no event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.14                        Subsidiary Guarantors.  Set forth on Schedule 3.14 is a list of all Subsidiary Guarantors on the Second A&R Effective Date, together with the jurisdiction of organization, and ownership and ownership percentages of Equity Interests held by each such Subsidiary Guarantor in each direct subsidiary of such Subsidiary Guarantor as of the Second A&R Effective Date.

SECTION 3.15                        Solvency.  Immediately after the consummation of the Transactions to occur on the Second A&R Effective Date, including the making of each Loan to be made or continued on the Second A&R Effective Date and the application of the proceeds of such Loans, and after giving effect to the rights of subrogation and contribution under the Subsidiary Guarantee, (a) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is now conducted and is proposed to be conducted following the Second A&R Effective Date.

SECTION 3.16                        No Default.  No Default or Event of Default has occurred and is continuing.

SECTION 3.17                        Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its subsidiaries and to their knowledge their respective officers, directors and employees are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower or any subsidiary or (b) to the knowledge of the Borrower, any director, officer or employee of the Borrower or any subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No proceeds of the Loans and no Letter of Credit shall be used by the Borrower in violation of any Anti-Corruption Law or applicable Sanctions.  No representation is made under this Section 3.17 with respect to any of the end-user individuals of the internet services provided by the Borrower or any of its subsidiaries.

ARTICLE IV

Conditions

SECTION 4.01                        Closing Date.  The obligations of the Lenders to make the initial Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                 The Administrative Agent (or its counsel) shall have received (including by telecopy or email transmission) from each Loan Party party to the relevant Loan Document, a counterpart of such Loan Document signed on behalf of such Loan Party.

(b)                                 The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders as of the Closing Date and dated the Closing Date) of (i) Wachtell, Lipton, Rosen & Katz, counsel for the Borrower and certain of the Loan Parties and (ii) local counsel in each jurisdiction in which a Loan Party is organized and the laws of which are not covered by the opinion referred to in (i) above, in each case in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c)                                  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties (other than the Loan Party identified on Schedule 3.01), the authorization of the Transactions (excluding use of proceeds) and any other legal matters relating to the Loan Parties, this Agreement or the Transactions (excluding use of proceeds), including a certificate of each Loan Party substantially in the form of Exhibit E, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)                                 The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the Chief Executive Officer, a Vice President, a Financial Officer of the Borrower or any other executive officer of the Borrower who has specific knowledge of the Borrower’s financial matters and is satisfactory to the Administrative Agent, confirming that (a) the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct as of the Closing Date and (b) as of the Closing Date, no Default has occurred and is continuing.

(e)                                  There shall have been delivered to the Administrative Agent an executed Perfection Certificate.

(f)                                   The Administrative Agent shall have received a solvency certificate in the form of Exhibit I, dated the Closing Date and signed by the chief financial officer of the Borrower.

(g)                                  The Administrative Agent, the Lead Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees of legal counsel to the Administrative Agent, the Lead Arrangers and the Lenders) required to be reimbursed or paid by the Borrower hereunder.

(h)                                 Since December 31, 2011, there shall have been no event that has had or would reasonably be expected to have a Material Adverse Effect.

(i)                                     The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(j)                                    The Collateral Agent shall have received the certificates representing the certificated Equity Interests pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(k)                                 Each Uniform Commercial Code financing statement or other filing required by the Pledge Agreement shall be in proper form for filing.

(l)                                     Each Loan Party shall have provided the documentation and other information requested by the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation, the Act, in each case as requested at least three Business Days prior to the Closing Date.

(m)                             The Administrative Agent shall have received an executed promissory note payable to the order of each Lender that requested such promissory note at least one Business Day prior to the Closing Date (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.  It is understood that the Closing Date has occurred.

SECTION 4.02                        Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a continuation or conversion of an existing Borrowing) and the obligation of the Issuing Bank to issue any Letter of Credit is subject to the satisfaction of the following conditions:

(a)                                 The representations and warranties of each Loan Party set forth in this Agreement shall be true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall have been true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date).

(b)                                 At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

(c)                                  The Administrative Agent or Issuing Bank shall have received a borrowing notice in accordance with Section 2.03 or a Letter of Credit request in accordance with Section 2.17(b), as applicable.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower or other applicable Loan Party on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03                        Second A&R Effective Date.  The obligations of the Lenders to make the Loans hereunder on or after the Second A&R Effective Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                 The Administrative Agent (or its counsel) shall have received (including by telecopy or email transmission) (i) a counterpart of this Agreement from the Borrower and each Lender under the Original Credit Agreement immediately prior to the Second A&R Effective Date (or, if any such Lender is a Non-Consenting Lender, its Replacement Lender in accordance with Section 2.16(c) of the Original Credit Agreement) and (ii) from each Loan Party, a counterpart of the Reaffirmation Agreement signed on behalf of such Loan Party.

(b)                                 The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders as of the Second A&R Effective Date and dated the Second A&R Effective Date) of (i) Wachtell, Lipton, Rosen & Katz, counsel for the Borrower and certain of the Loan Parties and (ii) local counsel in each jurisdiction in which a Loan Party is organized and the laws of which are not covered by the opinion referred to in (i) above, in each case in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c)                                  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions (excluding use of proceeds) and any other legal matters relating to the Loan Parties, this Agreement or the Transactions (excluding use of proceeds), including a certificate of each Loan Party substantially in the form of Exhibit E, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)                                 The Administrative Agent shall have received a certificate, dated the Second A&R Effective Date and signed by the Chief Executive Officer, a Vice President, a Financial Officer of the Borrower or any other executive officer of the Borrower who has specific knowledge of the Borrower’s financial matters and is satisfactory to the Administrative Agent, confirming that (a) the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct as of the Second A&R Effective Date and (b) as of the Second A&R Effective Date, no Default has occurred and is continuing.

(e)                                  The Administrative Agent shall have received a solvency certificate in substantially the form of Exhibit I, dated the Second A&R Effective Date and signed by the Chief Executive Officer, a Chief Financial Officer, a Chief Accounting Officer or any other executive officer of the Borrower who has specific knowledge of the Borrower’s financial matters and is satisfactory to the Administrative Agent.

(f)                                   The Administrative Agent, the Lead Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the Second A&R Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees of legal counsel to the Administrative Agent, the Lead Arrangers and the Lenders) required to be reimbursed or paid by the Borrower hereunder.

(g)                                  Since December 31, 2017, there shall have been no event that has had or would reasonably be expected to have a Material Adverse Effect.

(h)                                 The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Second A&R Effective Date pursuant to documentation satisfactory to the Administrative Agent.

(i)                                     To the extent not received prior to the Second A&R Effective Date, the Collateral Agent shall have received the certificates representing the certificated Equity Interests pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(j)                                    Each Loan Party shall have provided the documentation and other information requested by the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation, the Act, in each case as requested at least three Business Days prior to the Second A&R Effective Date.

(k)                                 The Administrative Agent shall have received an executed promissory note payable to the order of each Lender that requested such promissory note at least one Business Day prior to the Second A&R Effective Date (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.

(l)                                     The Borrower shall have paid to the Administrative Agent (i) for the ratable account of the Revolving Lenders immediately on or prior to the Second A&R Effective Date, all accrued and unpaid interest on the Revolving Loans under the Original Credit Agreement and all accrued and unpaid fees payable pursuant to Sections 2.09(a) and (b)(i) of the Original Credit Agreement, (ii) for the account of the applicable Issuing Bank, all accrued and unpaid fronting fees payable pursuant to Sections 2.09(b)(ii) of the Original Credit Agreement and (iii) for its own account, all accrued and unpaid fees payable pursuant to Section 2.09(c) of the Original Credit Agreement, in each case to, but not including, the Second A&R Effective Date.

(m)                             The Borrower shall have paid to the Administrative Agent for the account of each of the Revolving Lenders, as fee compensation for the making of such Lender’s Revolving Commitment, an amendment fee as separately agreed.

The Administrative Agent shall notify the Borrower and the Lenders of the Second A&R Effective Date, and such notice shall be conclusive and binding.

ARTICLE V

Affirmative Covenants

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit have expired or been cash collateralized, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01                        Financial Statements; Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)                                 within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit except as to the effectiveness of internal control over financial reporting with respect to any subsidiary acquired during such fiscal year in accordance with Regulation S-X under the Exchange Act, as interpreted by the implementation guidance of the U.S. Securities Exchange Commission) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by such accountants and disclosed therein), and a schedule eliminating Unrestricted Subsidiaries and reconciling to the financial statements in reasonable detail as determined by the Borrower if requested by the Administrative Agent (on its own behalf or at the request of any Lender);

(b)                                 within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statement of operations as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and the statements of stockholders’ equity and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by such officer and disclosed therein), subject to normal year-end audit adjustments and the absence of footnotes, and a schedule eliminating Unrestricted Subsidiaries and reconciling to the financial statements in reasonable detail as determined by the Borrower if requested by the Administrative Agent (on its own behalf or at the request of any Lender);

(c)                                  within 90 days after the end of each fiscal year of the Borrower, forecasts of the cash and cash equivalents and long-term debt line items on the consolidated balance sheets and forecasts of the statements of operations and cash flows, in each case of the Borrower and the Restricted Subsidiaries on a quarterly basis for the then current fiscal year, in each case prepared by management of Borrower and substantially in the form as the forecasts delivered by the Borrower to the Lead Arrangers prior to the Second A&R Effective Date;

(d)                                 concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10 (whether or not the Testing Condition is satisfied), (iii) stating whether any change in GAAP or in the application thereof that materially affects such financial statements has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) setting forth a description of any change in the jurisdiction of organization of the Borrower or any Material Domestic Subsidiary since the date of the most recent certificate delivered pursuant to this paragraph (d) (or, in the case of the first such certificate so delivered, since the Closing Date) and (v) setting forth a calculation in reasonable detail indicating which Domestic Subsidiaries are Material Domestic Subsidiaries;

(e)                                  concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines and may be limited to accounting matters and disclaim responsibility for legal interpretations);

(f)                                   at any time the Borrower or any ERISA Affiliate participates in any Multiemployer Plan, promptly following receipt thereof, copies of any documents described in Section 101(k) or 101(l) of

ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower and/or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan then, upon reasonable request of the Administrative Agent, the Borrower and/or its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent (on behalf of each requesting Lender) promptly after receipt thereof;

(g)                                  after the Collateral Grant Date, concurrently with the delivery of financial statements under clause (a) above, an updated Perfection Certificate reflecting all changes since the date of the information most recently received pursuant to this clause (g) or Section 5.09(b) (or a certificate of a manager, executive officer or Financial Officer of the Borrower or any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of the Borrower certifying as to the absence of any changes to the previously delivered update, if applicable); and

(h)                                 promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial position of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent (on its own behalf or at the request of any Lender) may reasonably request.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to the consolidated financial information of the Borrower by furnishing the consolidated financial information of any parent of the Borrower that, directly or indirectly, holds all of the Equity Interests of the Borrower that would be required by clauses (a) and (b) of this Section 5.01 with all references to the “Borrower” therein being deemed to refer to such parent and all references to “Financial Officer” therein being deemed to refer to a comparable officer of such parent; provided that such financial statements are accompanied by a schedule (the “Reconciliation”) eliminating (A) such parent of the Borrower and any of such parent’s subsidiaries other than the Borrower and its subsidiaries and (B) Unrestricted Subsidiaries and reconciling to the financial statements in reasonable detail as determined by the Borrower if requested by the Administrative Agent (on its own behalf or at the request of any Lender).

Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information (including, in the case of certifications required pursuant to clause (b) above, the certifications accompanying any such quarterly report pursuant to Section 302 of the Sarbanes-Oxley Act of 2002), or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on IntraLinks or a similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e. soft copies) of such documents.  Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.  In the event any financial statements delivered under clause (a) or (b) above shall be restated, the Borrower shall deliver, promptly after such restated financial statements become available, revised completed certificates with respect to the periods covered thereby that give effect to such restatement, signed by a Financial Officer.

The Borrower acknowledges and agrees that all financial statements furnished pursuant to paragraphs (a) and (b) above (but not any Reconciliation unless it is marked “PUBLIC” by the Borrower) are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.18 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

SECTION 5.02                        Notices of Material Events.  The Borrower will furnish to the Administrative Agent for delivery to each Lender prompt written notice of the following:

(a)                                 the occurrence of any Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any Restricted Subsidiary thereof as to which there is a reasonable likelihood of an adverse determination that would reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower or its Restricted Subsidiaries in an amount which would constitute a Material Adverse Effect; and

(d)                                 any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03                        Existence; Conduct of Business.  The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except in each case (i) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect or (ii) as such action is not prohibited under Sections 6.03, 6.04 or 6.05.

SECTION 5.04                        Payment of Obligations.  The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 5.05                        Maintenance of Properties; Insurance.

(a)                                 The Borrower will, and will cause each of its Restricted Subsidiaries to (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (ii) maintain, with financially sound and reputable insurance companies insurance (subject to customary deductibles and retentions, as determined by the Borrower) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and within thirty (30) days after the Collateral Grant Date (or such later date as the Collateral Agent may agree in its reasonable discretion), cause the Collateral Agent to be listed as a co-loss payee on property policies with respect to tangible personal property and assets constituting Collateral located in the United States of America and as an additional insured on all general liability policies, and (iii) and use commercially reasonable efforts to maintain, prosecute and enforce its material Intellectual Property, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may (i) maintain all such insurance with any combination of primary and excess insurance, (ii) maintain any or all such insurance pursuant to master or so-called “blanket policies” insuring any or all Collateral and/or other real property which does not constitute Collateral (and in such event the co-payee endorsement shall be limited or otherwise modified accordingly), and/or (iii) self-insure with respect to such risks with respect to which similarly situated companies engaged in the same or similar businesses operating in the same or similar locations usually self-insure, as determined by the Borrower.

(b)                                 In connection with the covenants set forth in this Section 5.05, it is understood and agreed that:

(i)                                     the Administrative Agent, the Collateral Agent, the Lenders and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.05, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders or their agents or employees.  If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders and their agents and employees;

(ii)                                  the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.05 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties; and

(iii)                               the amount and type of insurance that the Borrower and its Restricted Subsidiaries have in effect as of the Second A&R Effective Date satisfy for all purposes the requirements of this Section 5.05.

SECTION 5.06                        Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants all at such reasonable times and as often as reasonably requested, provided that such visits, inspections, examinations and discussions shall, so long as no Default or Event of Default has occurred and is continuing, take place no more often than one time per fiscal year on a date to be determined by, and shall be coordinated by, the Borrower and the Administrative Agent.

SECTION 5.07                        Compliance with Laws.  The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08                        Use of Proceeds.  The proceeds of the Loans will be used only to finance the working capital needs and general corporate purposes of the Borrower and its Restricted Subsidiaries.

SECTION 5.09                        Subsidiary Guarantors and Collateral.

(a)                                 On the Second A&R Effective Date (A) each Restricted Subsidiary (other than an Excluded Subsidiary) will continue to be a party to the Subsidiary Guarantee and (B) each Restricted Subsidiary (other than an Excluded Subsidiary) will continue to be a party to the Pledge Agreement and pledge all of the Equity Interests of any Restricted Subsidiary (other than Excluded Securities) directly owned by such Restricted Subsidiary and any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests of any Restricted Subsidiary (other than Excluded Securities) that may be issued or granted to, or held by, such Restricted Subsidiary while this Agreement is in effect; provided that such Restricted Subsidiary shall not be required to take any action (including entry into any foreign pledge agreement or similar document) other than those actions expressly set forth in this clause (B) and deliver to the Collateral Agent any and all certificates representing such Equity Interests (to the extent certificated and not previously delivered to the Collateral Agent), accompanied by undated stock powers or other appropriate instruments of transfer executed in blank.

(b)                                 Prior to the Collateral Grant Date, with respect to any Person that becomes a Restricted Subsidiary (other than an Excluded Subsidiary) after the Second A&R Effective Date, or any Excluded Subsidiary that ceases to constitute an Excluded Subsidiary after the Second A&R Effective Date, the Borrower will, within sixty (60) days thereafter (or such longer period as the Collateral Agent may agree in its sole discretion) (i) cause such Restricted Subsidiary to (A) become a party to the Subsidiary Guarantee, (B) except during a Collateral Suspension Period, become a party to the Pledge Agreement or such other Collateral Document as may be reasonably requested by the Collateral Agent, (C) except during a Collateral Suspension Period, pledge all of the Equity Interests of any Restricted Subsidiary (other than Excluded Securities) directly owned by such Restricted Subsidiary and any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests of any Restricted Subsidiary (other than Excluded Securities) that may be issued or granted to, or held by, such Restricted Subsidiary while this Agreement is in effect, (D) deliver to the Collateral Agent any and all certificates representing such Equity Interests (to the extent certificated), accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and (E) deliver to the Administrative Agent a certificate of such Restricted Subsidiary, substantially in the form of Exhibit E, with appropriate insertions and attachments, and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent one or more legal opinions relating to the matters described above, which shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)                                  On the Collateral Grant Date,

(i)                                     the Borrower and each Subsidiary Guarantor shall cause the Collateral and Guarantee Requirement to be satisfied;

(ii)                                  the Collateral Agent shall have received a Perfection Certificate;

(iii)                               the Borrower shall deliver to the Administrative Agent one or more legal opinions relating to the matters described above, which shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)                                 If any asset  is acquired by the Borrower or any Subsidiary Guarantor after the Collateral Grant Date or owned by an entity at the time it becomes a Subsidiary Guarantor after the Collateral Grant Date (in each case other than (x) assets constituting Collateral under a Collateral Document that automatically become subject to the Lien of such Collateral Document upon acquisition thereof, and (y) assets constituting Excluded Collateral (as defined in the Amended and Restated Pledge Agreement (which for the avoidance of doubt shall include Excluded Securities), the Borrower or such Subsidiary Guarantor, as applicable, will (i) notify the Collateral Agent of such acquisition or ownership and (ii) cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations by, and take, and cause the Subsidiary Guarantors to take, such actions as shall be reasonably requested by the Collateral Agent to satisfy the Collateral and Guarantee Requirement with respect to such asset all at the expense of the Loan Parties, subject to the last paragraph of this Section 5.09.

(e)                                  If any additional direct or indirect Subsidiary of the Borrower is formed, acquired or ceases to constitute an Excluded Subsidiary following the Collateral Grant Date and such Subsidiary is (1) a Material Domestic Subsidiary of the Borrower that is not an Excluded Subsidiary or (2) any other Domestic Subsidiary of the Borrower that may be designated by the Borrower in its sole discretion, within sixty (60) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) (or such longer period as the Collateral Agent may agree in its sole discretion), Borrower shall notify the Collateral Agent thereof and, within sixty (60) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) or such longer period as the Collateral Agent may agree in its sole discretion, cause such Subsidiary to become a Subsidiary Guarantor and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to the last paragraph of this Section 5.09.  Notwithstanding anything to the contrary herein, in no circumstance shall an Excluded Subsidiary become a Subsidiary Guarantor unless designated as a Subsidiary Guarantor by the Borrower in its sole discretion.

(f)                                   The Borrower shall furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number (to the extent relevant in the applicable jurisdiction of organization) and (D) in any Loan Party’s jurisdiction of organization; provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within sixty (60) days following such change (or such longer period as the Collateral Agent may agree in its sole discretion), under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

In addition, in no event shall (1) control agreements or control, lockbox or similar agreements or arrangements be required with respect to deposit accounts, securities accounts or commodities accounts, (2) landlord, mortgagee and bailee waivers or subordination agreements be required, (3) notices be required to be sent to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing and (4) foreign-law governed security documents or perfection under foreign law be required.

SECTION 5.10                        Collateral Suspension Period.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, any Loan Document or any other document executed in connection herewith, if a Collateral Suspension Date occurs (including any subsequent Collateral Suspension Date after the occurrence of an immediately preceding Collateral Reinstatement Date), then the Borrower shall be entitled to request the release of any or all of the Liens granted pursuant to the Collateral Documents on the Collateral, and upon delivery to the Administrative Agent and Collateral Agent of the Officer’s Certificate set forth in clause (iv) of the definition of “Collateral Suspension Date,” such Liens securing Obligations shall automatically terminate.  In connection with the foregoing, the Collateral Agent shall, within a reasonable period of time following the request and at the sole cost and expense of the Loan Parties, assign, transfer and deliver to the applicable Loan Parties, without recourse to or warranty by the Collateral Agent except as to the fact that the Collateral Agent has not encumbered the released assets, such of the Collateral or any part thereof to be released as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral,  such documents and instruments (including UCC-3 termination financing statements or releases) as the Borrower shall reasonably request to evidence such termination and release.  During any Collateral Suspension Period, the terms and conditions of the Collateral Documents, including all covenants and representations and warranties contained therein, shall not apply to the Loan Parties.(b)                                      Notwithstanding clause (a) above, if after any Collateral Suspension Date (i) either (x) the Borrower’s corporate credit/family rating subsequently falls below BBB-  by S&P or Baa3  by Moody’s or (y) either S&P or Moody’s (or a successor thereto) ceases to provide a corporate credit/family rating for the Borrower, (ii) any Loan Party incurs a Lien pursuant to Section 6.02(g) or (iii) the Borrower notifies the Administrative Agent in writing that it has elected to terminate the Collateral Suspension Period (the occurrence of any event in clause (i), (ii), or (iii), a “Collateral Reinstatement Event”), the Collateral Suspension Period with respect to such Collateral Suspension Date shall automatically terminate and all Collateral and the Collateral Documents, and all Liens granted or purported to be granted therein, released pursuant to clause (a) above shall be automatically reinstated on the same terms as of the applicable Collateral Reinstatement Date (as defined below) and the Loan Parties shall take all actions and execute and deliver all documents including the delivery of a new pledge agreement and UCC-1 financing statements (collectively, the “New Collateral Documents”) and stock certificates accompanied by stock powers reasonably requested by the Administrative Agent as necessary to create and perfect the Liens of the Collateral Agent in such Collateral, substantially consistent with the provisions of Section 4.03 of this Agreement, in form and substance reasonably satisfactory to the Administrative Agent (collectively, the “Collateral Reinstatement Requirements”), within 30 days of such Collateral Reinstatement Event (or such longer period as the Administrative Agent may agree in its sole discretion) (the first date on which a new pledge agreement is required to be delivered pursuant to the foregoing, the “Collateral Reinstatement Date”).  The Collateral Agent is hereby authorized to enter into any New Collateral Documents in connection with any Collateral Reinstatement Event.

SECTION 5.11                        Further Assurances.  Promptly upon the reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, the Borrower shall, or shall cause the Subsidiary Guarantors to (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (x) carry out the purposes of the Loan Documents, (y) satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied and (z) perfect and maintain the validity and effectiveness of the Collateral Documents and any of the Liens created thereunder.  Notwithstanding anything herein to the contrary, (A) the Collateral Agent may grant extensions of time or waiver or modification of requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Collateral Grant Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot reasonably be accomplished without undue effort or expense or is otherwise impracticable by the time or times at and/or in the form or manner in which it would otherwise be required by this Agreement or the other Loan Documents and (B) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Collateral Documents shall be subject to exceptions and limitations set forth in the Collateral Documents.  Notwithstanding the foregoing, neither the Borrower nor any subsidiary shall be required to comply with the provisions of clauses (ii)(y) or (z) of this Section 5.11 during any Collateral Suspension Period.

ARTICLE VI

Negative Covenants

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or have been cash collateralized, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01                        Indebtedness.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                 Indebtedness incurred under the Loan Documents;

(b)                                 (i) Pari Passu Indebtedness, so long as after giving pro forma effect to the incurrence of such Pari Passu Indebtedness and any use of the proceeds thereof, (x) the Priority and Secured Net Leverage Ratio as of the last day of the most recently ended Test Period shall be less than or equal to 2.00 to 1.00, (y) no Default shall have occurred and be continuing and (z) the Borrower shall be in compliance with Section 6.10 (whether or not the Testing Condition is satisfied), in each case on the date of such incurrence and (ii) any Refinancing Indebtedness thereof;

(c)                                  (i) Indebtedness of the Borrower or any other subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets (provided that such Indebtedness is incurred or assumed prior to or within 90 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets) in an aggregate amount under this clause (c) not to exceed the greater of $125,000,000 and 2.0% of Total Assets as of the time of incurrence; provided that (x) no Default shall have occurred and be continuing and (y) the Borrower shall be in compliance with Section 6.10 (whether or not the Testing Condition is satisfied) and (ii) any Refinancing Indebtedness thereof;

(d)                                 any Indebtedness of any Loan Party that is not secured by any Lien on the assets of the Borrower or of any Restricted Subsidiary (i) so long as (x) after giving pro forma effect to the incurrence of such Indebtedness and any substantially concurrent use of the proceeds thereof, (A) no Default shall have occurred and be continuing and (B) the Borrower shall be in compliance with Section 6.10 (whether or not the Testing Condition is satisfied), and (y) other than with respect to Indebtedness the aggregate amount of which shall not exceed the greater of $65,000,000 and 1.0% of Total Assets as of the time of incurrence, such Indebtedness under this clause (d) has a final maturity date occurring after the date that is 90 days after the latest final maturity date applicable to the Loans at the time such Indebtedness is incurred and does not require any mandatory prepayments other than in connection with a Change of Control or with the net cash proceeds from any Disposition and (ii) any Refinancing Indebtedness thereof;

(e)                                  (i) Priority Indebtedness so long as after giving pro forma effect to the incurrence of such Priority Indebtedness and any substantially concurrent use of the proceeds thereof, (x) the aggregate principal amount of Priority Indebtedness (without duplication) outstanding at the time of such incurrence does not exceed the greater of $150,000,000 and 50.0% of Consolidated EBITDA for the then most recently ended Test Period, (y) no Default shall have occurred and be continuing and (z) the Borrower shall be in compliance with Section 6.10 (whether or not the Testing Condition is satisfied), in each case, on the date of such incurrence; and (ii) any Refinancing Indebtedness thereof;

(f)                                   Guarantees of any Indebtedness permitted pursuant to this Section 6.01; in each case so long as in the case of clauses (b) and (d) above, and the Senior Notes and any Refinancing Indebtedness thereof, the Loans are guaranteed by such Restricted Subsidiary to at least the same extent;

(g)                                  Indebtedness related to the Senior Notes and any Refinancing Indebtedness thereof;

(h)                                 (x) Indebtedness of the Borrower owed to any Restricted Subsidiary or of a Restricted Subsidiary owed to any other Restricted Subsidiary or the Borrower and (y) Guarantees by any Restricted Subsidiary or the Borrower of any Indebtedness of the Borrower or any other Restricted Subsidiary; provided, however, that upon any such Indebtedness being owed to any Person other than the Borrower or a Restricted Subsidiary or any such guarantee being of Indebtedness of any Person other than the Borrower or a Restricted Subsidiary, as applicable, the Borrower or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (h);

(i)                                     Indebtedness outstanding on the Second A&R Effective Date and set forth on Schedule 6.01 and any Refinancing Indebtedness thereof;

(j)                                    (i) Indebtedness of any Person that becomes a Restricted Subsidiary after the Second A&R Effective Date or is merged with or into or consolidated or amalgamated with the Borrower or any Restricted Subsidiary after the Second A&R Effective Date and Indebtedness expressly assumed in connection with the acquisition of an asset or assets from any other Person; provided that (A) such Indebtedness existed at the time such Person became a Restricted Subsidiary or of such merger, consolidation, amalgamation or acquisition and was not created in anticipation thereof and (B) immediately after such Person becomes a Restricted Subsidiary or such merger, consolidation, amalgamation or acquisition, (x) no Default shall have occurred and be continuing and (y) the Borrower shall be in pro forma compliance with Section 6.10 (whether or not the Testing Condition is satisfied) and (ii) any Refinancing Indebtedness of such Indebtedness described in clause (i);

(k)                                 Indebtedness constituting Investments not prohibited under Section 6.11 (other than Section 6.11(g));

(l)                                     Indebtedness in respect of bid, performance, surety bonds or completion bonds issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Borrower or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance, surety or completion obligations;

(m)                             Indebtedness owed to any officers or employees of the Borrower or any Restricted Subsidiary; provided that the aggregate principal amount of all such Indebtedness under this clause (m) shall not exceed $15,000,000 at any time outstanding;

(n)                                 Indebtedness arising or incurred as a result of or from the adjudication or settlement of any litigation or from any arbitration or mediation award or settlement, in any case involving the Borrower or any Restricted Subsidiary, provided that the judgment, award(s) and/or settlements to which such Indebtedness relates would not constitute an Event of Default under Section 7.01(j);

(o)                                 indemnification, adjustment of purchase price, deferred purchase price, contingent consideration or other compensation or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Borrower or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that, in the case of a disposition, the maximum aggregate liability in respect of all such obligations incurred or assumed in connection with such disposition outstanding under this clause (o) shall at no time exceed the gross proceeds (including Fair Market Value of noncash proceeds measured at the time such noncash proceeds are received) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;

(p)                                 unsecured Indebtedness in respect of obligations of the Borrower or any of its Restricted Subsidiaries to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money;

(q)                                 letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(r)                                    Indebtedness arising (A) from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence, (B) under any customary cash pooling or cash management agreement with a bank or other financial institution in the ordinary course of business or (C) from Cash Management Obligations;

(s)                                   Indebtedness representing deferred compensation incurred in the ordinary course of business;

(t)                                    Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(u)                                 Indebtedness supported by a letter of credit, bank guarantee or similar instrument, in principal amount not in excess of the stated amount of such letter of credit, bank guarantee or similar instrument;

(v)                                 the disposition of accounts receivable in connection with receivables factoring arrangements in the ordinary course of business;

(w)                               Indebtedness of the Borrower consisting of obligations for the payment of letters of credit in commitment amounts under this clause (w) not to exceed $30,000,000 in the aggregate at any one time outstanding, excluding any commitment amounts for letters of credit issued pursuant to Indebtedness incurred under any other clause of this Section 6.01;

(x)                                 any guarantee by the Borrower or any of its Restricted Subsidiaries, in the ordinary course of business, of obligations of suppliers, customers, franchisees and licensees of the Borrower or any of its Restricted Subsidiaries; and

(y)                                 to the extent constituting Indebtedness, the Match Transactions.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

For purposes of determining compliance with this Section 6.01, (i) Indebtedness need not be incurred solely by reference to one category of described in this Section 6.01 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (ii) in the event that Indebtedness incurred pursuant to this Section 6.01 meets the criteria of more than one of the types of Indebtedness described in  this Section 6.01, the Borrower, in its sole discretion, shall classify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness and may include the amount and type of such

Indebtedness in one or more of the clauses this Section 6.01 (including in part under one such clause and in part under another such clause); provided that if at any time any applicable ratio or financial test for any  category based on an Incurrence Based Amounts permits any Indebtedness outstanding under a category based on a Fixed Amount, such Indebtedness shall be deemed to have been automatically reclassified as incurred or existing under such category based on an Incurrence Based Amount.

SECTION 6.02                        Liens.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                 Permitted Encumbrances;

(b)                                 any Lien on any property or asset of the Borrower or any Restricted Subsidiary (or any improvements or accession thereto or proceeds therefrom) existing on the Second A&R Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Second A&R Effective Date and any Refinancing Indebtedness in respect thereof;

(c)                                  any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any Refinancing Indebtedness in respect thereof;

(d)                                 Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 6.01(c); provided that (i) such Liens are incurred prior to or within 90 days after such acquisition or the completion of such construction and improvement with the acquisition of such fixed or capital assets, and (ii) such Liens do not at any time encumber any of its existing property other than the property financed by such Indebtedness;

(e)                                  deposits, reserves and other Liens securing credit card operations of the Borrower and its Restricted Subsidiaries;

(f)                                   Liens created by the Collateral Documents or otherwise securing the Obligations;

(g)                                  Liens securing Indebtedness permitted pursuant to Section 6.01(b), so long as, in each case, the Obligations are secured equally and ratably with (or better than) such Liens;

(h)                                 Liens securing Indebtedness permitted pursuant to Section 6.01(e);

(i)                                     Liens securing Guarantees of Indebtedness permitted pursuant to Section 6.01(a), (b) and (e); provided that, with respect to any such Liens securing Guarantees of Indebtedness permitted pursuant to Section 6.01(b), the Obligations are secured equally and ratably with (or better than) such Liens;

(j)                                    Liens that do not secure Indebtedness and do not interfere with the material operations of the Borrower and the Restricted Subsidiaries and do not individually or in the aggregate materially impair the value of the assets of the Borrower and the Restricted Subsidiaries;

(k)                                 Liens deemed to secure Capital Lease Obligations incurred in connection with any sale and leaseback transaction permitted by Section 6.08;

(l)                                     licenses, sublicenses, leases or subleases that do not interfere in any material respect with the business of the Borrower or any Restricted Subsidiary;

(m)                             any interest or title of a lessor or sublessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted hereunder;

(n)                                 normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers liens, rights of setoff or similar rights in favor of banks or other depository institutions and not securing any Indebtedness;

(o)                                 Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(p)                                 Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement in respect of any acquisition or other investment by the Borrower or any Restricted Subsidiary;

(q)                                 [Reserved];

(r)                                    any extension, renewal or replacement (or successive renewals or replacements) in whole or in part of any Lien referred to in clause (b), (c), (d), (g), (h) or (i); provided that with respect to (b), (c) and (d), (x) the obligations secured thereby shall be limited to the obligations secured by the Lien so extended, renewed or replaced (and, to the extent provided in such clauses, extensions, renewals and replacements thereof) and (y) such Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced;

(s)                                   Liens encumbering deposits made to secure obligations arising from common law, statutory, regulatory, contractual or warranty requirements of the Borrower or any Restricted Subsidiary, including rights of offset and setoff;

(t)                                    Liens securing Hedging Obligations entered into for bona fide hedging purposes of the Borrower or any Restricted Subsidiary not for the purpose of speculation;

(u)                                 Liens in favor of a Loan Party;

(v)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens in the ordinary course of business in favor of issuers of performance and surety bonds or bid bonds or with respect to health, safety and environmental regulations (other than for borrowed money) or letters of credit or bank guarantees issued to support such bonds or requirements pursuant to the request of and for the account of such Person in the ordinary course of business;

(w)                               Interests of vendors in inventory arising out of such inventory being subject to a “sale or return” arrangement with such vendor or any consignment by any third party of any inventory;

(x)                                 Liens securing Indebtedness owed by (a) a Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary that is a Subsidiary Guarantor or (b) the Borrower to a Subsidiary Guarantor;

(y)                                 Liens securing obligations pursuant to cash management agreements and treasury transactions;

(z)                                  Liens arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Borrower and its Restricted Subsidiaries in the ordinary course of trading and on the supplier’s standard or usual terms; and

(aa)                          Liens on Equity Interests of the members of the Match Group (other than The Match Group, Inc.) securing Indebtedness permitted under Section 6.01(y) and Guarantees thereof permitted by Section 6.01(f);

provided that, at any time other than during a Collateral Suspension Period, no voluntary Lien shall be created, incurred, assumed or permitted to exist on any Equity Interests of any Restricted Subsidiary required to be pledged to secure the Obligations hereunder other than (i) Permitted Encumbrances described in clauses (a), (b) and (e) of the definition of “Permitted Encumbrances,” (ii) Liens securing the Obligations, (iii) Liens securing Pari Passu Indebtedness or Priority Indebtedness (and Liens securing Guarantees thereof permitted by Section 6.01(f)) and (iv) Liens permitted under 6.02(aa) above.

For purposes of determining compliance with this Section 6.02, (i) any Lien need not be incurred solely by reference to one category of described in this Section 6.02 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (ii) in the event that any Lien incurred pursuant to this Section 6.02 meets the criteria of more than one of the types of Lien described in  this Section 6.02, the Borrower, in its sole discretion, shall classify, or later divide, classify or reclassify (as if incurred at such later time), such Lien and may include the amount and type of such Lien in one or more of the clauses this Section 6.02 (including in part under one such clause and in part under another such clause); provided that if at any time any applicable ratio or financial test for any category based on an Incurrence Based Amounts permits any Indebtedness outstanding under a category based on a Fixed Amount, such Lien shall be deemed to have been automatically reclassified as incurred or existing under such category based on an Incurrence Based Amount.

SECTION 6.03                        Fundamental Changes.  The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of (in one transaction or in a series of related transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i)                                     any Person may merge or be consolidated with or into the Borrower in a transaction in which the Borrower is the continuing or surviving Person;

(ii)                                  any Person (other than the Borrower) may merge or consolidate with or into any Restricted Subsidiary in a transaction in which the surviving entity is or becomes a Restricted Subsidiary; provided that, if such Person is a Subsidiary Guarantor, the surviving entity is the Borrower or is or substantially concurrently becomes a Subsidiary Guarantor;

(iii)                               any merger, consolidation, Disposition, liquidation or dissolution not prohibited by Sections 6.04, 6.05 and 6.11 shall be permitted;

(iv)                              any Restricted Subsidiary may Dispose of all or substantially all of its assets, or all or substantially all of the stock of its Restricted Subsidiaries, in each case to the Borrower or to another Restricted Subsidiary or to any Person who becomes a Restricted Subsidiary in connection with such Disposition, and the Borrower may Dispose of substantially all of its assets, or substantially all of the stock of its Restricted Subsidiaries, in each case to any Restricted Subsidiary or to any Person who becomes a Restricted Subsidiary in connection with such Disposition;

(v)                                 any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(vi)                              a Match Disposition shall be permitted; and

(vii)                           the Borrower may (x) merge into or consolidate with any Person  or (y) Dispose of substantially all (as determined by the Borrower) of its assets, or substantially all (as determined by the Borrower) of the stock of its direct subsidiaries to, any Restricted  Subsidiary; provided, in each case, that the Person formed by or surviving such consolidation or merger or to which such Disposition is made (such Person, the “Successor Borrower”) is an entity organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor Borrower expressly assumes, by a Joinder and Reaffirmation Agreement, all of the obligations of the Borrower under this Agreement and each other Loan Document to which the Borrower is a party and takes all actions required by the Pledge Agreement to perfect the Liens on the Collateral owned by the Successor Borrower; provided, further, that as of the date of such assumption pursuant this clause (vii),

(A)                               the Successor Borrower shall be in compliance with Section 6.10 (whether or not the Testing Condition is satisfied) on a pro forma basis after giving effect to such assumption,

(B)                               each other Loan Party shall have reaffirmed such Loan Party’s obligations under the Loan Documents to which it is a party by executing and delivering a Joinder and Reaffirmation Agreement,

(C)                               the Administrative Agent shall have received a certificate, dated the date of such assumption and signed by the Chief Executive Officer, a Vice President, a Financial Officer of the Successor Borrower or any other executive officer of the Successor Borrower who has specific knowledge of the Successor Borrower’s financial matters and is reasonably satisfactory to the Administrative Agent, confirming that (x) after giving effect to such assumption, no Default or Event of Default has occurred and is continuing, (y) after giving effect to such assumption, the representations and warranties of each Loan Party set forth in the Credit Agreement and the Collateral Documents are true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of the date of such assumption, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall have been true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date and (z) such merger, consolidation or Disposition complies with this Agreement,

(D)                               the Administrative Agent shall have received (x) a certificate of the Successor Borrower substantially in the form of Exhibit E, including all annexes, exhibits and other attachments thereto and (y) if requested by the Administrative Agent, an opinion of counsel covering such matters, and in a form, substantially the same as previously provided to the Administrative Agent under Section 4.03(b) to the extent applicable,

(E)                                the Borrower shall have provided any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the Act and the Beneficial Ownership Regulation, and

(F)                                 in the case of a Disposition under clause (y)of this clause (vii), any assets of the Borrower that are not transferred to the Successor Borrower shall be deemed to be a Restricted Payment by the Successor Borrower, and such Restricted Payment shall be subject to compliance with Section 6.05.

This Section 6.03(vii) shall not apply to a Disposition pursuant to clause (y) above unless the Borrower notifies the Administrative Agent that it has elected to rely on this Section 6.03(vii) to transfer the obligations of the “Borrower” hereunder and the other Loan Documents to a Successor Borrower.  Upon any consolidation, merger or Disposition with respect to which this Section 6.03(vii) applies, the Successor Borrower shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement and the other Loan Documents, with the same effect as if such Successor Borrower had been named as the Borrower herein and therein, and with respect to any such Disposition the entity succeeded as Borrower shall be released from the obligation to pay the principal of and interest on the Loans and all of the Borrower’s other obligations and covenants under this Agreement and the other Loan Documents.

SECTION 6.04                        Disposition of Property.  The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless at the time of such transaction and after giving effect thereto and to the use of proceeds thereof (i) no Default shall have occurred and be continuing and (ii) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value of the assets sold or otherwise Disposed of, and (iii) in the case of an Asset Sale other than an Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(i)                                     any liabilities (as reflected in the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Borrower’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on the date of such balance sheet) of the Borrower or such Restricted Subsidiary other than liabilities that are by their terms subordinated in right of payment to the Loans, that are assumed by the transferee of any such assets and for which the Borrower and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(ii)                                  any securities, notes or other similar obligations received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent so converted) within 180 days following the closing of such Asset Sale, and

(iii)                               any Designated Noncash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed an amount equal to the greater of $200,000,000 or 3.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Cash Equivalents for purposes of this provision and for no other purpose.

SECTION 6.05                        Restricted Payments.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except:

(i)                                     the payment by the Borrower or any Restricted Subsidiary of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or giving the notice of the redemption, if on the date of declaration or notice the payment would have complied with the provisions of this Agreement (assuming, in the case of redemption, the giving of the notice would have been deemed to be a Restricted Payment at such time and such deemed Restricted Payment would have been permitted at such time);

(ii)                                  the Borrower may declare or make a Restricted Payment with respect to its Equity Interest payable solely in Qualified Equity Interests or redeem any of its Equity Interests in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests;

(iii)                               repurchase, redemption or other acquisition for value by the Borrower of, Equity Interests of the Borrower held by officers, directors or employees or former officers, directors or employees of the Borrower and any Restricted Subsidiary (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $10,000,000 during any twelve consecutive months (with unused amounts in any period being carried over to succeeding periods); provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any current or former officer, director or employee (or any permitted transferees thereof) of the Borrower or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of this Agreement;

(iv)                              repurchases of Equity Interests (a) deemed to occur upon the exercise of stock options, warrants, or similar rights if the Equity Interests represent all or a portion of the exercise price thereof or (b) in connection with the satisfaction of any withholding Tax obligations incurred relating to the vesting or exercise of stock options, warrants, restricted stock units or similar rights;

(v)                                 any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Equity Interests of the Borrower (other than Qualified Equity Interests issued or sold to a Restricted Subsidiary of the Borrower or an employee stock ownership plan or to a trust established by the Borrower or any of its Restricted Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Borrower from its stockholders;

(vi)                              payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries that complies with the provisions of  Section 6.03;

(vii)                           any Restricted Subsidiary may declare or make a Restricted Payment with respect to the Equity Interests of such Restricted Subsidiary to the Borrower or any other Restricted Subsidiary (and, in the case of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, to each owner of Equity Interests of such Restricted Subsidiary such that the Borrower or Restricted Subsidiary receives at least its pro rata share of such dividend or distribution); and

(viii)                        the Borrower and its Restricted Subsidiaries may make Restricted Payments to any direct or indirect parent of the Borrower:

(A)                                     the proceeds of which will be used to pay the consolidated, combined or similar income tax liability of such parent’s income tax group that is attributable to the income of the Borrower or its subsidiaries; provided that (x) no such payments with respect to any taxable year shall exceed the amount of such income tax liability that would have been imposed on the Borrower and/or the applicable subsidiaries had such entity(ies) filed on a stand-alone basis and (y) any such payments attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for such purpose;

(B)                                     the proceeds of which shall be used to pay such equity holder’s operating costs and expenses, other overhead costs and expenses and fees, in each case, which are directly attributable to the ownership or operations of the Borrower and its subsidiaries; or

(C)                                     the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Borrower to the extent such salaries, bonuses, other benefits and indemnities are directly attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(ix)                              Restricted Payments (including any Match Disposition); provided that after giving pro forma effect to such Restricted Payment, (i) no Default shall have occurred and be continuing and (ii) the Borrower shall be in compliance with Section 6.10 (whether or not the Testing Condition is satisfied).

For purposes of determining compliance with this Section 6.05, any Restricted Payment need not be made solely by reference to one category of described in this Section 6.05 but may be made under any combination of such categories (including in part under one such category and in part under any other such category).

SECTION 6.06                        Transactions with Affiliates.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions (including amendments or modifications to prior or existing transactions) with, any of its Affiliates involving payment or consideration in excess of $5,000,000, except:

(a)                                 for transactions at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, as determined by the Borrower;

(b)                                 transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate;

(c)                                  pursuant to, as determined by the Borrower, reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, and stock compensation plans) and indemnification arrangements and performance of such arrangements;

(d)                                 any Restricted Payment permitted by Section 6.05;

(e)                                  ordinary course overhead arrangements in which any Restricted Subsidiary or Unrestricted Subsidiary participates;

(f)                                   any Investment permitted by Section 6.11;

(g)                                  (x) any agreement or arrangement in effect on the Second A&R Effective Date and any amendment or replacement thereof that is not more disadvantageous to the Lenders in any material respect than the agreement or arrangement in effect on the Second A&R Effective Date; (y)  any agreement or arrangement between the Borrower or any of its Restricted Subsidiaries on the one hand and any of its Affiliates on the other than of a type that is customarily entered into by a publicly traded parent or its subsidiaries and a publicly traded subsidiary of such entity (or a subsidiary of either such entity), as determined in good faith by the Borrower or (z) any transaction pursuant to any agreement or arrangement referred to in the immediately preceding clause (x) or (y);

(h)                                 any transaction with a joint venture or similar entity which would be subject to this Section 6.06 solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity;

(i)                                     any transaction entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Borrower or a Restricted Subsidiary;

(j)                                    any transaction with an Affiliate where the only consideration paid by the Borrower or any Restricted Subsidiary is Qualified Equity Interests;

(k)                                 the issuance or sale of any Qualified Equity Interests;

(l)                                     any issuance of securities, or other payments, awards or grants in cash, securities or otherwise, in each case pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business;

(m)                             any employment agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and the transactions pursuant thereto; and

(n)                                 transactions between any one or more members of the IAC Group and any one or more members of the Match Group in connection with the Match Transactions.

SECTION 6.07                        Changes in Fiscal Periods.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, change its fiscal year to end on a day other than December 31 or change its method of determining fiscal quarters.

SECTION 6.08                        Sales and Leasebacks.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement with any Person (other than the Borrower or a Restricted Subsidiary) providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or any Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any Restricted Subsidiary unless (i) the lease in such arrangement is a capital lease and such capital lease may be entered into at such time pursuant to Section 6.01 and 6.02 or (ii) the lease in such arrangement is not a capital lease and the aggregate proceeds from such arrangement and other such arrangements since the Second A&R Effective Date do not exceed the greater of $25,000,000 and 1.0% of Consolidated EBITDA after giving effect thereto on a pro forma basis for the then most recently ended Test Period.

SECTION 6.09                        Clauses Restricting Subsidiary Distributions.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Equity Interests held by the Borrower or a Restricted Subsidiary, (b) make loans or advances or pay any Indebtedness or other obligation owed to the Borrower or any Subsidiary Guarantor or (c) transfer any of its assets to the Borrower or any Subsidiary Guarantor, except for such encumbrances or restrictions existing under or by reason of:

(i)                                     any encumbrances or restrictions existing under this Agreement and the other Loan Documents;

(ii)                                  encumbrances or restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the capital stock or assets of such Restricted Subsidiary;

(iii)                               encumbrances or restrictions under any agreement governing Capital Lease Obligations secured by Liens permitted by Section 6.02, so long as such restrictions apply only to the assets subject to such Liens or relating to such Capital Lease Obligations, as the case may be;

(iv)                              encumbrances or restrictions under any agreement listed on Schedule 6.09 as in effect on the Second A&R Effective Date;

(v)                                 encumbrances or restrictions under any agreement of any Person that becomes a Restricted Subsidiary after the Closing Date that existed prior to the time such Person became a Restricted Subsidiary; provided that such restrictions are not created in contemplation of or in connection with such acquisition;

(vi)                              any other instrument or agreement entered into after the Closing Date that contains encumbrances and restrictions that, as determined by the Borrower, will not materially adversely affect the Borrower’s ability to make payments on the Loans;

(vii)                           encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

(viii)                        non-assignment provisions of any contract or lease entered into in the ordinary course of business;

(ix)                              encumbrances or restrictions imposed under any agreement to sell assets, including Qualified Equity Interests of such Restricted Subsidiary, permitted under this Agreement to any Person pending the closing of such sale;

(x)                                 encumbrances or restrictions relating to any Lien permitted under this Agreement imposed by the holder of such Lien that limit the right of the relevant obligor to transfer assets that are subject to such Lien;

(xi)                              encumbrances or restrictions relating to any Lien on any asset or property at the time of acquisition of such asset or property by the Borrower or any Restricted Subsidiary;

(xii)                           customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements, shareholder agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture, corporation or similar Person;

(xiii)                        encumbrances or restrictions on cash or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business;

(xiv)                       Indebtedness incurred in compliance with Section 6.01(c) that imposes restrictions of the nature described in clause (c) above on the assets acquired;

(xv)                          with respect to clause (c) only, any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests, licenses, joint venture agreements and agreements similar to any of the foregoing to the extent such provisions restrict the transfer of the property subject to such leases, licenses, joint venture agreements or similar agreements;

(xvi)                       with respect to clause (c) only, any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

(xvii)                    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, agreements, instruments or obligations referred to in this Section 6.09; provided that, as determined by the Borrower, such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings (a) are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings or (b) will not materially adversely affect the Borrower’s ability to make payments on the Loans; and

(xviii)                 encumbrances or restrictions imposed on any member of the Match Group in connection with the Match Transactions.

SECTION 6.10                        Consolidated Net Leverage Ratio.  As of the last day of any Test Period, if the Testing Condition is satisfied, then the Borrower will not permit the Consolidated Net Leverage Ratio as of the last day of such Test Period to exceed (x) prior to the Trigger Date, 3.25 to 1.00 or (y) on or after the Trigger Date, 2.75 to 1.00.

SECTION 6.11                        Investments.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any advance, loan, extension of credit (by way of Guarantee or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or incur any Unrestricted Subsidiary Support Obligations with respect to, any other Person (all of the foregoing, “Investments”) except:

(a)                                 extensions of trade credit and credit to customers in the ordinary course of business;

(b)                                 Investments in cash and Cash Equivalents and Investments that were Cash Equivalents when made;

(c)                                  loans and advances to directors, employees and officers of the Borrower or any Restricted Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate principal amount for the Borrower and its Restricted Subsidiaries not to exceed $10,000,000 at any one time outstanding;

(d)                                 Investments made by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary or any Person who becomes a Restricted Subsidiary in connection with such Investment;

(e)                                  Investments made at any time if, after giving pro forma effect thereto, (i) the Borrower shall be in compliance with Section 6.10 (whether or not the Testing Condition is satisfied) and (ii) no Default shall have occurred and be continuing;

(f)                                   any Investment (x) existing on the Second A&R Effective Date or (y) made pursuant to binding commitments existing on the Second A&R Effective Date and, in the case of clause (y), disclosed to the Lenders in writing on the Second A&R Effective Date;

(g)                                  Investments not prohibited by Section 6.05;

(h)                                 Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed  $200,000,000 plus (ii) $100,000,000 in any fiscal year (with unused amounts pursuant to clauses (i) and (ii) collectively permitted to be carried over to succeeding fiscal years up to an aggregate total amount in any fiscal year not to exceed $300,000,000); provided that after giving pro forma effect to each such Investment, no Default shall have occurred and be continuing;

(i)                                     Guarantees not prohibited by Section 6.01;

(j)                                    Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower;

(k)                                 accounts, chattel paper and notes receivable arising from the sale or lease of goods or the performance of services in the ordinary course of business;

(l)                                     Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, suppliers and customers arising in the ordinary course of business;

(m)                             Investments, including in joint ventures of the Borrower or any Restricted Subsidiary, in an amount not to exceed at any one time outstanding the greater of $125,000,000 or 2.00% of Total Assets;

(n)                                 Investments arising out of the receipt by the Borrower or a Restricted Subsidiary of noncash consideration for the sale of assets permitted under Section 6.04;

(o)                                 Guarantees by the Borrower or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or Restricted Subsidiary in the ordinary course of business;

(p)                                 lease, utility and other similar deposits in the ordinary course of business;

(q)                                 to the extent constituting Investments, the Match Transactions;

(r)                                    [Reserved];

(s)                                   [Reserved]; and

(t)                                    Investments in Unrestricted Subsidiaries (i) arising in the ordinary course of business related to cash management, payroll, accounts payable, insurance and other similar expenses, which in the Borrower’s good faith determination will be promptly reimbursed by such Unrestricted Subsidiaries or (ii) consisting of the Equity Interests or assets of an Unrestricted Subsidiary; provided that any such Investment made in reliance on this clause (ii) shall not increase availability under Section 6.11 (h) or (m) if the original Investment in such Unrestricted Subsidiary was made in reliance on Section 6.11 (h) or (m).

For purposes of determining compliance with this Section 6.11, any Investment need not be made solely by reference to one category of described in this Section 6.11 but may be made under any combination of such categories (including in part under one such category and in part under any other such category).  The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower’s option, but not below zero) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

ARTICLE VII

Events of Default

SECTION 7.01                        Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)                                 the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)                                  any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in this Agreement or any other Loan Document or any amendment, modification or waiver in respect thereof, or in any certificate furnished pursuant to this Agreement or any other Loan Document or any amendment, modification or waiver in respect thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d)                                 any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e)                                  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party (other than those specified in clause (a), (b), (c) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)                                   the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after any applicable grace period therefor;

(g)                                  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                    one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not adequately covered by insurance) shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(k)                                 an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(l)                                     at any time other than during a Collateral Suspension Period, any Collateral Document shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing, or any security interest purported to be created by any Collateral Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as required by this Agreement or the relevant Collateral Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Agreement or to file Uniform Commercial Code continuation statements (so long as such failure does not result from the breach or non-compliance with the Loan Documents by any Loan Party), (except, in each case, as permitted under the Loan Documents); provided that, in the case of any failure of a security interest to be valid and perfected, no Event of Default shall occur under this Section 7.01(l) if (i) a valid security interest shall be perfected on such Collateral within five Business Days and (ii) following such five Business Day period, the rights, powers and privileges of the Secured Parties shall not be materially adversely affected by such failure;

(m)                             this Agreement or the Subsidiary Guarantee shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing, except as permitted under the Loan Documents; or

(n)                                 Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable during the continuation of such event) by the Borrower, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind (other than notice from the Administrative Agent), all of which are hereby waived by the Borrower and (iii) require all outstanding Letters of Credit to be cash collateralized in accordance with Section 2.17(k); and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section 7.01, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

SECTION 8.01                        Appointment and Authorization.  Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

SECTION 8.02                        Administrative Agent and Affiliates.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Restricted Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03                        Action by Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or 9.03), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or 9.03) or otherwise, in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered under or in connection with this Agreement or any other Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04                        Consultation with Experts.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05                        Delegation of Duties.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06                        Successor Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

SECTION 8.07                        Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  Each Lender further acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.

SECTION 8.08                        Lead Arrangers; Syndication Agent; Co-Documentation Agents.  Notwithstanding anything to the contrary herein, none of the Lead Arrangers, the Syndication Agent or Co-Documentation Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, if applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lead Arrangers, the Syndication Agent or the Co-Documentation Agents in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.

SECTION 8.09                        Tax Indemnification by the Lenders.  To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.14, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from any amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.09.  The agreements in this Section 8.09 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 8.10                        Certain ERISA Matters.

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments or this Agreement;

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement;

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE IX

Miscellaneous

SECTION 9.01                        Notices.

(a)                                 All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy) (unless otherwise specifically permitted in this Agreement), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy or telephone notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an Administrative Questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:                                                                                                                                                                                          IAC Group, LLC
555 West 18th Street
New York, NY  10011
Chief Financial Officer
Telephone:  (212) 314-7227
Fax:  (212) 632-9529

With a copy to:                                                                                                                                                            IAC Group, LLC
555 West 18th Street
New York, NY  10011
General Counsel
Telephone:  (212) 314-7376
Fax:  (212) 632-9551

Administrative Agent:                                                                                                                         JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
Ops Building 2, 3rd Floor
Newark, DE  19713-2107
Jessie Qian Jiang
Telephone:  (302) 634-2426
Fax:  (302) 634-1417

and

J.P. Morgan Europe Limited
Loans Agency, 6th floor
25 Bank Street, Canary Wharf
London E145JP
United Kingdom

Attention:  Loans Agency
Telephone:  +44 20 7134 8188
Fax:  +44 20 7777 2360

With a copy to:                                                                                                                                                            JPMorgan Chase Bank, N.A.
383 Madison Avenue, 24th Floor
New York, New York  10179
Attention:  Matthew Cheung
Telephone:  (212) 270-5282
Fax:  (212) 270-3279

(b)                                 Notices, financial statements and similar deliveries and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent (including by posting on IntraLinks); provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

SECTION 9.02                        Waivers; Amendments.

(a)                                 No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended, amended and restated or modified except as provided in Sections 2.02, 2.11, 2.19 and 2.20 or pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.15 in a manner that would alter the pro rata distribution or sharing of payments required thereby or any provision requiring the pro rata funding of Loans, without the written consent of each Lender, (v) except as provided in Sections 5.10 or 9.16, release all or substantially all of the Collateral securing the Obligations or all or substantially all of the value of the Guarantees provided by the Subsidiary Guarantors taken as a whole without the written consent of each Lender, (vi) adversely affect the rights of any Class in respect of payments due to Lenders of such Class in a manner different to the effect of such amendment, waiver or consent on any other Class without the written consent of the Required Class Lenders of such Class (it being understood that the Required Lenders may waive, in whole or in part, any prepayment of Loans hereunder so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not altered), (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the  written consent of each Lender or (viii) change the definition of “Alternative Currency,” without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or  any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be.

(c)                                  Notwithstanding the foregoing, modifications to the Loan Documents may be made (including by amendment and restatement) with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to effectuate any Incremental Revolving Commitments, Incremental

Revolving Loans, Replacement Revolving Facility Commitments, Replacement Revolving Loans, Extended Revolving Commitments and Extended Revolving Loans in a manner consistent with Sections 2.02, 2.19 and 2.20 and as may be necessary to establish such Incremental Revolving Commitments, Incremental Revolving Loans, Extended Revolving Commitments, Replacement Revolving Facility Commitments, Replacement Revolving Loans or Extended Revolving Loans as a separate Class or tranche from any Revolving Commitments or Revolving Loans, as applicable, or (B) to cure any ambiguity, omission, error, defect or inconsistency and, in each case under this clause (B), such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten Business Days following receipt of notice thereof.

(d)                                 Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, unless otherwise set forth in any New Lender Supplement, Extension Amendment or Refinancing Amendment with respect to the Class of Loans and Revolving Commitments established thereby, only the consent of the Required Lenders shall be necessary to (1) waive or consent to a waiver of an Event of Default under Section 7.01(d) (solely with respect to Section 6.10) or (2) modify or amend Section 6.10 (including, in each case, the component definitions thereof, solely to the extent such definitions are used in such Section (but not otherwise)) or this clause (d).

SECTION 9.03                        Waivers; Amendments to Other Loan Documents.

(a)                                 No failure or delay by the Administrative Agent or any Lender in exercising any right or power under the Subsidiary Guarantee or the Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders under the Subsidiary Guarantee and the Pledge Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of the Subsidiary Guarantee or the Pledge Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)                                 Neither the Subsidiary Guarantee, the Pledge Agreement nor any provision thereof may be waived, amended, amended and restated or modified except pursuant to an agreement or agreements in writing entered into by each affected Loan Party and, except as provided in Section 2.02, 2.19, 2.20, 9.02 or (prior to the Collateral Grant Date) in the case of amendments to the Pledge Agreement described in Section 7.1(b) thereof, the Required Lenders or by the affected Loan Party and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) release all or substantially all of the Collateral (except as provided in Section 5.10 or 9.16), (ii) release all or substantially all of the Material Domestic Subsidiaries as Subsidiary Guarantors (except as provided in Section 9.16), (iii) modify the “waterfall” provision set forth in Section 5.3 of the Pledge Agreement (or, on or following the Collateral Grant Date, Section 4.2 of the Amended and Restated Pledge Agreement) or (iv) change any of the provisions of this Section, in each case without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Collateral Agent under the Subsidiary Guarantee or any Collateral Document without the prior written consent of the Collateral Agent.

(c)                                  Notwithstanding anything to the contrary in any Loan Document, without the consent of any Lender, the Loan Parties and the Administrative Agent and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, amendment and restatement, modification, supplement or waiver of any Loan Document (including the Pledge Agreement on the Collateral Grant Date), or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, and to give effect to any intercreditor agreement reasonably satisfactory to the Administrative Agent associated therewith, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

SECTION 9.04                        Expenses; Indemnity; Damage Waiver.

(a)                                 The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lead Arrangers, in connection with the syndication of the Revolving Facility and the preparation, execution, delivery and administration of this Agreement or any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Lenders, including the fees, charges and disbursements of one firm of counsel for the Administrative Agent and the Lenders taken as a whole (and  in the case of an actual or perceived conflict of interest, one additional counsel to all such affected Persons, taken as a whole), and to the extent required, one firm of local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and one firm of regulatory counsel, in connection with the enforcement or protection of its rights in connection with the Original Credit Agreement, this Agreement or any other Loan Document, including their rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans.

(b)                                 The Borrower shall indemnify the Administrative Agent, the Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented or invoiced out-of-pocket fees, expenses, disbursements and other charges of one firm of counsel for all Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing has retained its own counsel, of another firm of counsel for such affected Indemnitee), and to the extent required, one firm or local counsel in each relevant jurisdiction) and one firm of regulatory counsel of any such Indemnitee, arising out of, in connection with, or as a result of (i) the execution or delivery of the Original Credit Agreement, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or any other Loan Document of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Restricted Subsidiaries, (iv) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction in a  final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee (or that of any of its respective subsidiaries or any of their respective officers, directors, employees or members), (ii) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from a material breach of this Agreement by such Indemnitee or (iii) do not involve or arise from an act or omission by the Borrower or its subsidiaries or any of their respective affiliates, partners, directors, officers, employees, agents, advisors or other representatives and is brought by an Indemnitee solely against one or more other Indemnitees (other than claims against any Agent or any Lead Arranger in its capacity as such or in its fulfilling such role).  Each Indemnitee shall give prompt notice to the Borrower of any claim that may give rise to a claim against the Borrower hereunder and shall consult with the Borrower in the conduct of such Indemnitee’s legal defense of such claim; provided, however, than an Indemnitee’s failure to give such prompt notice to the Borrower or to seek such consultation with the Borrower shall not constitute a defense to any claim for indemnification by such Indemnitee unless, and only to the extent that, such failure materially prejudices the Borrower.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Total Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)                                 To the extent permitted by applicable law, the parties shall not assert, and each hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof;  provided that nothing in this clause (d) is intended to relieve the Borrower of any obligation it may otherwise have to indemnify any Indemnitee against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)                                  All amounts due under this Section shall be payable within ten (10) Business Days after written demand therefor.

(f)                                   This Section 9.04 shall not apply to any Taxes other than Taxes that represent losses, claims, damages, liabilities and expenses resulting from a non-Tax claim.

SECTION 9.05                        Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as set forth in Section 6.03(vii), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more financial institutions (“assignee” or “assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)                               the Borrower (such consent not to be unreasonably withheld or delayed, except for any bona fide competitors of the Borrower and its subsidiaries); provided that no consent of the Borrower shall be required for an assignment (x) to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee (except for any bona fide competitor of the Borrower and its subsidiaries) or (y) prior to the earlier of (i) the completion of the primary syndication of the Revolving Commitments following the Second A&R Effective Date as notified by to the Borrower by the Lead Arrangers or (ii) November 12, 2018; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice of the proposed assignment;

(B)                               the Administrative Agent (such consent not to be unreasonably withheld); provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment or Loan to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                               each Issuing Bank; provided that no consent of any Issuing Bank shall be required for an assignment of any Revolving Commitment or Loan to an assignee that is an Affiliate of a Lender.

(ii)                               Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans of any Class, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (or in the case of a Loan in an Alternative Currency, an appropriate corresponding amount as shall be consented to by the Administrative Agent (such consent not be unreasonable withheld)), unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Revolving Commitments or Revolving Loans;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee is hereby waived for any assignment to which JPMorgan Chase Bank, N.A. or any of its Affiliates is a party);

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E)                                on the date of such assignment, the assignee of a Revolving Commitment must be able to fund Revolving Loans in all Alternative Currencies; and

(F)                                 the assignee shall not be (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (ii) a natural Person.

For the purposes of this Section 9.05(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                                Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.04).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.05 shall be null and void.

(iv)                              The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount (and related interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s own interests only), at any reasonable time and from time to time upon reasonable prior notice.

(v)                             Upon its receipt of a duly completed Assignment and Assumption with respect to a permitted assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire

(unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section (unless waived), and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks, institutions or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) or the first proviso to Section 9.03(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations of such Sections; provided that any documentation required to be provided pursuant to Section 2.14(e) shall be provided solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding or other governmental inquiry to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii)                               A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other applicable central bank that governs or regulates the activities of such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.06                        Survival.  All covenants, agreements, representations and warranties made by any Loan Parties herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Commitments have not expired or terminated.  The provisions of Sections 2.12, 2.13, 2.14 and 9.04 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Revolving Commitments, any assignment of rights by or replacement of a Lender or the termination of this Agreement or any provision hereof.

SECTION 9.07                        Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Lead Arranger constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective as provided in Section 4.03, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by email or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.08                        Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.09                        Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  Each Lender agrees to notify the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.10                        Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by and construed in accordance with the law of the State of New York.

(b)                                 The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any other Loan Party or their respective properties in the courts of any jurisdiction.

(c)                                  The Borrower and each other Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.11                        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED TO IT, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12                        Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13                        Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or an agreement described in clause (f) hereof or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (i) on a confidential basis to (x) any rating agency in connection with rating the Borrower or any of its subsidiaries or the Loans hereunder, (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or (z) market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the other Loan Documents.  For the purposes of this Section, “Information” means all information received from the Borrower or its Affiliates relating to the Borrower, its subsidiaries or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or its Affiliates.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would reasonably accord to its own confidential information.

Subject to Section 9.19, each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

Subject to Section 9.19, all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

SECTION 9.14                        Judgment Currency.  If, for the purposes of obtaining judgment or filing a claim in any court, it is necessary to convert a sum due hereunder or claim in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 9.15                        USA PATRIOT Act and Beneficial Ownership Regulation.  Each Lender subject to the Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Beneficial Ownership Regulation, it is hereby required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act and the Beneficial Ownership Regulation and the Borrower agrees to provide to any Lender for the purposes of complying therewith such information as reasonably requested from time to time by such Lender.

SECTION 9.16                        Collateral and Guarantee Matters.

(a)                                 The Lenders irrevocably authorize the Administrative Agent and the Collateral Agent to enter into any customary intercreditor agreement or arrangement in form and substance reasonably satisfactory to the Administrative Agent or Collateral Agent, as applicable, with the holders of any Pari Passu Indebtedness (or any agent thereof) permitted under this Agreement that in the good faith determination of the Administrative Agent or Collateral Agent, as applicable, is necessary to effectuate the incurrence of such Indebtedness.

(b)                                 Any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon all of the Obligations (other than (x) (i) Cash Management Obligations and (ii) Obligations under Specified Swap Agreements not yet due and payable, and (y) contingent obligations not yet accrued and payable) having been paid in full, all Letters of Credit having been cash collateralized or otherwise back-stopped (including by “grandfathering” into any future credit facilities), in each case, on terms reasonably satisfactory to the relevant Issuing Bank in its sole discretion, or having expired or having been terminated, and the Total Revolving Commitments having expired or having been terminated, (ii) on such property that is Disposed of or to be Disposed of as part of or in connection with any Disposition (other than a lease or license) not prohibited hereunder or under any other Loan Document to any Person other than a Loan Party, (iii) subject to Section 9.02, if approved, authorized or ratified in writing by the Required Lenders, (iv) on such property owned by a Subsidiary Guarantor upon (or substantially simultaneously with) release of such Subsidiary Guarantor from its obligations under its Subsidiary Guarantee pursuant to clause (c) below, (v) upon such property becoming Excluded Collateral (as defined in the Amended and Restated Pledge Agreement if then in effect) or Excluded Securities, (vi)  as expressly provided in the Collateral Documents or (vii) in connection with a Collateral Suspension Period.

(c)           Any Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guarantee (i) in the event of dissolution of such Person, (ii) if such Person is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of this Agreement, upon (or substantially simultaneously with) effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively, (iii) if the obligations under this Agreement are discharged in accordance with the terms of this Agreement or (iv) as otherwise expressly provided in the Subsidiary Guarantee; provided that no such release shall occur with respect to an entity that ceases to be a Restricted Subsidiary if such Subsidiary Guarantor continues to be a guarantor in respect of any Pari Passu Indebtedness unless and until such guarantor is (or is being substantially simultaneously) released from its guarantee with respect to such Pari Passu Indebtedness.

(d)           The Lenders and the other Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (c), (d) or (k) of Section 6.02 in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property; and the Administrative Agent and the Collateral Agent shall do so upon request of the Borrower; provided that prior to any such request, the Borrower shall have delivered to the Administrative Agent a certificate of the Chief Executive Officer, a Vice President or a Financial Officer of the Borrower or any other executive officer of the Borrower certifying (x) that such Lien is not prohibited under this Agreement and (y) that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property.

(e)           Upon request by the Administrative Agent or Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or Collateral Agent’s authority to release its interest in particular types or items of property, release any Subsidiary Guarantor from its obligations under the Subsidiary Guarantee, or enter into an intercreditor agreement pursuant to this Section 9.16.  In each case as specified in this Section 9.16, the Administrative Agent and/or Collateral Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Subsidiary Guarantor from its obligations under the Subsidiary Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 9.16.

(f)            The Lenders hereby authorize the Administrative Agent and the Collateral Agent to execute the Reaffirmation Agreement.

SECTION 9.17        No Advisory or Fiduciary Relationship.  In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees for itself and on behalf of the Loan Parties that (i) the Revolving Facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Agent Parties and the Lenders, on the other hand, and the Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Agent Parties and the Lenders is and has been acting solely as a principal and is not the agent or fiduciary for the Loan Parties; (iii) the Lead Arrangers, Agent Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Lead Arrangers or the Agent Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (iv) the Agent Parties and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

SECTION 9.18        Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Solely to the extent any Lender or Issuing Bank that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an

EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.19        Platform; Borrower Materials.  The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or their respective Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to the Borrower or the Subsidiaries or any of their respective securities for purposes of United States Federal securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.13, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE LEAD ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OR ITS RELATED PARTIES OR ANY LEAD ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

IAC GROUP, LLC

By:	/s/ Nick Stoumpas
	Name:	Nick Stoumpas
	Title:	Senior Vice President and Treasurer

[Signature Page to Second Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent (including as Collateral Agent) and a Lender

By:	/s/ Matthew Cheung
	Name:	Matthew Cheung
	Title:	Vice President

IAC GROUP, LLC CREDIT AGREEMENT SIGNATURE PAGE

Bank of America, N.A.,
as a Lender and an Issuing Bank

By:	/s/ Lauren L. Olson
	Name:	Lauren L. Olson
	Title:	Vice President

[IAC — Signature Page to Second Amended and Restated Credit Agreement]

BNP PARIBAS,
as a Lender

By:	/s/ David L. Berger
	Name:	David L. Berger
	Title:	Director

By:	/s/ Sang W. Han
	Name:	Sang W. Han
	Title:	Vice President

[IAC — Signature Page to Second Amended and Restated Credit Agreement]

Citibank, N.A.,
as a Lender

By:	/s/ Keith Lukasavich
	Name:	Keith Lukasavich
	Title:	Managing Director and Vice President

[IAC — Signature Page to Second Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Rebecca Kratz
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

[IAC — Signature Page to Second Amended and Restated Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION
as a Lender

By:	/s/ Lauren M. Potts
	Name:	Lauren M. Potts
	Title:	Vice President

[IAC — Signature Page to Second Amended and Restated Credit Agreement]

Société Générale,
as a Lender

By:	/s/ Andrew Johnman
	Name:	Andrew Johnman
	Title:	Director

[IAC — Signature Page to Second Amended and Restated Credit Agreement]

BMO Harris Bank N.A.,
as a Lender

By:	/s/ Joan Murphy
	Name:	Joan Murphy
	Title:	Managing Director

[IAC — Signature Page to Second Amended and Restated Credit Agreement]

Fifth Third Bank,
as a Lender

By:	/s/ Suzanne Rode
	Name:	Suzanne Rode
	Title:	Managing Director

[IAC — Signature Page to Second Amended and Restated Credit Agreement]

EXHIBIT A

FORM OF
ASSIGNMENT AND ASSUMPTION

Reference is made to the Second Amended and Restated Credit Agreement, dated as of November 5, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), among IAC Group, LLC, (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and the other parties thereto.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:

1.             The Assignor hereby irrevocably sells and assigns to the Assignee, without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from such Assignor, without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”), in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2.             The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto.

3.             The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 3.04 and 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, it if is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.14(e) of the Credit Agreement.

4.             The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”).  Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.             Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of each Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date or accrue subsequent to the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this Assignment and Assumption directly between themselves.

6.             From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and shall be bound by the provisions hereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement (but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.04).

7.             This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Assumption with respect to the Second Amended and Restated Credit Agreement, dated as of November 5, 2018, among IAC Group, LLC as Borrower,
the Lenders party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, and the other parties thereto

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned		Commitment Percentage Assigned

	$	___________	. %

[Name of Assignee]		[Name of Assignor]

By:		By:
	Name:		Name:
	Title:		Title:

[Consented to and]1 Accepted for recordation in the Register:

JPMorgan Chase Bank, N.A., as Administrative Agent

By:
Name:
Title:

1  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement

Consented to:
JPMorgan Chase Bank, N.A., as Issuing Bank

By:
Name:
Title:

[Consented to:][2]
IAC Group, LLC

By:
Name:
Title:

2  Signature block to be added only if the consent of the Borrower is required by the terms of the Credit Agreement

EXHIBIT B

[Reserved]

B-1

EXHIBIT C

[Reserved]

C-1

EXHIBIT D

FORM OF AMENDED AND RESTATED PLEDGE AGREEMENT

dated and effective as of

[     ], 20[  ]

among

IAC GROUP, LLC,
as the Borrower,

each other Subsidiary Guarantor
party hereto

and

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

TABLE OF CONTENTS

		Page
ARTICLE I

Definitions

SECTION 1.1.	Credit Agreement	1
SECTION 1.2.	Other Defined Terms	2
ARTICLE II

Pledge of Securities

SECTION 2.1.	Pledge	6
SECTION 2.2.	Delivery of the Pledged Collateral	6
SECTION 2.3.	Representations, Warranties and Covenants	7
SECTION 2.4.	Certification of Limited Liability Company and Limited Partnership Interests	9
SECTION 2.5.	Registration in Nominee Name; Denominations	9
SECTION 2.6.	Voting Rights; Dividends and Interest, Etc.	10

ARTICLE III

Security Interests in Other Personal Property

SECTION 3.1.	Security Interest	11
SECTION 3.2.	Representations and Warranties	13
SECTION 3.3.	Covenants	15
SECTION 3.4.	Other Actions	18
SECTION 3.5.	Covenants Regarding Patent, Trademark and Copyright Collateral	18

ARTICLE IV

Remedies

SECTION 4.1.	Remedies Upon Default	20
SECTION 4.2.	Application of Proceeds	22
SECTION 4.3.	Securities Act, Etc.	22
SECTION 4.4.	Collection of Receivables Assets	23
SECTION 4.5.	Special Collateral Account	23
SECTION 4.6.	Pledgors’ Obligations Upon Event of Default	24

i

ii

Schedules

Schedule I	Subsidiary Guarantors
Schedule II	Pledged Stock; Pledged Debt
Schedule III	Intellectual Property
Schedule IV	Commercial Tort Claims

Exhibits

Exhibit I	Form of Supplement to the Amended and Restated Pledge Agreement
Exhibit II	Form of Notice of Grant of Security Interest in Intellectual Property

iii

AMENDED AND RESTATED PLEDGE AGREEMENT dated and effective as of [     ], 20[  ], (this “Agreement”), is among IAC Group, LLC, a Delaware limited liability company (the “Borrower”), each Subsidiary Guarantor listed on the signature pages hereof and each other Subsidiary Guarantor that becomes a party hereto after the date hereof (together with the Borrower, the “Pledgors”) and JPMorgan Chase Bank, N.A., as collateral agent for the Secured Parties referred to herein (together with its successors and assigns in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENT

Reference is made to the Credit Agreement, dated as of December 21, 2012, as amended and restated as of October 7, 2015, as further amended as of December 14, 2016, as further amended as of September 25, 2017 and as further amended and restated as of November 5, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (together with its successors and assigns in such capacity, the “Administrative Agent”), and the other parties party thereto.

The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The Credit Agreement requires that this Agreement is executed and delivered by the Loan Parties on the Collateral Grant Date.  The Borrower and the Subsidiary Guarantors, as affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement. The Borrower and the Subsidiary Guarantors are willing to execute and deliver this Agreement as required by the Credit Agreement.

This Agreement is an amendment and restatement of the Pledge Agreement, dated as of December 21, 2012, among IAC/InterActiveCorp, the other Pledgors party thereto, and JPMorgan Chase Bank, N.A., as collateral agent (as amended, supplemented or otherwise modified and reaffirmed prior to the date hereof, the “Existing Pledge Agreement”), and this Agreement is not a novation or discharge of the grant of security interest and obligations of the Pledgors thereunder.

Therefore, to induce the Lenders to make their respective extensions of credit under the Credit Agreement after the Collateral Grant Date, the parties hereto agree to amend and restate the Existing Pledge Agreement as follows:

ARTICLE I

Definitions

SECTION 1.1.            Credit Agreement.  Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement.  All terms defined in the Uniform Commercial Code (as defined herein) and not defined in this Agreement or the Credit Agreement have the meanings specified therein.

SECTION 1.2.            Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any person who is or who may become obligated to any Pledgor under, with respect to or on account of an Account, Chattel Paper or General Intangibles.

“Administrative Agent” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.1.

“Collateral” means Article 9 Collateral and Pledged Collateral.  For the avoidance of doubt, the term Collateral does not include any Excluded Collateral.

“Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any Pledgor under any Copyright now or hereafter owned by any third party, and all rights of any Pledgor under any such agreement (including any such rights that such Pledgor has the right to license).

“Copyrights” means all of the following now directly owned or hereafter directly acquired by any Pledgor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule III; (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing; and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Equity Interests” of any person means any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“Excluded Collateral” means (i) any fee-owned real property and all leasehold interests in real property; (ii) motor vehicles and other assets subject to certificates of title; (iii)

letter-of-credit rights (other than to the extent such rights can be perfected by filing a UCC-1);  (iv) Commercial Tort Claims up to $7,500,000; (v) pledges and security interests prohibited by applicable law, rule or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code and other applicable law) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received); (vi) any lease, license, permit or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction; (vii) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequence (including, without limitation, tax consequences) of obtaining  such a security interest or perfection thereof are excessive in relation to the value afforded thereby; (viii) any governmental licenses, permits or state or local franchises, charters and authorizations, to the extent security interests in such licenses, permits, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction; (ix) Excluded Securities; (x) “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable Pledgor’s right, title or interest therein or in any trademark issued as a result of such application under applicable law; (xi) any segregated Accounts or funds held on behalf of third parties (other than the Pledgors or any other Restricted Subsidiary); (xii) any asset subject to Liens securing permitted acquired Indebtedness (limited to the acquired assets), sale and leaseback transactions, Capital Lease Obligations or other purchase money debt, if the contract or other agreement providing for such Indebtedness or Capital Lease Obligation prohibits or requires the consent of any person (other than the Borrower or any Guarantor) as a condition to the creation of any other security interest on such equipment or asset and, in each case, such Indebtedness and prohibition or requirement is permitted under the Credit Agreement, other than the proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law, notwithstanding such prohibition and (xiii) assets acquired after the date hereof to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Borrower in writing delivered to the Collateral Agent.

“Federal Securities Laws” has the meaning assigned to such term in Section 4.3.

“General Intangibles” means all “general intangibles” as defined in the Uniform Commercial Code, including all choses in action and causes of action and all other intangible personal property of any Pledgor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Pledgor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, swap agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any guarantee, claim, security interest or other security held by or granted to any Pledgor to secure payment by an Account Debtor of any of the Accounts.

“Intellectual Property” means all intellectual property of every kind and nature of any Pledgor, whether now owned or hereafter acquired by any Pledgor, including, inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.

“Intellectual Property Collateral” has the meaning assigned to such term in Section 3.2.

“Intercreditor Agreements” means any intercreditor agreement with the Collateral Agent (upon and during the effectiveness thereof) with respect to any Indebtedness permitted under the Credit Agreement to be secured by a first priority Lien on all or any portion of the Collateral and that is entered into (including by the Collateral Agent) in compliance with the Credit Agreement.

“IP Agreements” means all material Copyright Licenses, Patent Licenses and Trademark Licenses, including, without limitation, the agreements set forth on Schedule III hereto.

“Notices of Grant of Security Interest in Intellectual Property” means the notices of grant of security interest substantially in the form attached hereto as Exhibit II or such other form as shall be reasonably acceptable to the Collateral Agent.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any third party (including any such rights that such Pledgor has the right to license).

“Patents” means all of the following now directly owned or hereafter directly acquired by any Pledgor: (a) all letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule III, and all applications for letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule III; (b) all provisionals, reissues, extensions, continuations, divisions, continuations-in-part, reexaminations or revisions thereof, and the inventions disclosed or claimed therein, including the right to make, use, import and/or sell the inventions disclosed or claimed therein; (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Perfection Certificate” means the Perfection Certificate with respect to the Borrower and the other Pledgors in form and substance approved by the Collateral Agent (acting reasonably) and delivered to the Collateral Agent as of the Collateral Grant Date, as the same may be supplemented from time to time by any supplement thereto or otherwise.

“Pledged Collateral” has the meaning assigned to such term in Section 2.1.

“Pledged Debt” has the meaning assigned to such term in Section 2.1.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 2.1.

“Pledgor” means the Borrower and each Subsidiary Guarantor set forth on Schedule I and any other Subsidiary Guarantor that becomes a party hereto pursuant to Section 5.16.  Notwithstanding anything to the contrary set forth herein, any entity that ceases to be a Subsidiary Guarantor  in accordance with the terms of Section 9.16 of the Credit Agreement shall automatically cease to be a Pledgor.

“Proceeds” means all “Proceeds” as defined in the Uniform Commercial Code, including all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the relevant Pledgor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Secured Parties” means the persons holding any Obligations, including the Collateral Agent, the Administrative Agent, the Lenders, the Cash Management Banks and the holders of Obligations under Specified Swap Agreements.

“Security Interest” has the meaning assigned to such term in Section 3.1.

“Subsidiary” means a subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary set forth on Schedule I and any Subsidiary that becomes a party hereto pursuant to Section 5.16.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to use any Trademark now or hereafter owned by any third party (including any such rights that such Pledgor has the right to license).

“Trademarks” means all of the following now directly owned or hereafter directly acquired by any Pledgor: (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof, including those listed on Schedule III; (b) all goodwill associated with or symbolized by the foregoing; (c) all claims for, and rights to sue for, past or future infringements, dilutions or other violations of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement, dilutions or other violations thereof.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

ARTICLE II

Pledge of Securities

SECTION 2.1.            Pledge.  As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of its Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants (and confirms its prior grant, if any) to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (whether now owned or hereafter acquired):

(a)           all Equity Interests directly owned by it (including those listed on Schedule II) and any other Equity Interests obtained in the future by such Pledgor and any certificates representing all such Equity Interests (any such Equity Interests, the “Pledged Stock”); provided that the Pledged Stock shall not include any Excluded Collateral;

(b)           (i) the debt obligations owed to such Pledgor listed opposite the name of such Pledgor on Schedule II, (ii) all other debt obligations existing on the Collateral Grant Date or in the future issued to such Pledgor, and (iii) the certificates, promissory notes and any other instruments, if any, evidencing such debt obligations (the property described in clauses (b)(i), (ii) and (iii) above, the “Pledged Debt”); provided that the Pledged Debt shall not include any Excluded Collateral;

(c)           subject to Section 2.6, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of the Pledged Stock and the Pledged Debt;

(d)           subject to Section 2.6, all rights and privileges of such Pledgor with respect to the Pledged Stock, Pledged Debt and other property referred to in clause (c) above; and

(e)           all Proceeds of any of the foregoing (the Pledged Stock, Pledged Debt and other property referred to in this clause (e) and in clauses (c) through (d) above being collectively referred to as the “Pledged Collateral”); provided that the Pledged Collateral shall not include any Excluded Collateral;

TO HAVE AND TO HOLD, the Pledged Collateral together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 2.2.            Delivery of the Pledged Collateral.  (a)  Each Pledgor agrees promptly to deliver or cause to be delivered to the Collateral Agent, for the benefit of the

Secured Parties, any and all certificates or other instruments (if any) representing such Pledged Securities, to the extent such Pledged Securities are either (i) Pledged Stock or (ii) in the case of promissory notes or other instruments evidencing Pledged Debt, are required to be delivered pursuant to paragraph (b) of this Section 2.2.

(b)           To the extent any Indebtedness for borrowed money constituting Pledged Collateral owed to any Pledgor (other than intercompany Indebtedness owed to such Pledgor by another Pledgor) is evidenced by a duly executed promissory note in an individual amount in excess of $7,500,000, such Pledgor shall promptly cause such promissory note to be pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof (except to the extent that a pledge or delivery of such promissory note would violate applicable law). To the extent any such promissory note is a demand note, each Pledgor party thereto agrees, if requested by the Collateral Agent, to immediately demand payment thereunder upon the occurrence and during the continuance of an Event of Default specified under Section 7.01(a), (b), (h) or (i) of the Credit Agreement, unless such demand would not be commercially reasonable or would otherwise expose Pledgor to liability to the maker of such promissory note.

(c)           Upon delivery to the Collateral Agent, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 2.2 shall be accompanied by stock powers or allonges, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent, and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents (including issuer acknowledgments in respect of uncertificated securities that are created pursuant to Section 2.4(b)) as the Collateral Agent may reasonably request.  Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be deemed to be attached hereto as Schedule II (or a supplement to Schedule II, as applicable) and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.  Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 2.3.            Representations, Warranties and Covenants.  The Pledgors, jointly and severally, represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(i)      Schedule II correctly sets forth (or, with respect to any Pledged Stock issued by an issuer that is not a Subsidiary, correctly sets forth, to the knowledge of the relevant Pledgor), as of the Collateral Grant Date, the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes (i) all Equity Interests pledged hereunder and (ii) Pledged Debt pledged hereunder and in an individual principal amount in excess of $7,500,000;

(ii)     the Pledged Stock and Pledged Debt (with respect to any Pledged Stock or Pledged Debt issued by an issuer that is not a Subsidiary, to the knowledge of the relevant Pledgor), as of the Collateral Grant Date, (x) have been duly and validly authorized and issued by the issuers thereof and (y) (i) in the case of Pledged Stock, are fully paid and, with respect to Equity Interests constituting capital stock of a corporation, nonassessable and (ii) in the case of Pledged Debt, are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and any implied covenant of good faith and fair dealing;

(iii)    except for the security interests granted hereunder (and other security interests not prohibited by the Loan Documents), each Pledgor (i) is and, subject to any transfers not in violation of the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II (as may be supplemented from time to time pursuant to Section 2.2(c)) as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction not prohibited by the Credit Agreement and other than Permitted Liens and (iv) subject to the rights of such Pledgor under the Loan Documents to Dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;

(iv)    other than as set forth in the Credit Agreement, and except for restrictions and limitations imposed by the Loan Documents or securities laws generally or otherwise not prohibited by the Credit Agreement, the Pledged Stock (other than partnership interests) is and will continue to be freely transferable and assignable, and none of the Pledged Stock is or will be subject to any option, right of first refusal, shareholders agreement, charter, by-law, memorandum of association or articles of association provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Stock hereunder, the Disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder other than under applicable Requirements of Law;

(v)     each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(vi)    other than as set forth in the Credit Agreement, as of the Collateral Grant Date, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby other than such as have been obtained and are in full force and effect;

(vii)   by virtue of the execution and delivery by the respective Pledgors of this Agreement or any supplement hereto, when any Pledged Securities are delivered to the Collateral Agent, for the benefit of the Secured Parties, in accordance with this

Agreement (to the extent required hereunder) and financing statements naming the Collateral Agent as the secured party described in Section 3.2 are filed in the appropriate filing office, the Collateral Agent will obtain, for the benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in the Pledged Collateral under the Uniform Commercial Code or its equivalent in any applicable jurisdiction, subject only to Permitted Liens; and

(viii)  each Pledgor that is an issuer of the Pledged Collateral confirms that it has received notice of the security interest granted hereunder and consents to such security interest and, subject to the terms of any applicable Intercreditor Agreement, agrees to transfer record ownership of the securities issued by it in connection with any request by the Collateral Agent if an Event of Default has occurred and is continuing.

SECTION 2.4.            Certification of Limited Liability Company and Limited Partnership Interests.

(a)           As of the Collateral Grant Date, except as set forth on Schedule II, the Equity Interests in limited liability companies and limited partnerships that are pledged by the Pledgors hereunder and do not have a certificate described on Schedule II do not constitute a security under Section 8-103 of the Uniform Commercial Code or the corresponding code or statute of any other applicable jurisdiction.

(b)           The Pledgors shall at no time elect to treat any interest in any limited liability company or limited partnership Controlled by a Pledgor and pledged hereunder as a “security” within the meaning of Article 8 of the Uniform Commercial Code or its equivalent in any jurisdiction or issue any certificate representing such interest, unless promptly thereafter (and in any event within 30 days or such longer period as the Collateral Agent may permit in its sole discretion) the applicable Pledgor provides notification to the Collateral Agent of such election and delivers, as applicable, any such certificate to the Collateral Agent pursuant to the terms hereof.

SECTION 2.5.            Registration in Nominee Name; Denominations.  Subject to the terms of any applicable Intercreditor Agreement, the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities  in the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent).  If an Event of Default shall have occurred and be continuing, each Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor.  If an Event of Default shall have occurred and be continuing, the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities held by it for certificates of smaller or larger denominations for any purpose consistent with this Agreement, subject to the terms of any applicable Intercreditor Agreement. Subject to the terms of any applicable Intercreditor Agreement, each Pledgor shall cause any Subsidiary that is not a party to this Agreement to comply with a request by the Collateral Agent, pursuant to this Section 2.5, to exchange certificates representing Pledged Securities of such Subsidiary for certificates of smaller or larger denominations.

SECTION 2.6.            Voting Rights; Dividends and Interest, Etc.  (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given written notice to the relevant Pledgors of the Collateral Agent’s intention to exercise its rights hereunder:

(i)            Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement or the Loan Documents; provided that, except as not prohibited by the Credit Agreement, such rights and powers shall not be exercised in any manner that would materially and adversely affect the rights and remedies of any of the Collateral Agent or any other Secured Parties under this Agreement or any Loan Document or the ability of the Secured Parties to exercise the same.

(ii)           The Collateral Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii)          Subject to Section 2.2 and paragraph (b) below, each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral.

(b)           Notwithstanding anything to the contrary in any other Loan Document, upon the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent to the relevant Pledgor or Pledgors of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to receive dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.6 shall cease, and all such rights shall thereupon become vested, for the benefit of the Secured Parties, in the Collateral Agent which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 2.6 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent).  Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.2.  After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate of a responsible financial or accounting Officer to that effect, the Collateral Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.6 and that remain in such account.

(c)           Upon the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent to the Borrower of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.6, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.6, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate of a responsible financial or accounting Officer to that effect, each Pledgor shall have the right to exercise the voting and/or consensual rights and powers that such Pledgor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above and the obligations of the Collateral Agent under paragraph (a)(ii) shall be in effect.

ARTICLE III

Security Interests in Other Personal Property

SECTION 3.1.            Security Interest.  (a)  As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of its Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)            all Accounts;

(ii)           all Chattel Paper;

(iii)          all cash and Deposit Accounts;

(iv)          all Documents;

(v)           all Equipment;

(vi)          all Fixtures;

(vii)         all General Intangibles (including, without limitation, all Intellectual Property);

(viii)        all Instruments (other than Pledged Debt which is governed by Article II);

(ix)          all Inventory and all other Goods not otherwise described above;

(x)           all Investment Property (other than the Pledged Collateral, which is governed by Article II);

(xi)          all Letters of Credit and Letter of Credit Rights;

(xii)         all Commercial Tort Claims individually in excess of $7,500,000, as described on Schedule IV (as may be supplemented from time to time pursuant to Section 3.4 or the Supplement hereto substantially in the form of Exhibit I);

(xiii)        all books and records, customer lists, credit files, programs, printouts and other computer materials and records pertaining to the Article 9 Collateral; and

(xiv)        to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, this Agreement shall not constitute a grant of a security interest in (and the Article 9 Collateral shall not include), and the other provisions of the Loan Documents with respect to Collateral need not be satisfied with respect to, the Excluded Collateral.

(b)           Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant United States jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral and the Pledged Collateral or any part thereof and amendments thereto (including any amendments of any financing statement filed pursuant to the Existing Pledge Agreement) that contain the information required by Article 9 of the Uniform Commercial Code or its equivalent in each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary or advisable to ensure the perfection of the Security Interest in the Collateral granted under this Agreement, including describing such property as “all assets” or “all personal property” or words of similar effect. Each Pledgor agrees to provide such information to the Collateral Agent promptly upon request.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Pledgor in such Pledgor’s Patents, Trademarks and Copyrights, without the signature of such Pledgor, and naming such Pledgor or the Pledgors as debtors and the Collateral Agent as secured party.

(c)           The security interest granted hereunder is security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Pledgor with respect to or arising out of the Collateral.

(d)           Notwithstanding anything to the contrary in this Agreement, in no event shall (A) any control agreements or control, lockbox or similar agreements or arrangements be required with respect to any Deposit Accounts, Securities Accounts, Commodities Accounts or any other assets (other than the delivery of Pledged Securities to the Collateral Agent to the extent required by Article II), (B) any landlord, mortgagee and bailee waivers be required(C) notices be sent to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing or (D) security documents governed by the laws of any jurisdiction other than a state of the United States of America or perfection under the laws of any jurisdiction other than a state of the United States of America be required.

SECTION 3.2.            Representations and Warranties.  The Pledgors represent and warrant to the Collateral Agent, for the benefit of the Secured Parties, that:

(a)           Each Pledgor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder, except where the failure to have such rights and title would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto, and to execute, deliver and perform its obligations in accordance with the terms of this Agreement (or any supplement hereto, as applicable), without the consent or approval of any other person as of the Collateral Grant Date other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Credit Agreement.

(b)           The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Pledgor, is correct and complete, in all material respects, as of the Collateral Grant Date.  Except as provided in the definition of “Collateral and Guarantee Requirement” contained in the Credit Agreement, the Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations containing a description of the Collateral that have been prepared for filing in each governmental, municipal or other office specified in the Perfection Certificate constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights) that are necessary as of the Collateral Grant Date to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Collateral in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof), and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments.  Except as provided in Section 3.12 of the Credit Agreement, each Pledgor represents and warrants that the Notices of Grant of Security Interest in Intellectual Property executed by the applicable Pledgors containing descriptions of all

Article 9 Collateral that consists of United States federally issued Patents (and Patents for which United States federal registration applications are pending), United States federally registered Trademarks (and Trademarks for which United States federal registration applications are pending) and United States federally registered Copyrights (and Copyrights for which United States federal registration applications are pending) have been delivered to the Collateral Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and reasonably requested by the Collateral Agent, to protect the validity of and to establish a legal, valid and perfected security interest (or, in the case of Patents and Trademarks, notice thereof) in favor of the Collateral Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such Intellectual Property described in such Notices of Grant of Security Interest in Intellectual Property as of the Collateral Grant Date in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States federally issued, registered or pending Patents, Trademarks and Copyrights acquired or developed after the Collateral Grant Date).

(c)           The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, as applicable, (ii) subject to the filings described in Section 3.2(b), as of the Collateral Grant Date a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the Notices of Grant of Security Interest in Intellectual Property with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, upon the making of such filings with such offices.

(d)           The Collateral is owned by the Pledgors free and clear of any Lien, other than Permitted Liens.  None of the Pledgors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Collateral, (ii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office for the benefit of a third party or (iii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

(e)           No Pledgor holds any Commercial Tort Claim individually reasonably estimated to exceed $7,500,000 as of the Collateral Grant Date except as indicated on Schedule IV.

(f)            As to itself and its Article 9 Collateral consisting of Intellectual Property (the “Intellectual Property Collateral”), to each Pledgor’s knowledge:

(i)            The Intellectual Property Collateral set forth on Schedule III includes a true and complete list of all of the issued and applied for United States federal Patents, registered and applied for United States federal Trademarks and material United States federal registered Copyrights owned by such Pledgor as of the date hereof (other than Excluded Collateral).

(ii)           The Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or in part and, to the best of such Pledgor’s knowledge, is valid and enforceable, except as would not reasonably be expected to have a Material Adverse Effect. Such Pledgor is not aware of any current uses of any item of Intellectual Property Collateral that would be expected to lead to such item becoming invalid or unenforceable, except as would not reasonably be expected to have a Material Adverse Effect.

(iii)          Except as would not reasonably be expected to have a Material Adverse Effect, (A) such Pledgor has made or performed all commercially reasonable acts, including without limitation filings, recordings and payment of all required fees and taxes, required to maintain and protect its interest in each and every item of Intellectual Property Collateral in full force and effect in the United States, and (B) such Pledgor has used proper statutory notice in connection with its use of each Patent, Trademark and Copyright in the Intellectual Property Collateral.

(iv)          With respect to each IP Agreement, the absence, termination or violation of which would reasonably be expected to have a Material Adverse Effect: (A) such Pledgor has not received any notice of termination or cancellation under such IP Agreement; (B) such Pledgor has not received a notice of a breach or default under such IP Agreement, which breach or default has not been cured or waived; and (C) such Pledgor is not in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

(v)           Except as would not reasonably be expected to have a Material Adverse Effect, no Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.

SECTION 3.3.            Covenants.

(a)          [reserved].

(b)           Subject to any rights of such Pledgor to Dispose of Collateral provided for in the Loan Documents, each Pledgor shall, at its own expense, use commercially reasonable efforts to defend title to the Collateral against all persons and to defend the security interest of the Collateral Agent granted hereunder, for the benefit of the Secured Parties, in the Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(c)           Each Pledgor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect, defend and perfect the security interest granted hereunder and the rights and remedies created hereby, including the payment of any fees and taxes together with any interest and penalties, if any, required in connection with the execution and delivery of this Agreement and the granting of the security interest granted hereunder and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith, all in accordance with the terms hereof and the terms of the Credit Agreement. Without limiting the generality of the foregoing, each Pledgor hereby authorizes the Collateral Agent, with prompt notice thereof to the Pledgors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to specifically identify any asset or item that may constitute a material issued or applied for United States federal Patent, material registered or applied for United States Trademark or material registered United States federal Copyright; provided that any Pledgor shall have the right, exercisable within 90 days after the Borrower has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral (or such later date as the Collateral Agent may agree in its sole discretion), to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Pledgor hereunder with respect to such Article 9 Collateral.  Each Pledgor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Article 9 Collateral within 45 days after the date it has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral (or such later date as the Collateral Agent may agree in its sole discretion).

(d)           After the occurrence and during the continuance of an Event of Default, each Pledgor will permit any representatives designated by the Collateral Agent or any Secured Party (pursuant to a request made through the Collateral Agent), at reasonable times upon reasonable prior notice, (i) to inspect the Collateral (including to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Collateral), and including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification, (ii) to examine and make copies of the records of such Pledgor relating to the Collateral and (iii) to discuss the Collateral and related records of such Pledgor with, and to be advised as to the same by, such Pledgor’s officers and employees.  The Collateral Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party, subject to Section 9.13 of the Credit Agreement.

(e)           The Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and not a Permitted Lien, and may pay for the maintenance and preservation of the Collateral to the extent any Pledgor fails to do so as required by the Credit Agreement or this

Agreement, and each Pledgor jointly and severally agrees to reimburse the Collateral Agent on demand for any reasonable and documented payment made or any reasonable and documented out-of-pocket expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 3.3(e) shall be interpreted as excusing any Pledgor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Pledgor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f)            Each Pledgor (rather than the Collateral Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral and each Pledgor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

(g)           None of the Pledgors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral owned by it or in which it has an interest or shall grant any other Lien in respect of the Collateral owned by it or in which it has an interest, except as not prohibited by the Credit Agreement.  None of the Pledgors shall make or permit to be made any transfer of the Collateral owned by it or in which it has an interest, except as not prohibited by the Credit Agreement or any Intercreditor Agreement.

(h)           Each Pledgor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Pledgor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default of making, settling and adjusting claims in respect of the Collateral under policies of insurance, endorsing the name of such Pledgor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Pledgor at any time or times shall fail to obtain or maintain any of the policies of insurance required by the Loan Documents or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Pledgors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable.  All sums disbursed by the Collateral Agent in connection with this Section 3.3(h), including reasonable and documented attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Pledgors to the Collateral Agent and shall be additional Obligations secured hereby.

(i)            Each Pledgor shall keep and maintain, in all material respects, complete, accurate and proper books and records with respect to the Collateral owned by such Pledgor, and, after the occurrence and during the continuance of an Event of Default, furnish to the Collateral Agent, such reports relating to the Collateral as the Collateral Agent shall from time to time reasonably request.

SECTION 3.4.            Other Actions.  In order to further ensure the attachment and perfection of, and the ability of the Collateral Agent to enforce, for the benefit of the Secured Parties, the Security Interest in the Article 9 Collateral, each Pledgor agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a)           Instruments and Tangible Chattel Paper.  If any Pledgor shall at any time own or acquire any Instruments (other than debt obligations which constitute Pledged Debt which is governed by Article II and checks received and processed in the ordinary course of business) or Tangible Chattel Paper, in each case evidencing an individual amount in excess of $7,500,000, such Pledgor shall promptly (and in any event within 50 days of its acquisition or such longer period as the Collateral Agent may permit in its sole discretion) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b)           Commercial Tort Claims.  If any Pledgor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $7,500,000, such Pledgor shall promptly notify the Collateral Agent thereof in a writing signed by such Pledgor, including a summary description of such claim, and deliver to the Collateral Agent in writing a supplement to Schedule IV including such description.

SECTION 3.5.            Covenants Regarding Patent, Trademark and Copyright Collateral.  Except as not prohibited by the Credit Agreement:

(a)           Each Pledgor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the normal conduct of such Pledgor’s business may become prematurely invalidated, abandoned, lapsed or dedicated to the public.

(b)           Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each material Trademark necessary to the normal conduct of such Pledgor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use and (ii) maintain the quality of products and services offered under such Trademark in a manner consistent with the operation of such Pledgor’s business.

(c)           Each Pledgor shall notify the Collateral Agent promptly if it knows that any United States federally issued or applied for Patent, United States federally registered or applied for Trademark or United States federally registered Copyright material to the normal conduct of such Pledgor’s business may imminently become abandoned, lapsed or dedicated to the public, or of any materially adverse determination or development, excluding office actions and similar determinations or developments in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country, regarding such Pledgor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(d)           Each Pledgor, either by itself or through any agent, employee, licensee or designee, shall (i) inform the Collateral Agent on an annual basis (with any such notification to be included in an updated Perfection Certificate required pursuant to Section 5.01(g) of the Credit Agreement) of each application for, or registration or issuance of, any Patent or Trademark with the United States Patent and Trademark Office and each registration of any Copyright with the United States Copyright Office filed by or on behalf of, or issued to, or acquired by, any Pledgor during the preceding 12-month period and (ii) upon the reasonable request of the Collateral Agent, execute, deliver and file with the United States Patent and Trademark Office and/or United States Copyright Office, as applicable, any and all agreements, instruments, documents and papers necessary, or as reasonably requested by the Collateral Agent, to evidence the Collateral Agent’s Security Interest in such Patent, Trademark or Copyright and the perfection thereof, provided that any such Patent, Trademark or Copyright created or acquired after the Collateral Grant Date shall automatically become subject to the Security Interest and constitute Collateral to the extent such would have constituted Collateral if owned at Collateral Grant Date without further action by any party.

(e)           Each Pledgor shall exercise its reasonable business judgment consistent with its past practice in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office with respect to maintaining and pursuing each application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of such Pledgor’s business and to maintain (i) each United States federally issued Patent that is material to the normal conduct of such Pledgor’s business and (ii) the registrations of each United States federally registered Trademark and each United States federally registered Copyright, in each case that is material to the normal conduct of such Pledgor’s business, including, when applicable and necessary in such Pledgor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Pledgor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(f)            In the event that any Pledgor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of its business has been materially infringed, misappropriated or diluted by a third party, such Pledgor shall promptly notify the Collateral Agent and shall, if such Pledgor deems it necessary in its reasonable business judgment, promptly sue and recover any and all damages, and take such other actions as are reasonably appropriate under the circumstances.

(g)           Upon and during the continuance of an Event of Default, at the request of the Collateral Agent, each Pledgor shall use commercially reasonable efforts to obtain all requisite consents or approvals from each licensor under each Copyright License, Patent License or Trademark License to effect the assignment or sub-license of all such Pledgor’s right, title and interest thereunder to (in the Collateral Agent’s sole discretion) the designee of the Collateral Agent or the Collateral Agent; provided, however, that nothing contained in this Section 3.5(g) should be construed as an obligation of any Pledgor to incur any costs or expenses in connection with obtaining such approval.

ARTICLE IV

Remedies

SECTION 4.1.            Remedies Upon Default.  In accordance with, and to the extent consistent with, the terms of any applicable Intercreditor Agreement, the Collateral Agent may take any action specified in this Section 4.1.  Upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees to deliver each item of Collateral to the Collateral Agent on demand. It is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times upon the occurrence and during the continuance of an Event of Default: (a) exercise those rights and remedies provided in this Agreement, the Credit Agreement or any other Loan Document, (b)  with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Pledgors to the Collateral Agent or to license or sublicense (subject to any such licensee’s obligation to maintain the quality of the goods and/or services provided under any Trademark consistent with the quality of such goods and/or services provided by the Pledgors immediately prior to the Event of Default), whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, and on a royalty-fee basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing or trademark co-existence arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Pledgor hereby agrees to use) and (c) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Pledgor to enter any premises where the Article 9 Collateral or any records relating to the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) or in equity.  The Collateral Agent agrees and covenants not to exercise any of the rights or remedies set forth in the preceding sentence unless and until the occurrence and during the continuance of an Event of Default.  Without limiting the generality of the foregoing, each Pledgor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise Dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery, as the Collateral Agent shall deem appropriate.  The Collateral Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof.  Upon consummation of any such Disposition of Collateral pursuant to this Section 4.1 the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold (other than in violation of any then-existing licensing or trademark co-existence arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Pledgor hereby agrees to use).  Each such purchaser at any such Disposition shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases

(to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Pledgors 10 Business Days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the Uniform Commercial Code or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale, and each Pledgor agrees that the internet shall constitute a “place” for purposes of Section 9-610(b) of the Uniform Commercial Code or its equivalent in any applicable jurisdiction.  At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine.  The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 4.1, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and Dispose of such property in accordance with Section 4.2 without further accountability to any Pledgor therefor.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 4.1 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the Uniform Commercial Code or its equivalent in other jurisdictions.

SECTION 4.2.            Application of Proceeds.  The Collateral Agent shall, subject to any applicable Intercreditor Agreement, promptly apply the proceeds, moneys or balances of any collection or sale of Collateral realized through the exercise by the Collateral Agent of its remedies hereunder, as well as any Collateral consisting of cash at any time when remedies are being exercised hereunder, as follows:

FIRST, to the payment of all costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with any Loan Document or any of the Obligations secured by such Collateral, including without limitation all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent under any Loan Document on behalf of any Pledgor, any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, and all other fees, indemnities and other amounts, in each case owing or reimbursable to the Collateral Agent under any Loan Document in its capacity as such;

SECOND, to the payment in full of the Obligations pro rata among the Secured Parties; and

THIRD, to the Pledgors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon the request of the Collateral Agent prior to any distribution under this Section 4.2, the Administrative Agent shall provide to the Collateral Agent certificates, in form and substance reasonably satisfactory to the Collateral Agent, setting forth the respective amounts referred to in this Section 4.2 that each applicable Secured Party or its authorized representative believes it is entitled to receive, and the Collateral Agent shall be fully entitled to rely on such certificates.  Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

If, despite the provisions of this Agreement, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then entitled in accordance with this Agreement, such Secured Party shall hold such payment or other recovery in trust for the benefit of all other Secured Parties hereunder for re-distribution in accordance with this Section 4.2.

SECTION 4.3.            Securities Act, Etc.  In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as amended, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any Disposition of the

Pledged Collateral permitted hereunder.  Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to Dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could Dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to Dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect.  Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, subject to the terms of any applicable Intercreditor Agreement, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale.  Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions.  In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, subject to any applicable Intercreditor Agreement, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached.  The provisions of this Section 4.3 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

SECTION 4.4.            Collection of Receivables Assets.  Subject to any applicable Intercreditor Agreement, the Collateral Agent may at any time after the occurrence and during the continuance of an Event of Default, by giving each Pledgor written notice, elect to require that any Accounts of any Pledgor be paid directly to the Collateral Agent for the benefit of the Secured Parties.  In such event, each such Pledgor shall, and shall permit the Collateral Agent to, promptly notify the account debtors or obligors under the Accounts owned by such Pledgor of the Collateral Agent’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under such Accounts directly to the Collateral Agent. Upon receipt of any such notice from the Collateral Agent, each Pledgor shall, so long as an Event of Default is continuing, thereafter hold in trust for the Collateral Agent, on behalf of the Secured Parties, all amounts and proceeds received by it with respect to the Accounts and other Collateral and promptly deliver to the Collateral Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements.  The Collateral Agent shall hold and apply funds so received as provided by the terms of Sections 4.2 and 4.5 hereof.

SECTION 4.5.            Special Collateral Account.  Subject to any applicable Intercreditor Agreement, the Collateral Agent may, at any time after the occurrence and during the continuation of an Event of Default, require all cash proceeds of the Collateral to be deposited in a special non-interest bearing cash collateral account with the Collateral Agent promptly after receipt thereof by a Pledgor and held in such cash collateral account as security for its Obligations.  No Pledgor shall have any control whatsoever over such cash collateral account; provided that the Collateral Agent shall at the request of the Borrower, release all funds in such cash collateral account (less any amounts that have been applied in accordance with the immediately following sentence) to the applicable Pledgor promptly upon the cure or waiver of all Events of Default. Subject to any applicable Intercreditor Agreement, the Collateral Agent may (and shall, at the direction of the Required Lenders), from time to time, apply the collected balances in said cash collateral account to the payment of the Obligations then due in accordance with the terms of Section 4.2 hereof and the terms of any applicable Intercreditor Agreement.

SECTION 4.6.            Pledgors’ Obligations Upon Event of Default.  Upon the request of the Collateral Agent after the occurrence and during the continuance of an Event of Default, each Pledgor will:

(a)           Assembly of Collateral.  Assemble and make available to the Collateral Agent the Collateral at a place or places specified by the Collateral Agent that is reasonably convenient to the Collateral Agent and such Pledgor.

(b)           Secured Party Access.  Permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter, occupy and use any premises owned or, to the extent lawful and permitted, leased by any of the Pledgors where all or any part of the Collateral is located, to take possession of all or any part of the Collateral, to remove all or any part of the Collateral, and to conduct sales of the Collateral, without any obligation to pay the Pledgor for such use and occupancy; provided that the Collateral Agent shall provide the applicable Pledgor with notice thereof prior to such occupancy or use.

ARTICLE V

Miscellaneous

SECTION 5.1.            Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement.  All communications and notices hereunder to any Pledgor shall be given to it in care of the Borrower, with such notice to be given as provided in Section 9.01 of the Credit Agreement.

SECTION 5.2.            Security Interest Absolute.  To the extent permitted by law, all rights of the Collateral Agent hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any Loan Document, any other agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document, and applicable Intercreditor Agreement or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or this Agreement (other than a defense of payment or performance of such Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made)).

SECTION 5.3.            Limitation By Law.  All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

SECTION 5.4.            Binding Effect; Several Agreements.  This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as permitted under this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released in accordance with Section 5.9 or 5.15, as applicable.

SECTION 5.5.            Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party and all covenants, promises and agreements by or on behalf of any Pledgor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns, provided that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement except as permitted by Section 5.4.

SECTION 5.6.            Collateral Agent’s Fees and Expenses; Indemnification.

(a)           The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder by the Pledgors, and the Collateral Agent and other Indemnitees shall be indemnified by the Pledgors, in each case of this clause (a), mutatis mutandis, as provided in Section 9.04 of the Credit Agreement.

(b)           Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Collateral Documents.  The provisions of this Section 5.6 shall remain operative and in full force and effect regardless of the resignation of the Collateral Agent, the termination of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party.

SECTION 5.7.                  Collateral Agent Appointed Attorney-in-Fact.  Subject to any applicable Intercreditor Agreement, each Pledgor hereby appoints the Collateral Agent as the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, in each case upon the occurrence and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, subject to applicable Requirements of Law and any applicable Intercreditor Agreement, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and reasonable notice by the Collateral Agent to the Borrower of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise, realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Pledgor to notify, Account Debtors to make payment directly to the Collateral Agent as contemplated by Section 4.4; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  Notwithstanding anything in this Section 5.7 to the contrary, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 5.7 unless an Event of Default shall have occurred and be continuing.  The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own or their Related Parties’ gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment. For the avoidance of doubt, Section 8.03 of the Credit Agreement shall apply to the Collateral Agent as agent for the Secured Parties hereunder.

SECTION 5.8.                  Governing Law.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.9.                  Waivers; Amendment.  (a) No failure or delay by the Collateral Agent or any other Secured Party in exercising any right, power or remedy hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The rights, powers and remedies of the Collateral Agent and the other Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.9, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan, or the issuance of any letter of credit under the Credit Agreement, if applicable, shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time.  No notice or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Pledgor or Pledgors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.03 of the Credit Agreement.

(c)                                  Notwithstanding anything to the contrary contained in any Loan Document, the Collateral Agent may (in its sole discretion) grant extensions of time or waivers of the requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Collateral Grant Date for the perfection of security interests in the assets of the Pledgors on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement, the other Loan Documents.

SECTION 5.10.           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

SECTION 5.11.           Severability.  In the event any one or more of the provisions contained in this Agreement or any other Loan Document should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby as to such jurisdiction, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.12.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 5.4.  Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original.

SECTION 5.13.           Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.14.           Jurisdiction; Consent to Service of Process.  (a)  Each Pledgor hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party to this Agreement or any Affiliate thereof, in any way relating to this Agreement, any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Pledgor or its properties in the courts of any jurisdiction.

(b)                                 Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section 5.14.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.1.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

SECTION 5.15.           Termination or Release.  In each case subject to any applicable Intercreditor Agreement:

(a)                                 This Agreement and the pledges made by the Pledgors herein and all other security interests granted by the Pledgors hereby shall automatically terminate and be released in accordance with Section 9.16(b)(i) of the Credit Agreement.

(b)                                 (i) A Pledgor shall automatically be released from its obligations hereunder if such Pledgor is released from its obligations under the Subsidiary Guarantee in accordance with Section 9.16(c) of the Credit Agreement and/or (ii) the security interest in any portion of the Collateral shall be automatically released upon the occurrence of any of the circumstances set forth in Section 9.16(b)(ii) through (vii) and Section 9.16(d) of the Credit Agreement with respect to such portion of the Collateral, in the case of each of preceding clauses (i) and (ii), in accordance with the requirements of such Section (or clause thereof, as applicable), and all rights to the applicable Collateral shall revert to any applicable Pledgor.

(c)                                  [reserved].

(d)                                 In connection with any termination or release pursuant to this Section 5.15, the Collateral Agent shall execute and deliver to any Pledgor all documents that such Pledgor shall reasonably request to evidence such termination or release (including Uniform Commercial Code termination statements), and will duly assign and transfer to such Pledgor, any of such released Collateral that is in the possession of the Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement; provided that the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than such termination or release without representation or warranty. Any execution and delivery of documents pursuant to this Section 5.15 shall be made without recourse to or warranty by the Collateral Agent.  In connection with any release pursuant to this Section 5.15, the applicable Pledgor shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of Uniform Commercial Code partial release amendments or termination statements, as applicable, in each case, as may be reasonably acceptable to the Collateral Agent with respect to the released portion of the Collateral. Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Borrower, the Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Agreement; provided that the Collateral Agent shall not be required to execute, deliver or acknowledge any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than such termination or release without representation or warranty. The Pledgors agree to pay all reasonable and documented out-of-

pocket expenses incurred by the Collateral Agent (and its representatives and counsel) in connection with the execution and delivery of such release documents or instruments.

SECTION 5.16.           Additional Subsidiaries.  Upon execution and delivery by any Subsidiary that is required or permitted to become a party hereto by Section 5.09 of the Credit Agreement or the Collateral and Guarantee Requirement of the Credit Agreement of an instrument substantially in the form of Exhibit I hereto (or another instrument reasonably satisfactory to the Collateral Agent and the Borrower), such Subsidiary shall become a Pledgor hereunder with the same force and effect as if originally named as a Pledgor herein.  The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement.  The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

SECTION 5.17.           General Authority of the Collateral Agent.

(a)                                 By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (i) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (ii) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provision of this Agreement and such other Collateral Documents against any Pledgor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder thereunder relating to any Collateral or any Pledgor’s obligations with respect thereto, (iii) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Pledgor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (iv) to agree to be bound by the terms of this Agreement and any other Collateral Documents and any applicable Intercreditor Agreement then in effect.

(b)                                 Each Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by Article VIII of the Credit Agreement and such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Pledgors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Pledgor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

(c)                                  It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and Article VIII of the Credit Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Article VIII of the Credit Agreement.

SECTION 5.18.           Subject to Intercreditor Agreements; Conflicts.  Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and (ii) the exercise of any right or remedy by the Collateral Agent hereunder or the application of proceeds (including insurance and condemnation proceeds) of any Collateral, in each case, are subject to the limitations and provisions of any applicable Intercreditor Agreement to the extent provided therein. In the event of any conflict between the terms of such applicable Intercreditor Agreement and the terms of this Agreement, the terms of such applicable Intercreditor Agreement shall govern.

SECTION 5.19.           [Intentionally Omitted]

SECTION 5.20.           Person Serving as Collateral Agent.  [On the Collateral Grant Date, the Collateral Agent hereunder is also the Administrative Agent.]1  Written notice of resignation by the Administrative Agent under (and as defined in) the Credit Agreement pursuant to the Credit Agreement shall also constitute notice of resignation as the Collateral Agent under this Agreement.  Upon the acceptance of any appointment as the Administrative Agent under (and as defined in) the Credit Agreement by a successor, that successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent pursuant hereto.  The Collateral Agent immediately prior to any change in Collateral Agent pursuant to this Section 5.20 (the “Prior Collateral Agent”) shall be deemed to have assigned all of its rights, powers and duties hereunder to the successor Collateral Agent determined in accordance with this Section 5.20 (the “Successor Collateral Agent”) and the Successor Collateral Agent shall be deemed to have accepted, assumed and succeeded to such rights, powers and duties.  The Prior Collateral Agent shall cooperate with the Pledgors and such Successor Collateral Agent to ensure that all actions are taken that are necessary or reasonably requested by the Successor Collateral Agent to vest in such Successor Collateral Agent the rights granted to the Prior Collateral Agent hereunder with respect to the Collateral, including (a) the filing of amended financing statements in the appropriate filing offices, (b) to the extent that the Prior Collateral Agent holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the New York UCC or the Uniform Commercial Code or its equivalent in any other applicable jurisdiction) (or any similar concept under foreign law) over Collateral pursuant to this Agreement or any other Collateral Document, the delivery to the Successor Collateral Agent of the Collateral in its possession or control together with any necessary endorsements to the extent required by this Agreement, and (c) the execution and delivery of any further documents, financing statements or agreements and the taking of all such further action that may be required under any applicable law, or that the Successor Collateral Agent may reasonably request, all without recourse to, or representation or warranty by, the Collateral Agent, and at the sole cost and expense of the Pledgors.

SECTION 5.21.           Survival of Agreement.  All covenants, agreements, representations and warranties made by the Pledgors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties

1  NTD: To be updated if necessary.

and shall survive the execution and delivery of the Loan Documents and the making of any Loans under the Loan Documents, regardless of any investigation made by or on behalf of any Secured Party or any other person and notwithstanding that any Secured Party or any other person may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended under the Credit Agreement, and shall continue in full force and effect until the termination of the Credit Agreement in accordance with Section 9.16(b)(i) thereof.

SECTION 5.22.           Cash Management Agreements and Specified Swap Agreements.  No Secured Party that obtains the benefit of this Agreement shall have any right to notice of any action or to consent to, direct or object to, any action hereunder or otherwise in respect of the Collateral (including, without limitation, the release or impairment of any Collateral) other than in its capacity as a Lender or the Administrative Agent, and, in any such case, only to the extent expressly provided in the Loan Documents, including without limitation Article VIII of the Credit Agreement. Each Secured Party not a party to the Credit Agreement that obtains the benefit of this Agreement shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Credit Agreement, including, without limitation, under Article VIII of the Credit Agreement and the appointment.

SECTION 5.23.           Amendment and Restatement.  This Agreement amends and restates the Existing Pledge Agreement and is not a novation of the Existing Pledge Agreement or any Liens or security interests created thereby.  The Obligations of the Pledgors under the Existing Pledge Agreement and the grant of security interest in the Collateral by the Pledgors under the Existing Pledge Agreement shall continue under this Agreement, and shall not in any event be terminated, extinguished or annulled, but shall hereafter be governed by this Agreement.  All references to the Existing Pledge Agreement in any Loan Document (other than this Agreement) or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.  It is understood and agreed that the Existing Pledge Agreement is being amended and restated by entry into this Agreement on the date hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written

IAC GROUP, LLC

By:
Name:
Title:

[OTHER SUBSIDIARY GUARANTORS]

By:
Name:
Title:

[Signature Page to A&R Pledge Agreement]

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

[Signature Page to A&R Pledge Agreement]

[Schedule I]2

Subsidiary Loan Parties

8831-8833 SUNSET, LLC

ABOUT, INC.

APN, LLC

CITYGRID MEDIA, LLC

CONSUMERSEARCH, INC.

DAILY BURN HOLDINGS, LLC

DIAMOND DOGS, LLC

HTRF VENTURES, LLC

IAC APPLICATIONS, LLC

IAC FALCON HOLDINGS, LLC

IAC PUBLISHING, LLC

IAC SEARCH & MEDIA BRANDS, INC.

IAC SEARCH & MEDIA, INC.

IAC SEARCH, LLC

INTERACTIVECORP FILMS, LLC

INVESTOPEDIA LLC

MINDSPARK INTERACTIVE NETWORK, INC.

SLIMWARE UTILITIES HOLDINGS, INC.

TMC REALTY, L.L.C.

2  NTD: To be updated if necessary

I-1

Schedule II

Pledged Stock; Pledged Debt

A.                                    Pledged Stock

Issuer	Record Owner	Certificate No.	No. Shares/Interest	Percent of Equity Interest Owned	Percent (of Owned Equity Interests) Pledged

B.                                    Pledged Debt

II-1

Schedule III

Intellectual Property

A.                                    U.S. Federally Issued or Applied for Patents:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

B.                                    U.S. Federally Registered Copyrights.

C.                                    U.S. Federally Registered or Applied for Trademarks.

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

III-2

Schedule IV

Commercial Tort Claims

IV-1

Exhibit I to the
Amended and Restated Pledge Agreement

Form of Supplement to the Amended and Restated Pledge Agreement

SUPPLEMENT NO. [•] (this “Supplement”), dated as of [•], 20[•] to the Amended and Restated Pledge Agreement dated as of [     ], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), among IAC GROUP, LLC, a Delaware limited liability company (the “Borrower”), each Subsidiary Guarantor listed on the signature pages thereof and each other Subsidiary Guarantor that becomes a party thereto after the date thereof (together with the Borrower, the “Pledgors”)  and JPMORGAN CHASE BANK, N.A., as collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).

A.  Reference is made to the Credit Agreement, dated as of December 21, 2012, as amended and restated as of October 7, 2015, as further amended as of December 14, 2016, as further amended as of September 25, 2017 and as further amended and restated as of November 5, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time hereof, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent for the Lenders, and the other parties party thereto.

B.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement.

C.  The Pledgors have entered into the Pledge Agreement pursuant to the requirements set forth in Section 3.12 of the Credit Agreement.  Section 5.16 of the Pledge Agreement provides that additional Subsidiary Guarantors may become Pledgors under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Pledgor under the Pledge Agreement.

Accordingly, the New Subsidiary agrees as follows:

SECTION 1.  In accordance with Section 5.16 of the Pledge Agreement, the New Subsidiary by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct in all material respects on and as of the date hereof (provided that references to the Collateral Grant Date in the representations and warranties thereunder shall be replaced with reference to the date hereof).  In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of its Obligations, does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Pledge Agreement) of the New Subsidiary; provided that, for the avoidance of doubt, the Collateral shall not include any

Ex. I-1

Excluded Collateral.  Each reference to a “Pledgor” in the Pledge Agreement shall be deemed to include the New Subsidiary (except as otherwise provided in clause (ii) of the definition of Pledgor to the extent applicable).  The Pledge Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  The New Subsidiary hereby represents and warrants that, as of the date hereof, (a) set forth on Schedule I attached hereto is a true and correct schedule of any and all of (and, with respect to any Pledged Stock issued by an issuer that is not a Subsidiary, correctly sets forth, to the knowledge of the New Subsidiary) the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes (i) all Equity Interests pledged hereunder and (ii) all Pledged Debt pledged hereunder in an individual principal amount in excess of $7,500,000 now owned by the New Subsidiary required to be pledged in order to satisfy the Collateral and Guarantee Requirement or delivered pursuant to Section 2.2(a) and 2.2(b) of the Pledge Agreement, (b) set forth on Schedule II attached hereto is a list of any and all Intellectual Property now owned by the New Subsidiary consisting of material Patents and Trademarks applied for or registered with the United States Patent and Trademark Office and material Copyrights registered with the United States Copyright Office, (c) set forth on Schedule III attached hereto is a list of any and all Commercial Tort Claims individually in excess of $7,500,000 and (d) set forth under its signature hereto is the true and correct legal name of the New Subsidiary, its jurisdiction of organization and the location of its chief executive office.  Schedule III hereto shall supplement Schedule IV to the Pledge Agreement.

SECTION 5.  Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION 6.  THIS SUPPLEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Ex. I-2

SECTION 7.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Pledge Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.  All communications and notices hereunder shall (except as otherwise expressly permitted by the Pledge Agreement) be in writing and given as provided in Section 5.1 of the Pledge Agreement.

SECTION 9.  The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Subsidiary has duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

[Signature Page Follows]

Ex. I-3

[NAME OF NEW SUBSIDIARY]

BY:
Name:
Title

Address:
Legal Name:
Jurisdiction of Formation:

[Signature Page to Supplement to Collateral Agreement]

Schedule I to
Supplement No.     to the
Amended and Restated Pledge Agreement

Pledged Stock; Pledged Debt

A.                                    Pledged Stock

Issuer	Record Owner	Certificate No.	Number and Class	Percentage of Equity Interest Owned	Percent Pledged

B.                                    Pledged Debt

Payee	Payor	Principal	Date of Issuance	Maturity Date

Ex. I-5

Schedule II to
Supplement No.     to the
Amended and Restated Pledge Agreement

Intellectual Property

A.                                    U.S. Federally Issued or Applied for Patents Owned by [New Subsidiary]

U.S. Patent Registrations

Title	Patent No.	Issue Date

U.S. Patent Applications

Title	Application No.	Filing Date

Ex. I-6

B.                                    U.S. Federally Registered Copyrights Owned by [New Subsidiary]

U.S. Copyright Registrations

Title	Registration No.	Registration Date

Ex. I-7

C.                                    U.S. Federally Registered or Applied for Trademarks Owned by [New Subsidiary]

U.S. Trademark Registrations

Mark	Registration No.	Registration Date

U.S. Trademark Applications

Mark	Application No.	Filing Date

Ex. I-8

Schedule III to
Supplement No.     to the
Amended and Restated Pledge Agreement

Commercial Tort Claims

Ex. I-9

Exhibit II to the
Amended and Restated Pledge Agreement

Form of Notice of Grant of Security Interest in Intellectual Property

[FORM OF] NOTICE OF GRANT OF SECURITY INTEREST IN [COPYRIGHTS] [PATENTS] [TRADEMARKS], dated as of [DATE] (this “Agreement”), made by [•], a [•] [•] (the “Pledgor”), in favor of JPMORGAN CHASE BANK, N.A., as Collateral Agent (as defined below).

Reference is made to the Amended and Restated Pledge Agreement dated as of [     ], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), among IAC GROUP, LLC, a Delaware limited liability company (the “Borrower”), each Subsidiary Guarantor listed on the signature pages thereof and each other Subsidiary Guarantor that becomes a party thereto after the date thereof and JPMORGAN CHASE BANK, N.A., as collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”)  for the Secured Parties (as defined therein). The parties hereto agree as follows:

SECTION 1.         Terms.  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Pledge Agreement.  The rules of construction specified in Section 1.1 of the Pledge Agreement also apply to this Agreement.

SECTION 2.         Grant of Security Interest.  As security for the payment and performance, as applicable, in full of its Obligations, the Pledgor pursuant to the Pledge Agreement did, and hereby does, assign and pledge to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a continuing security interest in all of such Pledgor’s right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, but excluding any Excluded Collateral, the “IP Collateral”):

[all Patents of the United States of America, including those listed on Schedule I;]

[all Copyrights of the United States of America, including those listed on Schedule I;]

[all Trademarks of the United States of America, including those listed on Schedule I;]

[provided, however, that the foregoing pledge, assignment and grant of security interest will not cover any Excluded Collateral, including, without limitation, any “intent-to-use” trademark applications, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any trademark issued as a result of such application under applicable federal law.]

Ex. II-1

SECTION 3.         Pledge Agreement.  The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Pledge Agreement.  Each Pledgor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the IP Collateral are more fully set forth in the Pledge Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.  In the event of any conflict between the terms of this Agreement and the Pledge Agreement, the terms of the Pledge Agreement shall govern.

SECTION 4.         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.  Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original.

SECTION 5.         Governing Law.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

Ex. II-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[Name of Pledgor]

By:
Name:
Title:

[Signature Page to Notice of Grant of Security Interest in [Patents][Trademarks][Copyrights]]

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent,

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Notice of Grant of Security Interest in [Patents][Trademarks][Copyrights]]

Schedule I
to Notice of Grant of Security Interest in Patents

Patents Owned by [Name of Pledgor]

U.S. Patent Registrations

Title	Patent No.	Issue Date

U.S. Patent Applications

Title	Application No.	Filing Date

Ex. II-5

Schedule I
to Notice of Grant of Security Interest in Copyrights

Copyrights Owned by [Name of Pledgor]

U.S. Copyright Registrations

Title	Registration No.	Registration Date

Ex. II-6

Schedule I
to Notice of Grant of Security Interest in Trademarks

Trademarks Owned by [Name of Pledgor]

U.S. Trademark Registrations

Mark	Registration No.	Registration Date

U.S. Trademark Applications

Mark	Application No.	Filing Date

Ex. II-7

EXHIBIT E

FORM OF
SECRETARY CERTIFICATE

Pursuant to Section 4.03(c) of the Second Amended and Restated Credit Agreement, dated as of November 5, 2018 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among IAC Group, LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, and certain other parties, the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF CREDIT PARTY] (the “Certifying Credit Party”) hereby certifies as follows on behalf of the Certifying Credit Party:

1.                                          is the duly elected and qualified [Title] of the Certifying Credit Party and the signature set forth for such officer below is such officer’s true and genuine signature.

2.             The Certifying Credit Party is a [corporation][limited liability company] duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.             Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the [                          ] of the Certifying Credit Party on                             ; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Certifying Credit Party now in force relating to or affecting the matters referred to therein.

4.             Attached hereto as Annex 2 is a true and complete copy of the [By-Laws][Operating Agreement] of the Certifying Credit Party as in effect on the date hereof.

5.             Attached hereto as Annex 3 is a true and complete copy of the [Certificate of Incorporation][Certificate of Formation] of the Certifying Credit Party as in effect on the date hereof.

6.             Attached hereto as Annex 4 is a good standing certificate for the Certifying Credit Party issued by the jurisdiction of its organization as of the date noted on such certificate.

7.             Attached hereto as Annex 5 is a list of duly elected and qualified officers of the Certifying Credit Party holding the offices indicated next to their respective names and the signatures appearing opposite their respective names are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Credit Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has hereunto set [his][her] name as of the date set forth below.

[Credit Party]

By:
Name:
Title:

I,             , [Title] of the Certifying Credit Party , do hereby certify for and on behalf of the Certifying Credit Party that               is the duly appointed, qualified and acting [Title] of the Certifying Credit Party  and that the signature set forth above is [his][her] genuine signature.

Dated:  [  ] [  ], 20[  ]

By:
Name:
Title:

Annex 1

Resolutions

Annex 2

[By-Laws][Operating Agreement]

Annex 3

[Certificate of Incorporation][Certificate of Formation]

Annex 4

Good Standing Certificate

Annex 5

Incumbency Certificate

Name	Office	Signature

EXHIBIT F-1

FORM OF NEW LENDER SUPPLEMENT

NEW LENDER SUPPLEMENT, dated as of                     , 20      (this “Supplement”), among the Borrower (as defined below), the Administrative Agent (as defined below) and                     , as a new Lender (the “New Lender”), with respect to the Second Amended and Restated Credit Agreement, dated as of November 5, 2018 (the “Credit Agreement”), among IAC Group, LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and certain other parties.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Credit Agreement provides in Section 2.02(c) thereof that any bank, financial institution or other entity may become a party to the Credit Agreement with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) in connection with a transaction described in Section 2.02(a) thereof by executing a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned now desires to become a party to the Credit Agreement as a Lender thereunder;

NOW, THEREFORE, the undersigned hereby agrees as follows:

The New Lender agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date that this Supplement is accepted by the Borrower and the Administrative Agent, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with an Incremental Revolving Commitment in an aggregate principal amount of $            .

The New Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement and each other Credit Document existing as of the date of this Supplement, together with copies of the financial statements referred to in Section 3.04 or 5.01 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this New Lender Supplement; (c) agrees that it has made and will, independently and without reliance upon the Administrative Agent or Collateral Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to such agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and each of the other Credit Documents and will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement and the Loan Documents are required to be performed by it as a Lender.

F-1-1

The New Lender’s address for notices for the purposes of the Credit Agreement is as follows:

______________________________

______________________________

______________________________

[Signature Page Follows]

F-1-2

IN WITNESS WHEREOF, the undersigned has caused this New Lender Supplement to be executed and delivered as of the date first above written.

[INSERT NAME OF LENDER]

By:
Name:
Title:

Accepted this day of , 20 .

IAC GROUP, LLC

By:
Name:
Title:

Accepted this day of , 20 .

JPMORGAN CHASE BANK, NA.,
as Administrative Agent

By:
Name:
Title:

F-1-3

EXHIBIT F-2

FORM OF INCREMENTAL REVOLVING COMMITMENT ACTIVATION NOTICE

To:                             JPMorgan Chase Bank, N.A.,

as Administrative Agent under the Credit Agreement referred to below

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of November 5, 2018 (the “Credit Agreement”), among IAC Group, LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and certain other parties.  Terms defined in the Credit Agreement shall have their defined meanings when used herein.

This notice is an Incremental Revolving Commitment Activation Notice referred to in the Credit Agreement, and the Borrower and each of the Lenders party hereto hereby notify you that:

1.                                      Each Lender party hereto agrees to make Revolving Loans up to its Incremental Revolving Commitment set forth opposite such Lender’s name below under the caption “Incremental Revolving Commitment Amount.”

2.                                      The Incremental Revolving Commitment Closing Date is            , 20    .

The undersigned Financial Officer of the Borrower certifies on behalf of the Borrower that (i) no Default is in existence on the date hereof or will be in existence after giving pro forma effect to the Incremental Revolving Commitments to be made pursuant to this Incremental Revolving Commitment Activation Notice and any substantially concurrent use of the proceeds thereof and (ii) after giving pro forma effect thereto and to any concurrent transactions, the Consolidated Net Leverage Ratio will be less than or equal to the Consolidated Net Leverage Ratio then required to be maintained by the Borrower pursuant to Section 6.10 of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Incremental Revolving Commitment Activation Notice this      day of            , 20    .

IAC GROUP, LLC

By:
Name:
Title:

F-2-1

Incremental Revolving Commitment Amount	[INSERT NAME OF LENDER]

$

By:
Name:
Title:

CONSENTED TO:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

F-2-2

EXHIBIT G-1

FORM OF NON-BANK TAX CERTIFICATE
 (For Non-U.S. Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Second Amended and Restated Credit Agreement, dated as of November 5, 2018 (as amended, restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among IAC GROUP, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined herein) (in such capacities, the “Administrative Agent”) and as an Issuing Bank.  Terms defined in the Credit Agreement are used herein with the same meanings.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no interest payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent with a duly completed and executed certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have furnished the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

G-1-1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

G-1-2

EXHIBIT G-2

FORM OF NON-BANK TAX CERTIFICATE
(For Non-U.S. Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Second Amended and Restated Credit Agreement, dated as of November 5, 2018 (as amended, restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among IAC GROUP, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined herein) (in such capacities, the “Administrative Agent”) and as an Issuing Bank.  Terms defined in the Credit Agreement are used herein with the same meanings.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its applicable direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its applicable direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its applicable direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no interest payments in connection with any Loan Document are effectively connected with the undersigned’s or its applicable direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a duly completed and executed Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a duly completed and executed IRS Form W-8BEN or W-8BEN-E or (ii) a duly completed and executed IRS Form W-8IMY accompanied by a duly completed and executed IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by IRS Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

G-2-1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

G-2-2

EXHIBIT G-3

FORM OF NON-BANK TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Second Amended and Restated Credit Agreement, dated as of November 5, 2018 (as amended, restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among IAC GROUP, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined herein) (in such capacities, the “Administrative Agent”) and as an Issuing Bank.  Terms defined in the Credit Agreement are used herein with the same meanings.

Pursuant to the provisions of Section 2.14(e) the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no interest payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a duly completed and executed certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

G-3-1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

G-3-2

EXHIBIT G-4

FORM OF NON-BANK TAX CERTIFICATE
 (For Non-U.S. Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of November 5, 2018 (as amended, restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among IAC GROUP, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined herein) (in such capacities, the “Administrative Agent”) and as an Issuing Bank.  Terms defined in the Credit Agreement are used herein with the same meanings.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its applicable direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its applicable direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its applicable direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no interest payments in connection with any Loan Document are effectively connected with the undersigned’s or its applicable direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a duly completed and executed Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a duly completed and executed IRS Form W-8BEN or W-8BEN-E or (ii) a duly completed and executed IRS Form W-8IMY accompanied by a duly completed and executed IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by IRS Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

G-4-1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

G-4-2

EXHIBIT H

FORM OF PERFECTION CERTIFICATE

[  ] [  ], 20[  ]

Reference is hereby made to (i) that certain Pledge Agreement dated as of December 21, 2012 (the “Pledge Agreement”), between IAC/InterActiveCorp, a Delaware corporation, the Pledgors party thereto (collectively, the “Pledgors”) and the Collateral Agent (as hereinafter defined), (ii) that certain Reaffirmation Agreement dated as of October 6, 2015 among the Borrower, the Pledgors and the Collateral Agent and (iii) the Second Amended and Restated Credit Agreement, dated as of November 5, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), among the IAC Group, LLC (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”) and the other parties thereto.  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means Borrower and the Pledgors.

The undersigned hereby certify to the Collateral Agent as follows:

1.             Names.

(a)           The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a).  Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a).  Also set forth in Schedule 1(a) is the organizational identification number, if any, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b)           Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

(c)           Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof.  Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2.             Current Locations.   The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

3.             UCC Filings.  The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 3 relating to the Pledge Agreement, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 4 hereof.

4.             Schedule of Filings.  Attached hereto as Schedule 4 is a schedule of the appropriate filing offices for the financing statements attached hereto as Schedule 3.

5.             Stock Ownership and Other Equity Interests.  Attached hereto as Schedule 5 is a true and correct list of each of all of the outstanding stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its domestic and first-tier foreign Subsidiaries and the owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Pledge Agreement.

[The Remainder of this Page has been intentionally left blank]

[IAC Perfection Certificate]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this      day of                 , 20[  ].

IAC GROUP, LLC

By:
Name:
Title:

[EACH OF THE GUARANTORS]

By:
Name:
Title:

[IAC Perfection Certificate]

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Organizational State ID Number	Federal Taxpayer Identification Number	State of Formation

Schedule 1(b)

Prior Organizational Names

Company	Prior Name	Date of Change

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company	Primary Corporate Trade Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years	Change in Jurisdiction of Organization During Past Four Months

Schedule 2

Chief Executive Offices

Company	Address	County	State

Schedule 3

Financing Statements

See attached.

Schedule 4

Appropriate Filing Office of Financing Statements

Legal Name	Filing Office

Schedule 5

Equity Interests of Companies as of the date hereof

Company	Current Legal Entities Owned (direct subsidiaries)	Record Owner	Certificate No.	No. Shares/ Interest	Percent Pledged

EXHIBIT I

FORM OF SOLVENCY CERTIFICATE

I, the undersigned, the chief financial officer of IAC GROUP, LLC, a Delaware limited liability company (the “Borrower”), DO HEREBY CERTIFY on behalf of the Borrower that:

1.             This Certificate is furnished pursuant to Section 4.03(e) of the Second Amended and Restated Credit Agreement, (as in effect on the date of this Certificate) (the capitalized terms defined therein being used herein as therein defined) dated as of November 5, 2018, among the Borrower, the Lenders party thereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent (in such capacities, “Administrative Agent”) for the Lenders, and the other parties thereto (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”).

2.             Immediately after the consummation of the Transactions to occur on the Second A&R Effective Date and after giving effect to the rights of subrogation and contribution under the Subsidiary Guarantee, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is now conducted and is proposed to be conducted following the Second A&R Effective Date.

[Signature Page Follows]

I-1

IN WITNESS WHEREOF, I have hereunto set my hand this      th day of                     ,        .

IAC GROUP, LLC

By:
Name:
	Title:	Chief Financial Officer

I-2

EXHIBIT J

[Reserved]

J-1

EXHIBIT K

FORM OF
JOINDER AND REAFFIRMATION AGREEMENT

JOINDER AND REAFFIRMATION AGREEMENT, dated as of [                 ] (this “Agreement”), among [                 ] (the “Existing Borrower”), [                 ] (the “Successor Borrower”), each of the subsidiaries of the Borrower set forth on Schedule 1 hereto (the “Reaffirming Parties”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) for the Lenders under the Credit Agreement referred to below and as collateral agent (the “Collateral Agent”) for the Secured Parties.

W I T N E S S E T H:

WHEREAS, reference is hereby made to that certain Second Amended and Restated Credit Agreement, dated as of November 5, 2018 (as may be further amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Existing Borrower, the Lenders, the Administrative Agent and the other parties thereto;

WHEREAS, pursuant to the [                            ]1, dated as of the date hereof, between the Existing Borrower and the Successor Borrower and attached as Exhibit A hereto, the Existing Borrower has [merged into][consolidated with][contributed to] the Successor Borrower [the [                            ]]2 (the “Contribution”);

WHEREAS, Section 6.03(vii) of the Credit Agreement expressly permits the Contribution, subject to the terms and conditions set forth therein;

WHEREAS, pursuant to Section 6.03(vii) of the Credit Agreement, in connection with the Contribution, the Successor Borrower is required to expressly assume all the obligations of the Existing Borrower under the Credit Agreement and the Loan Documents to which the Existing Borrower is a party, and the Successor Borrower will succeed to, and be substituted for, and may exercise every right and power of, the Existing Borrower under the Loan Documents; and

1                        Describe contribution or other operative document to which the merger or Disposition is being made.  References herein to the “Contribution Agreement” to be revised as necessary to conform to the description of such operative document.

2                        Describe assets to be contributed, if applicable.  Joinder and Reaffirmation Agreement to be revised as necessary or desirable to conform to the merger, consolidation or Disposition.

WHEREAS, pursuant to Section 6.03(vii)(B) of the Credit Agreement, in connection with the Contribution, each Loan Party is required to reaffirm all of its obligations under the Loan Documents to which it is a party.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Defined Terms.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

2.                                      Assumption and Joinder of Agreements and Obligations.  Effective as of the Effective Date (as defined below), the Successor Borrower hereby becomes a party to the Credit Agreement, the Pledge Agreement and each other Loan Document to which the Existing Borrower is a party and expressly assumes, confirms and agrees to perform and observe all of the  obligations (including, without limitation, all obligations in respect of the Loans), covenants, agreements, terms, conditions, duties and liabilities of the “Borrower” and a “Pledgor” (as applicable) thereunder and with respect thereto, with the same force and effect as if originally named therein as the “Borrower” or a “Pledgor” (as applicable).  Without limiting the generality of the foregoing, the Successor Borrower (i) hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all Collateral owned by it to secure the Obligations and (ii) hereby agrees to take all actions required under the Pledge Agreement to perfect the Liens on the Collateral owned by the Successor Borrower.  The information set forth in Schedule 2 hereto is hereby added to the information set forth in the Schedules to the Pledge Agreement.

3.                                      Release of Existing Borrower.  The Existing Borrower is hereby released from the obligation to pay the principal of and interest on the Loans and all of the Existing Borrower’s other obligations and covenants under the Credit Agreement, the Pledge Agreement, and the other Loan Documents.

4.                                      Representations and Warranties.  The Successor Borrower represents and warrants to each of the Lenders that as of the Effective Date:

(a)              The Successor Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)              This Agreement has been duly authorized by all necessary corporate or other organizational action by the Successor Borrower.  This Agreement has been duly executed and delivered by the Successor Borrower.

(c)               This Agreement, the Credit Agreement and each other Loan Document to which it is a party constitutes a legal, valid and binding obligation of the Successor Borrower, enforceable against the Successor Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights or remedies generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)              After giving effect to the Contribution and this Agreement, to the extent required pursuant to the terms of the Collateral Documents and the Credit Agreement, the Collateral owned by the Successor Borrower will be subject to a Lien in favor of the Collateral Agent.

(e)               The Contribution has occurred or will occur substantially concurrently with the delivery of this Agreement.

(f)                The Successor Borrower is in compliance with Section 6.10 of the Credit Agreement on a pro forma basis after giving effect to the Contribution and this Agreement.

(g)               After giving effect to the Contribution and this Agreement, no Default or Event of Default has occurred and is continuing.

(h)              After giving effect to the Contribution and this Agreement, the representations and warranties of each Loan Party set forth in the Credit Agreement and the Pledge Agreement are true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of the Effective Date, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall have been true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date.

(i)                  After giving effect to the Contribution and this Agreement, the Successor Borrower is in compliance with Section 6.05 of the Credit Agreement, having deemed any assets of the Existing Borrower that were not transferred to the Successor Borrower in the Contribution to be a Restricted Payment by the Successor Borrower.

(j)                 The Contribution complies with the Credit Agreement.

5.                                      Effectiveness.  This Agreement shall become effective on the date (such date, if any, the “Effective Date”) that the following conditions have been satisfied:

(a)              the Administrative Agent shall have received a counterpart of this Agreement executed by the Borrower, the Successor Borrower and each of the other Loan Parties;

(b)              the Administrative Agent shall have received a certificate of the Successor Borrower substantially in the form of Exhibit E to the Credit Agreement, including all annexes, exhibits and other attachments thereto;

(c)               [the Administrative Agent shall have received an opinion of counsel covering such matters, and in a form, substantially the same as previously provided to the Administrative Agent under Section 4.03(b) to the extent applicable;]3 and

(d)              the Borrower shall have provided any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the Act.

6.                                      Covenant to Deliver Share Certificates.  With respect to any stock certificates for which (i) the Existing Borrower is listed as the record owner and (ii) ownership has been transferred to the Successor Borrower in the Contribution (the “IAC Share Certificates”), on or prior to the latest of (a) the date that is 30 days after the date of this Agreement , (b) solely in the case of the IAC Share Certificates that are stock certificates of an entity with publicly traded shares, the date that is 30 days after the return by the Collateral Agent of the IAC Share Certificates that are stock certificates of such entity with publicly traded shares and (c) such longer period as the Collateral Agent may agree in its reasonable discretion, the Successor Borrower will cause the issuance of new share certificates listing the Successor Borrower as the record owner of the Pledged Stock (as such term is defined in the Pledge Agreement) represented by such IAC Share Certificates and deliver such new certificates and executed instruments of transfer or assignment in blank to the Collateral Agent in exchange for the IAC Share Certificates held by the Collateral Agent.

7.                                      Amendment to Loan Documents.   All references to the “Borrower” in the Credit Agreement, the Pledge Agreement, the Subsidiary Guarantee, and any of the other

3  If requested by the Administrative Agent.

Loan Documents shall be deemed to refer to the Successor Borrower, and are hereby amended to give effect to the terms of this Agreement, but only to the extent, necessary to give effect to the terms of this Agreement.  Except as expressly set forth herein, (i) this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent, in each case under the Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Loan Document.  This Agreement shall constitute a Loan Document for purposes of the Credit Agreement and from and after the Effective Date, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement after giving effect to this Agreement.

8.                                      Reaffirmation of Loan Documents.  Each Reaffirming Party hereby acknowledges its receipt of a copy of this Agreement and its review of the terms and conditions hereof and consents to the terms and conditions of this Agreement and the transactions contemplated hereby.  Each Reaffirming Party hereby (a) affirms and confirms its guarantees and other commitments under the Subsidiary Guarantee, as amended hereby, and (b) agrees that the Subsidiary Guarantee, as amended hereby, is in full force and effect and shall accrue to the benefit of the Secured Parties to guarantee the Obligations after giving effect to this Agreement. The Successor Borrower and each Reaffirming Party hereby (a) affirms and confirms its pledges, grants and other commitments under the Pledge Agreement, as amended hereby, and (b) agrees that the Pledge Agreement is in full force and effect after giving effect to this Agreement and shall accrue to the benefit of the Secured Parties to secure the Obligations after giving effect to this Agreement. This Agreement is not intended to constitute a novation of the Credit Agreement or any of the other Loan Documents as in effect prior to the Effective Date.

9.                                      Governing Law; Waiver of Jury Trial; Jurisdiction; Consent to Service of Process.  This Agreement and any claims, controversy, dispute or cause of action (whether in contract or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the law of the State of New York.  The Borrower and each other Loan Party hereby agrees that this Agreement is a Loan Document governed by Sections 9.10 and 9.11 of the Credit Agreement relating to waiver of jury trial, jurisdiction, consent to service of process and the other matters covered therein.

10.                               Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

11.                               Section Headings.  The section headings in this Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken into consideration in the interpretation hereof.

12.                               Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.                               Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[The Remainder of This Page is Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the date first set forth above.

IAC GROUP, LLC

By:
Name:
Title:

[ ]

By:
Name:
Title:

8831-8833 SUNSET, LLC
ABOUT, INC.
APN, LLC
CITYGRID MEDIA, LLC
CONSUMERSEARCH, INC.
DAILY BURN HOLDINGS, LLC
DIAMOND DOGS, LLC
HTRF VENTURES, LLC
IAC APPLICATIONS, LLC
IAC FALCON HOLDINGS, LLC
IAC PUBLISHING, LLC
IAC SEARCH & MEDIA BRANDS, INC.
IAC SEARCH & MEDIA, INC.
IAC SEARCH, LLC
INTERACTIVECORP FILMS, LLC
INVESTOPEDIA LLC
MINDSPARK INTERACTIVE NETWORK, INC.
SLIMWARE UTILITIES HOLDINGS, INC.
TMC REALTY, L.L.C.

By:
Name:
Title:

Acknowledged and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:
Name:
Title:

Schedule 1

8831-8833 SUNSET, LLC

ABOUT, INC.

APN, LLC

CITYGRID MEDIA, LLC

CONSUMERSEARCH, INC.

DAILY BURN HOLDINGS, LLC

DIAMOND DOGS, LLC

HTRF VENTURES, LLC

IAC APPLICATIONS, LLC

IAC FALCON HOLDINGS, LLC

IAC PUBLISHING, LLC

IAC SEARCH & MEDIA BRANDS, INC.

IAC SEARCH & MEDIA, INC.

IAC SEARCH, LLC

INTERACTIVECORP FILMS, LLC

INVESTOPEDIA LLC

MINDSPARK INTERACTIVE NETWORK, INC.

SLIMWARE UTILITIES HOLDINGS, INC.

TMC REALTY, L.L.C.

Schedule 2

Exhibit A

Contribution Agreement

[See attached.]